UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

July 16, 2021 (July 14, 2021)

(Date of Report/Date of earliest event reported)

COVANTA HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	1-06732	95-6021257
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

445 South Street

Morristown, New Jersey

07960

(Address and zip code of principal executive offices)

(862) 345-5000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.10 Per Share	CVA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

Merger Agreement

On July 14, 2021, Covanta Holding Corporation, a Delaware corporation (the “Company”) announced that it entered into an agreement and plan of merger (the “Merger Agreement”) with an affiliate of EQT Infrastructure (“EQT”). Pursuant to the Merger Agreement, dated as of July 14, 2021, by and among the Company, Covert Intermediate, Inc., a Delaware corporation and an affiliate of EQT Infrastructure (“Parent”), and Covert Mergeco, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), among other things, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Surviving Corporation”).

Transaction Structure

At the effective time of the Merger (the “Effective Time”), each share of Class A common stock, par value $0.10 (the “Company Stock”), outstanding as of the Effective Time will be converted into the right to receive $20.25 per share in cash, without interest and subject to any required tax withholding (the “Merger Consideration”).

Unless otherwise agreed between Parent and the holder thereof, effective as of immediately prior to the Effective Time, each option to purchase shares of Company Stock that is outstanding and unexercised as of immediately prior to the Effective Time (a “Company Stock Option”), whether vested or unvested, will automatically be cancelled and converted into the right to receive a cash payment from the Surviving Corporation equal to the product of (i) the total number of shares of Company Stock underlying such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option, without any interest and subject to all applicable withholding. Any Company Stock Option that has an exercise price per share that is greater than or equal to the Merger Consideration will be cancelled for no consideration or payment.

Unless otherwise agreed between Parent and the holder thereof, effective as of immediately prior to the Effective Time, each award of Company restricted stock units that is outstanding as of immediately prior to the Effective Time (a “Company RSU”), whether vested or unvested, will automatically be cancelled and converted into the right to receive a cash payment from the Surviving Corporation equal to the product of (i) the total number of shares of Company Stock underlying such the Company RSU multiplied by (ii) the Merger Consideration, without any interest and subject to all applicable withholding.

Unless otherwise agreed between Parent and the holder thereof, effective as of immediately prior to the Effective Time, each award of Company performance stock units that is outstanding and unvested as of immediately prior to the Effective Time (a “Company PSU”) will be (i) deemed earned based on actual performance through the latest practicable date prior to the Closing, which level of actual performance will be determined in good faith by the Company at or before the Closing, and (ii) cancelled and converted into the right to receive a cash payment from the Surviving Corporation equal to the product of (x) the resulting total number of shares of Company Stock underlying such the Company PSU multiplied by (y) the Merger Consideration, without any interest and subject to all applicable withholding.

Unless otherwise agreed between the Parent and the holder thereof, effective as of immediately prior to the Effective Time, each share of Company restricted stock that is outstanding as of immediately prior to the Effective Time (“Company Restricted Stock”) will automatically vest in full, all restrictions (including forfeiture restrictions) otherwise applicable to such vested Company Restricted Stock will lapse and such vested Company Restricted Stock will be converted into the right to receive the Merger Consideration, without any interest and subject to all applicable withholding.

Parent has secured committed financing in connection with the Merger, consisting of a combination of (i) equity to be provided by certain affiliates of EQT, who have agreed to capitalize Parent subject to the terms and conditions set forth in an equity commitment letter, and (ii) debt financing to be provided by the sources thereof, subject to the terms and conditions set forth in a debt commitment letter.

Conditions to the Merger

The Company’s board of directors has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated thereby. The consummation of the Merger is subject to the satisfaction or waiver of certain customary conditions, including, among others: (i) adoption of the Merger Agreement by the holders of a majority of the issued and outstanding shares of Company Stock (the “Company Stockholder Approval”), (ii) the expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and approvals required under certain foreign antitrust laws, (iii) approval by the Committee on Foreign Investment in the United States, (iv) approval by the Federal Energy Regulatory Commission under Section 203 of the Federal Power Act, as amended, (v) certain approvals by the Federal Communications Commission, (vi) approval by the New Jersey Department of Environmental Protection and (vii) the absence of certain legal impediments to the consummation of the Merger.

The Company and Parent’s respective obligations to consummate the Merger are also subject to certain additional customary conditions, including (i) with respect to the accuracy of representations and warranties of the other party, subject to certain materiality qualifiers, (ii) performance by the other party of its covenants in all material respects and (iii) with respect to Parent’s obligation to consummate the Merger, since the date of the Merger Agreement, no material adverse effect with respect to the Company having occurred.

The Merger is not subject to any financing contingency.

Non-Solicit

The Company has agreed, among other things, (i) to immediately terminate any existing discussions or negotiations with any third party with respect to a company acquisition proposal or any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to a company acquisition proposal and (ii)(A) not to solicit, initiate or knowingly encourage any company acquisition proposals or any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, a company acquisition proposal, (B) not to participate in any negotiations or discussions regarding, or furnish to any third party any nonpublic information relating to the Company or its subsidiaries, or provide access to the properties or personnel of the Company and its subsidiaries, in each case, in connection with any company acquisition proposal or any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, a company acquisition proposal, (C) not to approve or recommend, or make any public statement approving or recommending, a company acquisition proposal or any offer or proposal that constitutes, or could reasonably be expected to lead to, a company acquisition proposal, (D) not to grant any waiver, amendment or release under any “standstill” or confidentiality agreement (unless the Company’s board of directors determines in good faith, after consultation with its outside legal counsel, that failure to grant such waiver, amendment or release would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law), (E) not to approve or execute any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement that constitutes a company acquisition proposal or any proposal or offer which could reasonably be expected to lead to a company acquisition proposal, (F) not to submit any company acquisition proposal to a vote of the stockholders of the Company and (G) not to resolve or agree to do any of the foregoing.

Before the receipt of the Company Stockholder Approval: (i) if the Company receives a bona fide company acquisition proposal that did not result from a material breach of the non-solicit provisions of the Merger Agreement and the Company’s board of directors determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that such company acquisition proposal is or would reasonably be expected to lead to a superior proposal and that failure to take the following actions would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, then the Company may, in response to such company acquisition proposal, furnish nonpublic information with respect to the Company and its subsidiaries to the person making such company acquisition proposal and engage in discussions or negotiations with such person regarding such company acquisition proposal; (ii) in response to a bona fide company acquisition proposal that did not result from a material breach of the non-solicit provisions of the Merger Agreement, subject to compliance with certain obligations set forth in the Merger Agreement, including customary notice and matching rights in favor of Parent, the Company’s board of directors may change its recommendation to the Company stockholders regarding adopting the Merger Agreement if it concludes in good faith, after consultation with the Company’s outside legal counsel, that such alternative acquisition proposal constitutes a superior proposal and that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law and the Company may, subject to payment to Parent of the termination fee described below, terminate the Merger Agreement and enter into a definitive agreement with respect to a superior proposal in accordance with the Merger Agreement; and (iii) the Company’s board of directors may change its recommendation to the Company stockholders regarding adopting the Merger Agreement in response to an intervening event if the Company’s board of directors concludes in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law.

Termination

The Merger Agreement contains certain termination rights for both the Company and Parent. The Merger Agreement can be terminated by either the Company or Parent if (i) the Merger is not consummated by July 13, 2022 (the “Outside Date”), (ii) any law exists that prohibits or makes illegal the consummation of the Merger or if the Merger becomes subject to a final, non-appealable law or order that permanently prohibits the consummation of the Merger, (iii) the other party breaches the Merger Agreement such that any of the closing conditions could not be satisfied (provided that the terminating party is not then in breach such that the other party would also have the right to terminate the Merger Agreement) or (iv) if the Company Stockholder Approval is not obtained following a vote of stockholders taken thereon. If the Merger Agreement is terminated because the Company Stockholder Approval is not obtained following a vote of stockholders taken thereon, the Company will be required to reimburse the fees and expenses incurred by Parent and its Affiliates in connection with the Merger Agreement and the Merger (not to exceed $6 million) (the “Parent Expenses”), with such expense reimbursement creditable against any termination fee paid by the Company to Parent.

If the Merger Agreement is terminated by the Company or Parent in connection with the Company entering into a definitive agreement with respect to a superior proposal, or if the Merger Agreement is terminated by Parent in connection with the Company board of directors changing its recommendation to the Company stockholders regarding adopting the Merger Agreement, the Company will be required to pay a termination fee to Parent in an amount equal to $81,300,000 (the “Termination Fee”). If the Merger Agreement is terminated by the Company or Parent because the Merger has not occurred by the Outside Date or because the Company Stockholder Approval is not obtained following a vote of stockholders taken thereon, or if the Merger Agreement is terminated by Parent because the Company breached the Merger Agreement such that any of the closing conditions could not be satisfied, and in each case at the time of such termination a company acquisition proposal has been made to the Company and publicly announced and not publicly withdrawn and, within twelve months after such termination of the Merger Agreement, the Company consummates a transaction with respect to a company acquisition proposal or enters into a definitive agreement with respect to a company acquisition proposal that is subsequently consummated, then the Company will pay to Parent the Termination Fee less any Parent Expenses previously paid.

If the Merger Agreement is terminated by the Company because of Parent’s breach of the Merger Agreement such that any of the closing conditions could not be satisfied or because Parent has failed to consummate the Merger notwithstanding the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to do so and certain notice of such failure from the Company to Parent, or if the Merger Agreement is terminated by the Company or Parent because the Merger has not occurred by the Outside Date and at such time the Company could have terminated the Merger Agreement as described above, then in each case Parent will be required to pay a reverse termination fee to the Company in an amount equal to $162,600,000.

Other Terms of the Merger Agreement

The Merger Agreement contains customary representations, warranties and covenants for a transaction of this nature. The Merger Agreement also contains customary pre-closing covenants, including the obligation of the Company to conduct its business in all material respects in the ordinary course of business and to refrain from taking certain specified actions without the consent of Parent.

The foregoing description of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated into this report by reference in its entirety. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or Parent. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in the confidential disclosure letter (the “Disclosure Letter”) provided by Company to the Parent in connection with the signing of the Merger Agreement. This confidential Disclosure Letter contains information that modifies, qualifies and creates exceptions to the representations and warranties and certain covenants set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purposes of allocating risk between the Company and Parent rather than establishing matters as facts, and may be subject to standards of materiality applicable to the Company and Parent that differ from those applicable to investors. Accordingly, the representations and warranties in the Merger Agreement should not be relied on as characterizations of the actual state of facts about the Company or Parent or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures.

Voting Agreement

On July 14, 2021, in connection with the execution of the Merger Agreement, certain stockholders of the Company (collectively, the “Voting Agreement Stockholders”), including entities associated with Samuel Zell, the Chairman of the Company’s board of directors, entered into a voting and support agreement (the “Voting Agreement”) with Parent. Pursuant to the Voting Agreement, each Voting Agreement Stockholder has agreed, among other things, to vote or cause to be voted any issued and outstanding shares of Company Stock beneficially owned by such Voting Agreement Stockholder, or that may otherwise become beneficially owned by such Voting Agreement Stockholder during the term of the Voting Agreement (and in no event beyond November 10, 2022), in favor of adopting the Merger Agreement and against any action, agreement or proposal that could reasonably be expected to delay, postpone or adversely affect consummation of the Merger and other transactions contemplated by the Merger Agreement. As of July 14, 2021, the Voting Agreement Stockholders held approximately 9.9% of the issued and outstanding shares of Company Stock.

The Voting Agreement will automatically terminate upon the earliest to occur of (i) the effective time of the Merger, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the election of the Voting Agreement Stockholder to terminate the Voting Agreement following any amendment of the Merger Agreement that reduces or changes the form of consideration payable pursuant to the Merger Agreement.

The foregoing description of the Voting Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Voting Agreement, which is filed as Exhibit 10.1 hereto and incorporated into this report by reference in its entirety.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the execution of the Merger Agreement, the Company’s board of directors approved the Covanta Holding Corporation Excise Tax Gross-Up Plan and authorized the Company to enter into participation agreements with eligible participants, including the Company’s executive officers (collectively, the “Plan”). The Plan provides that if an eligible participant will become entitled to payments and benefits in connection with the Merger that are deemed “excess parachute payments” under Sections 280G and 4999 of the Internal Revenue Code (the “Code”) as amended, such eligible participants will be entitled to receive an additional payment from the Company in an amount such that, after payment by the individual of all applicable taxes on the parachute payments and this additional payment (including any excise tax that could be imposed under Section 4999 of the Code), the individual will be in the same after tax position as if no excise tax were imposed on the parachute payments.

The description of Plan does not purport to be complete and is subject to and qualified in its entirety by the complete text of the Plan, a copy of is filed as Exhibit 10.2 hereto and incorporated by reference into this report in its entirety.

Item 7.01.	Regulation FD Disclosure

On July 16, 2021, the Company announced that, during the period prior to closing, the Merger Agreement permits the Company to pay up to four quarterly dividends on a schedule similar to 2020 and in an amount not to exceed $0.08 per share.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed merger between the Company and Merger Sub. In connection with the proposed merger, the Company intends to file a proxy statement with the SEC. SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Security holders may obtain a free copy of the proxy statement (when available) and other documents filed by the Company with the SEC at http://www.sec.gov. Free copies of the proxy statement, once available, and the Company’s other filings with the SEC may also be obtained from the Company. Free copies of documents filed with the SEC by the Company will be made available free of charge on the Company’s investor relations website at https://investors.covanta.com/sec-filings.

PARTICIPANTS IN THE MERGER SOLICITATION

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the proposed merger. Information about the directors and executive officers of the Company is set forth in the Company’s annual Proxy, which was filed with the SEC on April 2, 2021. Stockholders may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the proposed merger when it becomes available.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Forward-looking statements are those that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future. They are based on management’s assumptions and assessments in light of past experience and trends, current economic and industry conditions, expected future developments and other relevant factors. They are not guarantees of future performance or actual results. Developments and business decisions may differ from those envisaged by our forward-looking statements. Forward-looking statements, including, without limitation, statements with respect to the consummation of the proposed merger, involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, its subsidiaries and joint ventures or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements, in particular, the proposed merger depends on the satisfaction of the closing conditions to the proposed merger, and there can be no assurance as to whether or when the proposed merger will be consummated. For additional information see the Cautionary Note Regarding Forward-Looking Statements in the Company’s 2020 Annual Report on Form 10-K as well as Risk Factors in the Company’s most recent Quarterly Report on Form 10-Q for the period ended March 31, 2021.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description of Exhibits

2.1	Agreement and Plan of Merger, dated as of July 14, 2021, by and among the Company, Parent and Merger Sub*

10.1	Voting Agreement, dated as of July 14, 2021, between and among certain stockholders of the Company and Parent

10.2	Covanta Holding Corporation Excise Tax Gross-Up Plan

104	Cover Page Interactive Data File - (formatted as Inline XBRL and contained in Exhibit 101)

*

Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish the omitted schedules and exhibits to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVANTA HOLDING CORPORATION
(Registrant)

By:	/s/ Thomas L. Kenyon
Name:	Thomas L. Kenyon
Title:	Executive Vice President, General Counsel and Secretary

Date: July 16, 2021

Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

COVANTA HOLDING CORPORATION,

COVERT INTERMEDIATE, INC.,

and

COVERT MERGECO, INC.

Dated as of July 14, 2021

i

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 14, 2021, among Covanta Holding Corporation, a Delaware corporation (the “Company”), Covert Intermediate, Inc., a Delaware corporation (“Parent”), and Covert Mergeco, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent, Merger Sub and the Company are referred to individually as a “Party” and collectively as “Parties”.

R E C I T A L S

WHEREAS, the Company, Parent and Merger Sub desire to effect the acquisition of the Company by Parent through the merger of Merger Sub with and into the Company, with the Company surviving the merger as the surviving corporation (the “Merger”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and each share of Class A common stock, par value $0.10 per share, of the Company (the “Company Stock”), shall be converted into the right to receive $20.25 in cash, without interest and less any required withholding Taxes (such amount, the “Merger Consideration”) upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions contained herein, (iv) resolved to recommend that the Company’s stockholders approve the Merger and adopt this Agreement (the “Company Board Recommendation”) and (v) directed that this Agreement be submitted to the Company’s stockholders for their adoption;

WHEREAS, the boards of directors of Parent and Merger Sub have each unanimously approved this Agreement and determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, Parent and Merger Sub and their respective stockholders, and Parent, as sole stockholder of Merger Sub, has adopted this Agreement;

WHEREAS, prior to or concurrently with the execution of this Agreement, and as a condition to the willingness of, and material inducement to, the Company to enter into this Agreement, Parent has delivered to the Company the Equity Commitment Letter between Parent and EQT Infrastructure V Collect EUR SCSp1 and EQT Infrastructure V Collect USD SCSp2 (collectively, the “Sponsor”), each represented by its manager (gérant) EQT Fund Management S.à r.l.;3

[1]

EQT Infrastructure V Collect EUR SCSp, a Luxembourg special limited partnership (société en commandite spéciale) with its registered office at 26A, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B 243.993, acting by its manager (gérant) EQT Fund Management S.à r.l.

[2]

EQT Infrastructure V Collect USD SCSp, a Luxembourg special limited partnership (société en commandite spéciale) with its registered office at 26A, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B 243.992, acting by its manager (gérant) EQT Fund Management S.à r.l.

[3]

EQT Fund Management S.à r.l., a Luxembourg limited liability company (société à responsabilité limitée) with registered office at 26A, Boulevard Royal, L-2449 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg), under number B167.972.

WHEREAS, prior to or concurrently with the execution of this Agreement, as a condition to the willingness of, and material inducement to, Parent to enter into this Agreement, Parent and certain stockholders of the Company (the “Supporting Stockholders”) have entered into a voting agreement (the “Voting Agreement”) pursuant to which the Supporting Stockholders are agreeing, among other things to vote their shares of Company Stock in favor of the Company Stockholder Approval, and to take certain other actions in furtherance of the transactions contemplated by this Agreement, in each case, subject to the terms and conditions of the Voting Agreement; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties agree as set forth herein.

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains provisions that in the aggregate are no less favorable to the Company than those contained in the Confidentiality Agreement (provided that any such agreement need not contain any “standstill” or similar provisions) and that does not contain any provision that would prevent the Company from complying with its obligation to provide any disclosure to Parent required pursuant to Section 7.2.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by, or is under common control with, such Person. The term “control” (including its correlative meanings “controlled” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of such Person’s securities or partnership or other ownership interests, or by Contract or otherwise).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York are authorized or required by Law to be closed.

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.

“CFIUS Approval” means that (i) CFIUS has concluded that none of the transactions contemplated hereunder are a “covered transaction” and not subject to review under the DPA, (ii) CFIUS has issued a written notice that it has completed a review or investigation of the notification voluntarily provided pursuant to the DPA with respect to the transactions contemplated by this Agreement, and has concluded all action under the DPA or (iii) if CFIUS has sent a report to the President of the United States requesting the President’s decision and (x) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (y) having received a report from CFIUS requesting the President’s decision, the President has not taken any action after fifteen (15) days from the earlier of the date the President received such report from CFIUS or the end of the investigation period.

“CFIUS Notice” means a joint voluntary notice, prepared by Company and Parent, with respect to the transactions contemplated hereby and submitted to CFIUS in accordance with the requirements of the DPA.

“Closing Date” means the date on which the Closing occurs.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means any offer, proposal or indication of interest (whether or not in writing) from any Person (other than Parent and its Subsidiaries) or “group” (as defined in Section 13(d) of the Exchange Act) of Persons relating to or involving, whether in a single transaction or series of related transactions: (i) any direct or indirect purchase or other acquisition by any Person or “group” of Persons, whether from the Company or any other Person(s), of beneficial ownership (or right to acquire beneficial ownership) of securities representing more than 15% of the outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated, would result in such Person or “group” of Persons beneficially owning securities representing more than 15% of the outstanding voting power of the Company after giving effect to the consummation of such tender or exchange offer; (ii) any direct or indirect acquisition, lease, exchange, license, transfer, disposition (including by way of liquidation or dissolution of the Company or any of its Subsidiaries) or purchase of any business, businesses or assets (including equity interests in Subsidiaries but excluding sales of assets in the ordinary course of business) of the Company or any of its Subsidiaries that constitute or account for 15% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole; (iii) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, sale of securities, reorganization, recapitalization, tender offer, exchange offer, liquidation, dissolution, extraordinary dividend, or similar transaction involving the Company or any of its Subsidiaries and a Person or “group” pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 85% of the equity or voting securities or less than 85% of the voting power in the surviving or resulting entity of such transaction immediately following such transaction; or (iv) any combination of the foregoing.

“Company Adverse Recommendation Change” means any of the following actions by the Company Board or any committee thereof: (i) withdrawing, withholding, amending, changing, modifying or qualifying, or otherwise proposing publicly to withdraw, withhold, amend, change, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, or making any public statement that is inconsistent with the Company Board Recommendation; (ii) failing to make the Company Board Recommendation in the Proxy Statement; (iii) adopting, approving or recommending, or otherwise proposing publicly to adopt, approve or recommend, any Company Acquisition Proposal; or (iv) if a Company Acquisition Proposal has been publicly disclosed, failing to publicly recommend against such Company Acquisition Proposal or to reaffirm the Company Board Recommendation, in each case, within ten (10) Business Days (or such fewer number of days as remains prior to the Company Meeting) after Parent’s request in accordance with Section 7.2(f).

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2021 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2021.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent and Merger Sub in connection with, and upon the execution of, this Agreement.

“Company Equity Awards” means Company PSUs, Company Restricted Stock, Company RSUs and Company Stock Options.

“Company Equity Plan” means the Covanta Holding Corporation 2014 Equity Award Plan, as amended.

“Company Joint Venture” means any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries owns, directly or indirectly, 10% or more of the securities or other ownership interests of such Person.

“Company Material Adverse Effect” means any effect, change, condition, fact, development, occurrence or event that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any effect, change, condition, fact, development, occurrence or event resulting from or arising out of (i) general economic or political conditions in the United States or any foreign jurisdiction or in securities, credit or financial markets, including changes in interest rates and changes in exchange rates, (ii) changes or conditions generally affecting the industries, markets or geographical areas in which the Company or any of its Subsidiaries operates, (iii) outbreak or escalation of hostilities, acts of war (whether or not declared), terrorism or sabotage, or other changes in geopolitical conditions, including any material worsening of such conditions threatened or existing as of the date hereof, (iv) any epidemics, pandemics or other disease outbreaks (including COVID-19), natural disasters (including hurricanes, tornadoes, floods or earthquakes) or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof, and any governmental or industry responses thereto (including any COVID-19 Measures), (v) any failure by the Company or its Subsidiaries to meet any internal or published (including analyst) projections, expectations, forecasts or predictions in respect of the Company’s revenue, earnings or other financial performance or results of operations, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenue, earnings or other financial performance or results of operations (it being understood that any effect, change, condition, fact, development, occurrence or event giving rise to or contributing to any such failure may be deemed, constitute or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, to the extent not otherwise excluded in clauses (i) to (xii) hereof), (vi) the downgrade in rating of any debt or debt securities of the Company or any of its Subsidiaries (it being understood that any effect, change, condition, fact, development, occurrence or event giving rise to or contributing to any such downgrade may be deemed, constitute or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, to the extent not otherwise excluded in clauses (i) to (xii) hereof), (vii) changes in GAAP or the interpretation thereof or the adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any Law (including COVID-19 Measures) applicable to the operation of the business of the Company or any of its Subsidiaries, (viii) the taking of any action required by, or the failure to take any action prohibited by, this Agreement, including any action expressly prohibited by Section 5.1, (ix) the taking of any action or refraining from taking any action at Parent or Merger Sub’s written request, (x) any change in the market price or trading volume of the Company’s securities (it being understood that any effect, change, condition, fact, development, occurrence or event giving rise to or contributing to any such change may be deemed, constitute or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, to the extent not otherwise excluded in clauses (i) to (xii) hereof), (xi) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, or the public announcement or pendency of this Agreement or the Merger, including any resulting (A) loss or departure of officers or other employees of the Company or any of its Subsidiaries, or (B) termination or reduction (or potential reduction) or any other resulting negative development in the Company’s or any of its Subsidiaries’ relationships with any of its customers, suppliers, distributors, lenders, other business partners, employees or regulators; provided, however, that this clause (xi) shall not apply to any representation or warranty contained in Section 3.4 or Section 3.17(h) to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the transactions contemplated hereby and (xii) any Proceeding brought or threatened by stockholders of either Parent or the Company (whether on behalf of the Company, Parent or otherwise) asserting allegations of breach of fiduciary duty relating to this Agreement or violations of securities Laws solely in connection with the Merger; provided, however, that in the case of each of clauses (i), (ii), (iii), (iv) and (vii), any such effect, change, condition, fact, development, occurrence or event may be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent such effect, change, condition, fact, development, occurrence or event has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated participants in the industry in which the Company and its Subsidiaries operate.

“Company PSUs” means all awards of performance stock units of the Company (whether granted by the Company pursuant to the Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company Restricted Stock” means each share of Company Stock that is unvested or is subject to repurchase option, risk of forfeiture or other condition on title or ownership granted pursuant to the Company Equity Plan (whether granted by the Company pursuant to the Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company RSUs” means all awards of restricted stock units of the Company (whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted), including any such deferred awards.

“Company Stock Options” mean all options to purchase shares of Company Stock (whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Competition Laws” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Compliant” means, with respect to the Required Information, that (i) such Required Information taken as a whole does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries, or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make the statements contained in such Required Information, in light of the circumstances under which they are made, not misleading (giving effect to all supplements and updates thereto), (ii) with respect to any interim financial statements, such interim financial statements have been reviewed by the Company’s auditors as provided in the procedures specified by the Public Company Accounting Oversight Board in AS 4105 (Reviews of Interim Financial Information), and (iii) the financial statements and other financial information included in such Required Information (a) are, and remain throughout the Marketing Period, sufficiently current to satisfy the requirements of Rule 3-12 of Regulation S-X under the Securities Act (other than requirements that would require or relate to any Excluded Information and other than requirements for which compliance is not customary in a Rule 144A offering of non-convertible high-yield debt securities) and to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on the last day of the Marketing Period (assuming all other information in such registration statement has been provided in satisfaction of such requirements of Rule 3-12 of Regulation S-X) and (b) are sufficient to permit the Company’s independent accountants to issue a customary “comfort letter” to the underwriters or initial purchasers in a private placement of non-convertible high yield debt securities pursuant to Rule 144A under the Securities Act as permanent financing in lieu or in replacement of any bridge financing included in the Debt Financing, including as to customary negative assurances and change period comfort.

“Confidentiality Agreement” means that certain letter agreement, dated as of March 25, 2021, by and between the Company and EQT Partners, Inc.

“Contract” means any written agreement, contract, instrument, note, bond, mortgage, indenture, deed of trust, lease or license or other legally binding commitment.

“COVID-19” means the emergence or spread of SARS-CoV-2 or COVID-19, and any evolutions, mutations or variations thereof or related to associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any actions taken in response to or as a result of COVID-19, whether in place currently or adopted or modified hereafter, including any quarantine, “shelter in place”, “stay at home”, furlough, workforce reduction, social distancing, closure, sequester, safety or other Law, response, guideline, directive or recommendation.

“Credit Facility” means the Second Amended and Restated Credit and Guaranty Agreement, dated as of August 21, 2018, among Covanta Energy, LLC, the guarantors from time to time party thereto, each lender from time to time party thereto, the co-syndication agents party thereto, the co-documentation agents party thereto and Bank of America, N.A., as administrative agent, collateral agent and issuing bank.

“Data Security Requirements” means, collectively, all of the following: (i) the Company’s and its Subsidiaries’ own rules, policies, and procedures relating to the processing of Personal Data; and (ii) applicable Laws concerning the privacy, security, and processing of Personal Data and data breach and notification requirements.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Parts 800-802.

“Employee” means any employee of the Company or any of its Subsidiaries.

“Environmental Law” means any Law concerning pollution, the protection of the environment or health or safety (regarding exposure to Hazardous Substances).

“Environmental Permits” means Governmental Authorizations required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” of any entity means each entity that is or was at any time treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Ex-U.S. Filings” means those filings, notices, petitions, statements, registrations, submissions of information, applications and other documents that may be required or advisable in order to obtain the Ex-U.S. Approvals.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Wholesale Generator” means an “exempt wholesale generator” as defined in PUHCA.

“Existing Indentures” means the indentures, supplemental indentures, indentures of trust and loan agreements, as applicable, relating to the Existing Notes, as amended, modified or supplemented.

“Existing Notes” means the Company’s (i) 5.875% Senior Notes due 2025, (ii) 6.000% Notes due 2027, (iii) 5.000% Senior Notes due 2030, (iv) National Finance Authority Resource Recovery Refunding Revenue Bonds (Covanta Project), Series 2020A, (v) National Finance Authority Resource Recovery Refunding Revenue Bonds (Covanta Project), Series 2020B, (vi) Niagara Area Development Corporation (New York) Solid Waste Disposal Facility Refunding Revenue Bonds (Covanta Project), Series 2018A, (vii) Niagara Area Development Corporation (New York) Solid Waste Disposal Facility Refunding Revenue Bonds (Covanta Project), Series 2018B, (viii) National Finance Authority Resource Recovery Refunding Revenue Bonds (Covanta Project), Series 2018A, (ix) National Finance Authority Resource Recovery Refunding Revenue Bonds (Covanta Project), Series 2018B, (x) National Finance Authority Resource Recovery Refunding Revenue Bonds (Covanta Project), Series 2018C, (xi) Virginia Small Business Financing Authority Solid Waste Disposal Revenue Bonds (Covanta Project), Series 2018 and (xii) Pennsylvania Economic Development Financing Authority Solid Waste Disposal Revenue Bonds, Series 2019A (Covanta Project).

“FCC” means the Federal Communications Commission or any successor entity.

“FCC Filing” means those filings, notices, petitions, statements, registrations, submissions of information, applications and other documents that may be required or advisable in order to obtain the FCC Consents.

“FERC” means the Federal Energy Regulatory Commission or any successor entity.

“FERC Application” means those filings, notices, petitions, statements, registrations, submissions of information, applications and other documents that may be necessary or advisable in order to obtain the FERC Approval.

“FERC Approval” means the approval of the transactions contemplated by this Agreement by FERC pursuant to Section 203 of the FPA, 16 U.S.C. § 824b.

“FPA” means the Federal Power Act of 1935, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court, tribunal or arbitrator and any self-regulatory organization.

“Governmental Authorization” means any licenses, franchises, approvals, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements (including pursuant to Competition Laws), and notices, filings, registrations, qualifications, declarations and designations with, and other similar authorizations and approvals issued by or obtained from a Governmental Authority.

“Hazardous Substance” means any material, waste or substance listed, defined, regulated or classified as hazardous, toxic, a “pollutant” or “contaminant” or words of similar meaning or effect, under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Filing” means an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement.

“Intellectual Property” means (i) patents and patent applications (including continuations, continuations-in-part, divisionals, re-examinations and reissues) (collectively, “Patents”), (ii) copyrights, whether registered or unregistered, and including applications for copyright registration(collectively, “Copyrights”), (iii) trademarks, service marks, trade dress, Internet domain names and other identifiers of source or origin, whether registered or unregistered, and including applications for registration of the foregoing (collectively, “Marks”), (iv) rights in trade secrets arising under state law, federal law or laws of foreign countries and (v) any other intellectual property rights in any jurisdiction anywhere in the world.

“Intervening Event” means any event, condition, fact, occurrence, change or development (not related to a Company Acquisition Proposal or Superior Proposal, or any inquiry, discussion, proposal, request or offer which constitutes, or could reasonably be expected to encourage or lead to, a Company Acquisition Proposal or Superior Proposal) that is not known to the Company Board as of the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event, condition, fact, occurrence, change or development becomes known to the Company Board prior to obtaining the Company Stockholder Approval; provided that in no event shall the fact alone that the Company meets or exceeds any internal or published forecasts or projections for any period, or any changes alone after the date of this Agreement in the market price or trading volume of shares of Company Stock, constitute, or be taken into account in determining the existence of, an Intervening Event (provided that such fact shall not prevent or otherwise affect a determination that the underlying cause of any such event referred to herein constitutes an “Intervening Event”).

“IT Systems” means the hardware, software, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned or controlled by the Company or its Subsidiaries.

“Knowledge” means (i) with respect to the Company, the actual knowledge, as of the date hereof, of each individual listed in Section 1.1(a) of the Company Disclosure Letter and (ii) with respect to Parent, the actual knowledge, as of the date hereof, of each individual listed in Section 1.1(b) of the Company Disclosure Letter.

“Laws” means any United States, federal, state or local or any national, supranational or foreign law (in each case, statutory, common or otherwise), ordinance, code, rule, statute, Order, regulation or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Authority.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, encumbrance or other adverse claim of any kind in respect of such property or asset.

“MBR Authority” means (i) authorization by FERC pursuant to the FPA to sell electric energy, capacity, and/or ancillary services at market-based rates, (ii) acceptance by FERC of a tariff providing for such sales and (iii) granting by FERC of such regulatory waivers and blanket authorizations as are customarily granted by FERC to holders of market-based rate authority, including blanket authorizations under Section 204 of the FPA to issue securities and assume liabilities.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days after the date hereof throughout and on the last day of which (i) Parent shall have received the Required Information, and such Required Information is and remains Compliant and (ii) the conditions set forth in Section 8.1 (or for any fifteen (15) consecutive Business Day period that commences on or after November 15, 2021, solely the condition set forth in Section 8.1(a)) shall be satisfied (except for any conditions that by their nature can only be satisfied on the Closing Date) and (iii) nothing has occurred and no condition exists that would cause any condition set forth in Section 8.1 (or for any fifteen (15) consecutive Business Day period that commences on or after November 15, 2021, solely the condition set forth in Section 8.1(a)) to fail to be satisfied assuming the Closing were scheduled for any day during such fifteen (15) consecutive Business Day period; provided that the Marketing Period shall not be deemed to have commenced if, after the date hereof and prior to the completion of such fifteen (15) consecutive Business Day period, (a) Ernst & Young shall have withdrawn its audit opinion with respect to any audited financial statements included in the Required Information, in which case the Marketing Period shall not commence unless and until a new unqualified audit opinion is issued with respect to the audited financial statements of the Company for the applicable periods by such firm or another independent public accounting firm of recognized national standing or (b) the Company shall have publicly announced any intention to restate any financial statements included in the Required Information, in which case the Marketing Period shall not commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP; provided, further, that (1) if such fifteen (15) consecutive Business Day period has not ended on or prior to August 20, 2021, then such fifteen (15) consecutive Business Day period shall not commence until September 8, 2021, (2) if such fifteen (15) consecutive Business Day period has not ended on or prior to December 17, 2021, then such fifteen (15) consecutive Business Day period shall not commence until January 4, 2022, (3) November 24, 2021 through November 26, 2021 and July 4, 2022 shall not be deemed to be Business Days for purposes of calculating such fifteen (15) consecutive Business Day period (it being understood that such exclusion shall not restart such fifteen (15) consecutive Business Day period), (4) the Marketing Period shall either be completed on or prior to February 11, 2022, or commence upon receipt of the audited financial statements of the Company for the fiscal year ending December 31, 2021 and (5) the Marketing Period shall end on any earlier date prior to the expiration of the fifteen (15) consecutive Business Day period described above if the full amount of the Debt Financing (or any other debt financing contemplated by the Debt Letters or any Alternative Financing) is consummated on such earlier date. If at any time the Company shall in good faith reasonably believe that it has provided the Required Information to Parent and such Required Information is Compliant and that clauses (ii) and (iii) above are and will continue to be satisfied throughout the relevant period, the Company may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the requirement to deliver the Required Information that is Compliant will be deemed to have been satisfied and (subject to clauses (a) and (b) of the first proviso above and clauses (1) through (3) of the second proviso above) the fifteen (15) consecutive Business Day period described above shall be deemed to have commenced as of the date specified in such notice, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information which is Compliant and, within two (2) Business Days after the receipt of such notice from the Company, delivers a written notice to the Company to that effect (stating with specificity which portion of the Required Information the Company has not delivered or is not Compliant), following which the Required Information which is Compliant shall be deemed to have been received by Parent as soon as the Company delivers to Parent such specified portion of the Required Information; provided that it is understood that the delivery of such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Information which is Compliant has in fact been delivered and that the Marketing Period has commenced.

“NYSE” means the New York Stock Exchange, any successor stock exchange operated by the NYSE Euronext or any successor thereto.

“NJDEP” means the New Jersey Department of Environmental Protection.

“NJDEP Application” means those filings, notices, petitions, statements, registrations, submissions of information, applications and other documents that may be necessary or advisable in order to obtain the NJDEP Approval.

“NJDEP Approval” means the issuance of an order by NJDEP authorizing the transactions contemplated by this Agreement pursuant to N.J.A.C. 7:26H-1 et seq.

“Owned Company IP” means all Intellectual Property owned or purported to be owned by the Company.

“Order” means any order, writ, injunction, decree, consent decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Permitted Liens” means (i) real estate and personal property Taxes, assessments, governmental levies, fees or charges or statutory Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet, (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business with respect to amounts not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which adequate reserves (as determined in accordance with GAAP) have been established on the Company Balance Sheet and that would not be individually or in the aggregate materially adverse, (iii) zoning, entitlement, building codes and other land use regulations, ordinances or legal requirements imposed by any Governmental Authority having jurisdiction over real property which are not violated by the current use or occupancy of such real property or the operation of the business of the Company thereon and which, individually or in the aggregate, do not materially impair the continued use of such real property for the purposes for which it is used by such Person, (iv) all rights relating to the construction and maintenance in connection with any public utility of wires, poles, pipes, conduits and appurtenances thereto, on, under or above any real property which, individually or in the aggregate, do not materially impair the continued use of such real property for the purposes for which it is used by such Person, (v) all matters disclosed in the Company Disclosure Letter, (vi) any state of facts disclosed on an accurate survey or inspection of real property made available to Parent which, individually or in the aggregate, do not materially impair the continued use of such real property for the purposes for which it is used by such Person, (vii) title exceptions disclosed by any title insurance commitment or title insurance policy for any such real property issued by a title company and delivered or otherwise made available to Parent prior to the date hereof which, individually or in the aggregate, do not materially impair the continued use of such real property for the purposes for which it is used by such Person, (viii) statutory Liens in favor of lessors arising in connection with any real property subject to the Real Property Leases, (ix) other defects, irregularities or imperfections of title, encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and mining reservations, rights, licenses and leases, which, in each case, do not or would not materially impair the continued use of real property for the purposes for which it is used in the operation of the business of the Company conducted thereon, (x) grants of non-exclusive licenses with respect to Intellectual Property, (xi) Liens pursuant to the Credit Facility and Contracts entered into in connection therewith and (xii) Liens that, individually or in the aggregate, do not, and would not reasonably be expected to, materially detract from the value of any of the property, rights or assets of the Company and its Subsidiaries or materially interfere with the use thereof as currently used by such Person.

“Person” means an individual, group (within the meaning of Section 13(d)(3) of the Exchange Act), corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Data” means any written information that (i) identifies or could reasonably be used to identify, contact or locate a natural person, or (ii) is considered “personal information”, “personal data”, or a similar term under applicable Laws.

“Proceeding” means any suit, action, claim, investigation, proceeding, arbitration, mediation, audit or hearing (in each case, whether civil, criminal or administrative) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“PUHCA” means the Public Utility Holding Company Act of 2005 and FERC’s implementing regulations.

“PURPA” means the Public Utility Regulatory Policies Act of 1978, as amended, and FERC’s implementing regulations.

“Qualifying Facility” means a “qualifying facility” as defined in PURPA.

“Representatives” means, with respect to any Person, such Person’s directors, officers, agents, control persons, employees, consultants and professional advisors (including attorneys, accountants and financial advisors).

“Required Information” means (i) all financial statements of the Company required by paragraph 4 of Exhibit D to the Debt Commitment Letter (as in effect on the date of this Agreement); provided, that (a) for purposes of determining whether Required Information has been received by the Parent in order to commence the fifteen (15) consecutive Business Day period referred to in the definition of “Marketing Period,” the forty-five (45) day or ninety (90) day, as applicable, period referred to therein shall be measured based on the last day of such fifteen (15) consecutive Business Day period and not the Closing Date) and (b) in no event shall the Marketing Period be restarted or cease to continue if additional financial statements referred to in paragraph 4 of Exhibit D are delivered after such Marketing Period has commenced, (ii) other financial statements and financial data of the Company and its Subsidiaries derived from the Company’s historical books and records that is reasonably requested by Parent in writing and of the type customarily included in an offering memorandum with respect to a private placement of non-convertible high-yield debt securities pursuant to Rule 144A under the Securities Act (including information that would be required by Regulation S-X and Regulation S-K in a registered offering under the Securities Act to the extent customarily included in such an offering memorandum) and (iii) all other historical financial information and financial data related to the Company and its Subsidiaries that would be necessary for the underwriters or initial purchasers in an offering of such securities to receive customary “comfort” (including customary “negative assurance” comfort) from independent accountants in connection with such an offering which such accountants are prepared to provide upon completion of customary procedures; provided that in no event shall the Required Information be deemed to include (and no provision of this Agreement shall be interpreted to require delivery by the Company of) any Excluded Information.

“Sanctioned Person” means a Person that is (i) on the list of Specially Designated Nationals and Blocked Persons published by the U.S. Department of the Treasury, Office of Foreign Assets Control, the European Union, any European Union member state, the United Nations Security Council or any other list of persons subject to sanctions- or export controls-related restrictions issued by any relevant Governmental Authority with regulatory authority over the Company or any of its Subsidiaries from time to time, (ii) located in or organized under the laws of a country or territory which is the subject of country- or territory-wide sanctions (including Cuba, Iran, North Korea, Syria, or the Crimea region) or (iii) majority-owned or controlled by any of the foregoing.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“State Commission” has the meaning set forth in 18 C.F.R. § 1.101(k).

“Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (i) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (ii) representing more than 50% of such securities or ownership interests are at the time directly or indirectly owned by such Person.

“Superior Proposal” means a Company Acquisition Proposal from any Person (other than Parent and its Subsidiaries) (with all references to “15% or more” in the definition of Company Acquisition Proposal being deemed to reference “50% or more” and all references to “less than 85%” in the definition of Company Acquisition Proposal being deemed to reference “less than 50%”) which the Company Board has determined in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, is reasonably likely to be consummated in accordance with its terms and is more favorable, from a financial point of view, to the stockholders of the Company than the transactions contemplated by this Agreement after taking into account all factors that the Company Board deems relevant, including all financing, legal and regulatory aspects of such Company Acquisition Proposal and including the identity of the Person making such Company Acquisition Proposal, and taking into account any changes to the terms of this Agreement proposed by Parent to the Company in response to such Company Acquisition Proposal pursuant to Section 7.2(e).

“Takeover Statutes” mean any “business combination”, “control share acquisition”, “fair price”, “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” means any tax or other governmental assessment or charge in the nature of a tax, including gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, capital, goods and services, gross income, business, environmental, severance, service, service use, unemployment, social security, national insurance, escheat or unclaimed property, stamp, custom, excise or real or personal property, alternative or add-on minimum or estimated taxes, or other like assessment or charge, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto or in lieu thereof, whether disputed or not.

“Tax Return” means any report, return, declaration or statement with respect to Taxes, including information returns, and in all cases including any schedule or attachment thereto or amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition or administration of any Tax (domestic or foreign).

“Third Party” means any Person other than Parent, Merger Sub, the Company or any of their respective Affiliates.

“Treasury Regulations” means the regulations promulgated under the Code.

“Triggering Event” shall be deemed to have occurred if (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Company or any of its Subsidiaries shall have entered into any Alternative Acquisition Agreement.

“Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken with the actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach, regardless of whether breaching was the object of the act or failure to act.

Section 1.2 Table of Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Alternative Acquisition Agreement	Section 7.2(a)
Anti-Corruption Laws	Section 3.24(a)
Appraisal Shares	Section 2.7
BofA Securities	Section 3.21
Book-Entry Shares	Section 2.5(c)
Certificate	Section 2.5(c)
Certificate of Merger	Section 2.3
Closing	Section 2.2
Collective Bargaining Agreement	Section 3.18(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Indemnified Party	Section 6.2(a)
Company Meeting	Section 5.3
Company Plan	Section 3.17(a)
Company Preferred Stock	Section 3.5(a)
Company Related Parties	Section 9.3(e)
Company SEC Documents	Section 3.7(a)
Company Securities	Section 3.5(b)
Company Stock	Recitals
Company Stockholder Approval	Section 3.2(a)
Company Subsidiary Securities	Section 3.6(b)
Company Termination Fee	Section 9.3(a)
Consent Solicitation	Section 7.12(a)
Consent Solicitation Documents	Section 7.12(a)
Continuation Period	Section 6.3(a)
Continuing Employees	Section 6.3(a)
Copyrights	Section 1.1

D&O Insurance	Section 6.2(c)
Debt Commitment Letter	Section 4.6
Debt Financing	Section 4.6
Debt Financing Parties	Section 7.3(a)
Debt Financing Source Parties	Section 10.8
Debt Letters	Section 4.6
Debt Tender Offer	Section 7.12(b)
Debt Tender Offer Documents	Section 7.12(b)
DGCL	Recitals
Effective Time	Section 2.3
End Date	Section 9.1(b)(i)
Enforceability Exceptions	Section 3.2(a)
Enforcement Expenses	Section 9.3(d)
Equity Commitment Letter	Section 4.6
Equity Financing	Section 4.6
Exchange Agent	Section 2.8(a)
Exchange Fund	Section 2.8(a)
Excluded Information	Section 7.3(d)
Ex-U.S. Approvals	Section 8.1(b)
FCC Consents	Section 8.1(c)
Indemnification Agreement	Section 6.2(a)
Insurance Policies	Section 3.25
Marks	Section 1.1
Material Contract	Section 3.20(a)
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
Multiemployer Plan	Section 3.17(f)
New Benefit Plans	Section 6.3(b)
Non-U.S. Company Plan	Section 3.17(a)
Notice Period	Section 7.2(e)
Owned Real Property	Section 3.14(a)
Parent	Preamble
Parent Liability Limit	Section 9.3(e)
Parent Related Parties	Section 9.3(e)
Party or Parties	Preamble
Patents	Section 1.1
Premium Cap	Section 6.2(c)
Proxy Statement	Section 3.9
Real Property Leases	Section 3.14(a)
Registered Intellectual Property	Section 3.15(a)
Reverse Termination Fee	Section 9.3(c)
Rule 14e-1	Section 7.12(b)
Sanctioned Country	Section 3.21(b)
SEC Clearance Date	Section 5.2(b)
Solvent	Section 4.7

Specified Contract	Section 3.20(a)
Sponsor	Recitals
Substitute Debt Financing	Section 7.3(b)
Supplemental Indenture	Section 7.12(a)
Supporting Stockholders	Recitals
Surviving Corporation	Section 2.1
TIA	Section 7.12(b)
U.S. Company Plan	Section 3.17(a)
Voting Agreement	Recitals

Section 1.3 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Contract or Law are to that Contract or Law, as applicable, as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof. References to “the transactions contemplated by this Agreement” or words with a similar import shall be deemed to include the Merger. References to any Person include the successors and permitted assigns of that Person. References herein to “$” or dollars will refer to United States dollars, unless otherwise specified. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. The phrase “made available” with respect to documents shall be deemed to include any documents (x) filed with or furnished to the SEC or (y) provided in a virtual “data room” established by the Company or its Representatives in connection with the transactions contemplated hereby, in the case of each of clauses (x) and (y) above, at least twenty-four (24) hours prior to the date hereof, and remaining viewable (other than as a result of events such as system interruptions not occurring at the direction of the Company) through and including the earlier to occur of the Effective Time and the termination of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. For purposes of Article III, any representations and warranties made with respect to the Company and its Subsidiaries shall be deemed to be made with respect to the Company Joint Ventures listed on Section 1.3 of the Company Disclosure Letter (other than with respect to representations and warranties set forth in Section 3.14(a), Section 3.14(b), Section 3.15(a), Section 3.17(a)(i) and Section 3.20(a) to the extent such Sections require the listing of information or documents); provided, further that any representations and warranties deemed to be made with respect to the Company Joint Ventures listed on Section 1.3 of the Company Disclosure Letter pursuant to this sentence will be deemed to be qualified by the Knowledge of the Company. Any covenant in this Agreement that requires the Company to take (or refrain from taking) any action shall be deemed to require the Company to use commercially reasonable efforts to cause the Company Joint Ventures to take (or refrain from taking) any such action, which commercially reasonable efforts shall be deemed to be limited to the exercise of management, voting, consent or similar rights (in each case, subject to any applicable duties under Law) available to the Company (or a director or manager appointed or nominated by the Company) under (and solely to the extent the exercise of such rights would not reasonably be expected to result in a breach of) any organizational documents of the Company Joint Ventures or other Contracts with respect to the Company’s direct or indirect interest in the Company Joint Ventures.

ARTICLE II

THE MERGER; EFFECT ON THE CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall become a wholly owned Subsidiary of Parent. The Merger shall have the effects provided in this Agreement and as specified in the DGCL.

Section 2.2 Closing. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern Time, at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, no later than the third (3rd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VIII (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions), unless another date, time or place is agreed to in writing by Parent and the Company; provided that if the Marketing Period has not ended as of such date, the Closing will occur on the earlier of (a) a date during the Marketing Period specified by Parent in writing on no fewer than three (3) Business Days’ notice to the Company and (b) the third (3rd) Business Day immediately following the last day of the Marketing Period, in each case, subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VIII (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party entitled to waive such conditions); provided, further, that the Closing shall in no event occur prior to November 1, 2021 without Parent’s written consent.

Section 2.3 Effective Time.

(a) On the Closing Date, the Company shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the “Certificate of Merger”), executed and acknowledged in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

(b) The Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.4 Surviving Corporation Matters.

(a) At the Effective Time, the certificate of incorporation of the Company shall be amended and restated to read in its entirety as set forth in Exhibit A hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until further amended in accordance with applicable Law.

(b) At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except the references to Merger Sub’s name shall be replaced by references to “Covanta Holding Corporation”, and as so amended and restated shall be the bylaws of the Surviving Corporation until further amended in accordance with the provisions thereof and applicable Law.

(c) From and after the Effective Time, until their successors have been duly elected or appointed and qualified, or until their earlier death, resignation, incapacity or removal: (i) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation; and (ii) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

Section 2.5 Effect of the Merger on Capital Stock of the Company and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any securities of the Company or Merger Sub:

(a) All shares of Company Stock that are owned, directly or indirectly, by Parent, the Company (including shares held as treasury stock or otherwise) or Merger Sub immediately prior to the Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(b) Each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares (i) to be canceled in accordance with Section 2.5(a) and (ii) subject to the provisions of Section 2.7) shall at the Effective Time be converted into the right to receive the Merger Consideration, subject to the provisions of this Article II.

(c) As of the Effective Time, all shares of Company Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.5 shall automatically be canceled and shall cease to exist, and each holder of (i) a certificate that immediately prior to the Effective Time represented any such shares of Company Stock (a “Certificate”) or (ii) shares of Company Stock held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except (subject to Section 2.7) the right to receive the Merger Consideration, subject to compliance with the procedures set forth in Section 2.8.

(d) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.10 per share, of the Surviving Corporation.

Section 2.6 Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the earlier of (a) the Effective Time and (b) any termination of this Agreement in accordance with Section 9.1, the outstanding shares of Company Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend thereon shall be declared with a record date within said period, then the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide Parent and the holders of Company Stock (including Company Equity Awards) the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.6 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.7 Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock that are issued and outstanding immediately prior to the Effective Time (other than shares canceled in accordance with Section 2.5(a)) and that are held by any Person who is entitled to demand and has properly exercised appraisal rights in respect of such shares in accordance with Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.5, but rather the holders of Appraisal Shares shall be entitled to payment by the Surviving Corporation of the “fair value” of such Appraisal Shares in accordance with Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, then the right of such holder to be paid the “fair value” of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been cancelled and converted as of the Effective Time into the right to receive, and to have become exchangeable solely for, the Merger Consideration as provided in Section 2.5. The Company shall provide prompt notice to Parent of any demands received by the

Company for appraisal of any shares of Company Stock, withdrawals or attempted withdrawals of such demands and any other instruments, notices or demands served pursuant to Section 262 of the DGCL received by the Company. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL, approve any withdrawal of any such demands or propose or agree to do any of the foregoing. Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.

Section 2.8 Exchange of Company Stock.

(a) Prior to the Effective Time, Parent shall enter into a customary exchange agreement with a nationally recognized bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”). At or immediately prior to the Effective Time, Parent shall provide or shall cause to be provided to the Exchange Agent an amount of cash necessary to pay the aggregate Merger Consideration (the “Exchange Fund”). The Exchange Agent shall deliver the Merger Consideration to be paid pursuant to Section 2.5 out of the Exchange Fund. Except as provided in Section 2.8(g), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures.

(i) Certificates. Parent shall cause the Exchange Agent to mail, as soon as reasonably practicable after the Effective Time and in any event not later than the fifth (5th) Business Day following the Closing Date, to each holder of record of a Certificate whose shares of Company Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.5, (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (of affidavits of loss in lieu thereof) to the Exchange Agent and shall be in customary form) and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange therefor as promptly as practicable, cash in an amount equal to the Merger Consideration multiplied by the number of shares of Company Stock previously represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.5 shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, cash in an amount equal to the Merger Consideration multiplied by the number of shares of Company Stock previously represented by such Book-Entry Shares, and the Book-Entry Shares of such holder shall forthwith be canceled. No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.

(c) The Merger Consideration paid in accordance with the terms of this Article II upon the surrender of the Certificates (or as promptly as practicable, in the case of the Book-Entry Shares) shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Stock. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Any portion of the Exchange Fund that remains undistributed to the former holders of Company Stock after the first (1st) anniversary of the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former holder of Company Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of any Merger Consideration payable to such holder.

(e) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by former holders of Company Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in reasonable and customary amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration that would be payable or deliverable in respect thereof had such lost, stolen or destroyed Certificate been surrendered as provided in this Article II.

(g) The Exchange Agent shall invest the Exchange Fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of Company Stock. Any interest, gains and other income resulting from such investments shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such interest, gains and other income shall accrue to the benefit of holders of Company Stock; provided, further, that any investment shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Company Stock pursuant to this Article II. If for any reason (including losses) the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such payment obligations.

Section 2.9 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall determine that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.10 Treatment of Company Equity Awards.

(a) Company Stock Options. Unless otherwise agreed between Parent and the holder thereof, effective as of immediately prior to the Effective Time, each then-outstanding and unexercised Company Stock Option (whether vested or unvested) shall automatically be canceled and converted into the right to receive from the Surviving Corporation an amount of cash equal to the product of (i) the total number of shares of Company Stock then underlying such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option, without any interest thereon and subject to all applicable withholding. In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled, without any consideration being payable in respect thereof, and have no further force or effect. Any such payment shall be paid in a lump sum as soon as practicable after the Effective Time through, to the extent applicable, the Surviving Corporation’s regular payroll process, but in no event later than thirty (30) days following the Effective Time, and in a manner consistent with the requirements of Section 409A of the Code.

(b) Company RSUs. Unless otherwise agreed between Parent and the holder thereof, effective as of immediately prior to the Effective Time, each then-outstanding Company RSU (whether vested or unvested) shall automatically be canceled and converted into the right to receive from the Surviving Corporation an amount of cash equal to the product of (i) the total number of shares of Company Stock then underlying such Company RSU multiplied by (ii) the Merger Consideration, without any interest thereon and subject to all applicable withholding. Any such payment shall be paid in a lump sum as soon as practicable after the Effective Time through, to the extent applicable, the Surviving Corporation’s regular payroll process, but in no event later than thirty (30) days following the Effective Time, and in a manner consistent with the requirements of Section 409A of the Code.

(c) Company PSUs. Unless otherwise agreed between Parent and the holder thereof, effective as of immediately prior to the Effective Time, each then-outstanding and unvested Company PSU shall be (i) deemed earned based on the actual performance through the latest practicable date prior to the Closing, which level of actual performance shall be determined in good faith by the Company at or before the Closing, and (ii) canceled and converted into the right to receive from the Surviving Corporation an amount of cash equal to the product of (x) the resulting total number of shares of Company Stock then underlying such Company PSU multiplied by (y) the Merger Consideration, without any interest thereon and subject to all applicable withholding. Any such payment shall be paid in a lump sum as soon as practicable after the Effective Time through, to the extent applicable, the Surviving Corporation’s regular payroll process, but in no event later than thirty (30) days following the Effective Time, and in a manner consistent with the requirements of Section 409A of the Code.

(d) Company Restricted Stock. Unless otherwise agreed between Parent and the holder thereof, effective as of immediately prior to the Effective Time, each share of Company Restricted Stock that is outstanding immediately prior to the Effective Time shall automatically vest in full and all restrictions (including forfeiture restrictions) otherwise applicable to such vested Company Restricted Stock shall lapse, and each such share of Company Restricted Stock shall be treated in accordance with Section 2.5; provided that any payment in respect of Company Restricted Stock held by an Employee (or other Person subject to compensatory withholding) shall be paid through the Surviving Corporation’s regular payroll process and subject to all applicable withholding.

(e) Company Actions. Prior to the Effective Time, the Company Board or the appropriate committee thereof shall adopt resolutions and take any other actions necessary to effectuate the treatment of Company Equity Awards contemplated by this Section 2.10 and to ensure that from and after the Effective Time, neither Parent, the Company nor the Surviving Corporation will be required to deliver shares of Company Stock, other Company Securities or other compensation of any kind (other than amounts required to be paid pursuant to this Section 2.10) to any Person pursuant to or in settlement of any Company Equity Awards under the Company Equity Plan or otherwise and that the Company Equity Plan will thereupon terminate.

(f) Non-U.S. Employees. Parent and the Company may agree to treat equity compensation held by Employees subject to non-U.S. Law in a manner other than that contemplated above in this Section 2.10 to the extent necessary to take into account applicable non-U.S. Law or Tax or employment considerations; provided such treatment is not materially adverse to such Employees, as determined by Parent and the Company.

Section 2.11 Withholding. Parent, the Company, the Exchange Agent, Merger Sub, the Surviving Corporation and any other applicable withholding agent hereunder, as applicable, shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any applicable provisions of state, local or foreign Law. To the extent that amounts are so withheld and remitted to the applicable Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) disclosed in the Company SEC Documents publicly filed not less than one (1) Business Day prior to the date of this Agreement; provided that (i) in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” disclaimer or other general statements to the extent they are cautionary, predictive or forward looking in nature that are included in any part of any Company SEC Document be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of the Company contained in this Agreement and (ii) nothing in the Company SEC Documents shall be deemed to be disclosures in respect of Section 3.5 or Section 3.10(a) or (b) set forth in the Company Disclosure Letter (subject to Section 10.5), the Company represents and warrants to Parent and Merger Sub that:

Section 3.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to carry on its business as currently conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary for the conduct of its business as currently conducted, except where any failure to have such power or authority or to be so qualified and in good standing would not reasonably be expected to (a) have, individually or in the aggregate, a Company Material Adverse Effect or (b) prevent or materially delay or impair the ability of the Company to consummate the transactions contemplated hereby (this clause (b), a “Company Impairment Effect”). Prior to the date of this Agreement, the Company has delivered or made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement and the Company is not in material violation of any of their provisions.

Section 3.2 Corporate Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceeding on the part of the Company is necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except, in the case of the Merger (to the extent required by the DGCL and the certificate of incorporation and bylaws of the Company), for the adoption of this Agreement by the holders of a majority of the issued and outstanding shares of Company Stock (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership or other similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) (collectively, the “Enforceability Exceptions”).

(b) The Company Board, at a duly held meeting, has unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions contained herein, (iv) resolved to make the Company Board Recommendation and (v) directed that this Agreement be submitted to the Company’s stockholders for their adoption.

Section 3.3 Governmental Authorization. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger (including the amended and restated certificate of incorporation of the Surviving Corporation to be attached thereto) with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of the HSR Act and any applicable non-U.S. Competition Laws, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities laws, (d) compliance with any applicable requirements of the NYSE, (e) making the FERC Application and obtaining the FERC Approval, (f) making the NJDEP Application and obtaining the NJDEP Approval, (g) making the FCC Filing and obtaining the FCC Consents and (h) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Company Impairment Effect.

Section 3.4 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby do not, assuming the Company Stockholder Approval and the authorizations, consents and approvals referred to in clauses (a) through (g) of Section 3.3 are obtained, (a) conflict with or breach any provision of the certificate of incorporation or bylaws of the Company, (b) conflict with or breach any provision of any applicable Law or Order, (c) require any consent of or notice or other action by any Person under, result in a breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Material Contract or Real Property Lease binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting the Company and its Subsidiaries or (d) result in the creation or imposition of any Lien, other than any Permitted Lien, on any property or asset of the Company or any of its Subsidiaries except, in the case of each of clauses (b), (c) and (d) above, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Company Impairment Effect.

Section 3.5 Capitalization.

(a) The authorized capital stock of the Company consists of 250,000,000 shares of Company Stock and 10,000,000 shares of preferred stock, par value $0.10 per share (the “Company Preferred Stock”). As of July 12, 2021, (i) there were issued and outstanding (A) 132,994,436 shares of Company Stock (including 20,940 shares of Company Restricted Stock), (B) no shares of Company Preferred Stock, (C) Company Stock Options to purchase an aggregate of 2,275,000 shares of Company Stock, (D) Company RSUs with respect to an aggregate of 3,415,288 shares of Company Stock and (E) Company PSUs with respect to an aggregate of 1,316,008 shares of Company Stock assuming “target” levels of performance and an aggregate of 2,632,016 shares of Company Stock assuming “maximum” levels of performance and (ii) 3,029,392 shares of Company Stock were available for issuance of future awards under the Company Equity Plan and no other shares of Company Stock were available for issuance of future awards under any other Company equity compensation plan or arrangement. As of July 12, 2021, 2,822,965 shares of Company Stock were held by the Company in its treasury.

(b) Except (x) as set forth in Section 3.5(a), (y) for any Company Equity Awards that are granted under a Company Equity Plan or otherwise after the date of this Agreement in accordance with the terms of this Agreement and (z) for any shares of Company Stock issued upon the exercise of Company Stock Options or the settlement of Company RSUs and Company PSUs, in each case, that were outstanding on July 12, 2021 and in accordance with the existing terms of such Company Equity Awards or subsequently granted under the Company Equity Plan or otherwise in accordance with the terms of this Agreement, there are no outstanding (i) shares of capital stock or other voting securities of or other ownership interests in the Company, (ii) securities of the Company or its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or other ownership interests in the Company, (iii) options, warrants, calls, puts, subscriptions or other similar securities or rights or agreements, commitments or understandings of any character to which the Company or any of its

Subsidiaries is a party that obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of or other ownership interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or other ownership interests in, the Company or (iv) restricted shares, stock or equity appreciation rights, performance units, restricted stock units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in the Company (the items in clauses (i) through (iv) above including, for clarity, the Company Stock, Company Preferred Stock and Company Equity Awards, being referred to collectively as the “Company Securities”). No dividends or similar distributions have accrued or been declared but are unpaid on any Company Securities (other than outstanding awards under the Company Equity Plan), and the Company is not subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of any Company Securities.

(c) There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Neither the Company nor any of its Subsidiaries has any outstanding obligations or commitments relating to any Company Securities that would restrict the transfer of, require the registration for sale of, or grant any preemptive rights, subscription rights, anti-dilutive rights or rights of first refusal or with respect to any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Company Securities. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. No Subsidiary of the Company owns any shares of capital stock of the Company or any Company Securities. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (whether on an as-converted basis or otherwise) (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(d) Section 3.5(d) of the Company Disclosure Letter sets forth, as of July 12, 2021, a complete and accurate list of each outstanding Company Equity Award granted under the Company Equity Plan or otherwise and (i) the number of shares of Company Stock subject to such outstanding Company Equity Award, (ii) if applicable, the exercise price or purchase price of such Company Equity Award and (iii) the date on which such Company Equity Award was granted or issued.

Section 3.6 Subsidiaries.

(a) Each Subsidiary of the Company is duly incorporated or otherwise duly organized, validly existing and (where such concept is recognized) in good standing under the laws of its jurisdiction of incorporation or organization, except, in the case of any such Subsidiary, where the failure to be so incorporated, organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company has all requisite corporate, limited liability company or comparable powers required to carry on its business as currently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where such concept is recognized) is in good standing in each jurisdiction in which it is required to be so qualified or in good standing, except where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The outstanding capital stock or other voting securities of or other ownership interests owned, directly or indirectly, by the Company in each Subsidiary of the Company are owned free and clear of any Lien (other than Permitted Liens and transfer restrictions imposed by applicable securities Laws). Section 3.6(b) of the Company Disclosure Letter contains a complete and accurate list of the Subsidiaries of the Company, including for each of the Subsidiaries, (x) its name, (y) its jurisdiction of organization and (z) the Company’s direct or indirect ownership interest in such Subsidiary. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company, (ii) options, warrants, calls, puts, subscriptions or other similar securities or rights or agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries is a party that obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of or other ownership interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or other ownership interests in, any Subsidiary of the Company and (iii) restricted shares, stock or equity appreciation rights, performance units, restricted stock units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company (the items in clauses (i) through (iii) above being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries has any outstanding obligations or commitments relating to any Company Subsidiary Securities or capital stock of (or other equity or voting interest in) any Company Subsidiary that restrict the transfer of, require the registration for sale of, or grant any preemptive rights, subscription rights, anti-dilutive rights or rights of first refusal with respect to any Company Subsidiary Securities.

(c) Neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any Person, other than a Subsidiary of the Company or the Company Joint Ventures set forth on Section 3.6(c) of the Company Disclosure Letter. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has any material liabilities relating to, or expected to arise from, the operation of, or its ownership in, any Company Joint Venture that is not listed on Section 1.3 of the Company Disclosure Letter.

Section 3.7 SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all reports, forms and other documents required to be filed or furnished, as the case may be, by the Company since December 31, 2018 (collectively, the “Company SEC Documents”). As of its filing date, or in the case of a registration statement, on the date of effectiveness of such registration statement (or, in each case, if amended or supplemented, as of the date of the most recent amendment or supplement and giving effect to such amendment or supplement), each Company SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(c) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since December 31, 2018, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and audit committee (i) any significant deficiencies in the design or operation of internal controls over financial reporting which could adversely affect the Company’s ability to record, process, summarize and report financial data and any material weaknesses in internal control over financial reporting and (ii) any fraud or allegation thereof, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 3.8 Financial Statements. The consolidated financial statements of the Company included in the Company SEC Documents (including all related notes and schedules thereto) (a) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of filing, (b) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, in each case, which would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole) and (c) were prepared in accordance with GAAP (except, in the case of the unaudited statements, for normal year-end adjustments which would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, and for the absence of notes) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.9 Information Supplied. The information relating to the Company and its Subsidiaries to be contained in, or incorporated by reference in, the proxy statement to be filed by the Company with the SEC in connection with seeking the Company Stockholder Approval (including the letter to stockholders, notice of meeting and form of proxy and any other document incorporated or referenced therein, in each case including any amendments or supplements thereto, the “Proxy Statement”) will not, on the date the Proxy Statement is first mailed to stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act when filed by the Company with the SEC. Notwithstanding the foregoing provisions of this Section 3.9, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement that were not supplied by or on behalf of the Company for use therein.

Section 3.10 Absence of Certain Changes. Since the date of the Company Balance Sheet through the date of this Agreement, (a) there has not been any event, change, development or occurrence that has had a Company Material Adverse Effect, (b) except as for events giving rise to and the discussion and negotiation of this Agreement or in connection with any COVID-19 Measures, the business of the Company and its Subsidiaries has been conducted in the ordinary course of business in all material respects and (c) neither the Company nor any of its Subsidiaries has taken any actions which would have required the prior written consent of Parent pursuant to clause (d), (f), (h), (m), (n), (o) or (p) of Section 5.1 had such actions been taken after the date of this Agreement.

Section 3.11 No Undisclosed Material Liabilities. There are no liabilities or obligations of any nature, whether or not accrued, contingent, absolute, determined, determinable or otherwise of the Company or any of its Subsidiaries that would be required by GAAP, as in effect on the date hereof, to be reflected on the consolidated balance sheet of the Company (including the notes thereto), other than (a) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Company Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Company Balance Sheet, (c) liabilities or obligations arising out of the preparation, negotiation and consummation of the transactions contemplated by this Agreement and (d) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries are party to any off-balance sheet arrangements of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Company SEC Documents.

Section 3.12 Compliance with Laws and Court Orders; Governmental Authorizations.

(a) Except for matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Company Impairment Effect, the Company and its Subsidiaries (i) are and have been since December 31, 2018 in compliance with all Laws and Orders applicable to the Company and (ii) to the Knowledge of the Company, are not under investigation by any Governmental Authority with respect to any violation by the Company or any of its Subsidiaries of any applicable Law or Order.

(b) Except as would not reasonably be expected to have individually or in the aggregate, a Company Material Adverse Effect or a Company Impairment Effect, (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect, (ii) the Company and its Subsidiaries are and have been since December 31, 2018 in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of their respective businesses and (iii) since December 31, 2018 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization or that would otherwise reasonably be expected to result in the revocation, cancellation, recession or nonrenewal thereof.

Section 3.13 Litigation. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is, and during the past two (2) years there has been, no Proceeding or investigation pending (or, to the Knowledge of the Company, threatened) against the Company or any of its Subsidiaries, or affecting any of its assets or, to the Knowledge of the Company, any present or former officer, director, manager or employee of the Company or any of its Subsidiaries (in such individual’s capacity as such). There are no Orders of any Governmental Authority outstanding against the Company or any of its Subsidiaries or by which any of its assets are bound that would reasonably be expected to have a Company Material Adverse Effect or a Company Impairment Effect.

Section 3.14 Properties.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (i) a list of all material real property (by address and legal description) owned by the Company or any of its Subsidiaries (the “Owned Real Property”) and (ii) a list of all leases, subleases or other occupancies to which the Company or any of its Subsidiaries is a party as tenant for real property at which the Company or any of its Subsidiaries operate waste-to-energy facilities or maintains its corporate headquarters (the “Real Property Leases”).

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has good and marketable title to the Owned Real Property free and clear of all Liens other than Permitted Liens and (ii) other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries has a good and valid leasehold interest in each real property subject to a Real Property Lease free and clear of all Liens other than Permitted Liens. The Company has delivered to Parent a true and complete copy of each Real Property Lease.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Real Property Lease under which the Company or any of its Subsidiaries leases, subleases or otherwise occupies any real property is valid, binding and in full force and effect, subject to the Enforceability Exceptions and (ii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice regarding any violation or breach of, or default under, any Real Property Lease that has not since been cured.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there is no condemnation, expropriation or other Proceeding in eminent domain pending or, to the Knowledge of the Company, threatened, affecting any Owned Real Property or any portion thereof or interest therein and (ii) there is no Order nor any Proceedings pending or, to the Knowledge of the Company, threatened, relating to the ownership, lease, use or occupancy of the Owned Real Property or any portion thereof, or the operation of the Company thereon.

Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of the Marks, Copyrights and Patents that are registered, issued or subject to an application for registration or issuance that are owned by and material to the conduct of the business of the Company and its Subsidiaries (collectively, the “Registered Intellectual Property”). To the Knowledge of the Company, the Registered Intellectual Property is valid and enforceable.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries (i) exclusively owns and possesses all right, title, and interest in and to all Owned Company IP, and (ii) has sufficient rights pursuant to a valid and enforceable license to use all other Company IP, in each case of (i) and (ii), free and clear of all Liens other than Permitted Liens.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the conduct of the business of the Company and its Subsidiaries as presently conducted does not infringe, violate or misappropriate any Intellectual Property of any other Person and, to the Knowledge of the Company, (ii) there is no pending or threatened Proceeding against the Company or any of its Subsidiaries alleging any such infringement, violation or misappropriation and (iii) no other Person is (A) infringing, violating or misappropriating nor (B) has since December 31, 2018 infringed, violated upon or misappropriated any Owned Company IP.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken all actions reasonably necessary and all actions common in the industry to maintain and protect all of the Owned Company IP, including the secrecy, confidentiality and value of trade secrets and other confidential information of the Company.

(e) The Company and its Subsidiaries maintain and implement commercially reasonable information security, back-up and disaster recovery plans and arrangements to protect the security and operation of the IT Systems, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since December 31, 2018, to the Knowledge of the Company, the IT Systems have not had a material data security or information security breach, that has caused disruption to the IT Systems or of unauthorized access to or disclosure of personally identifiable information, in each case that had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Since December 31, 2018, to the Knowledge of the Company, except as would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have been in material compliance with Data Security Requirements and (ii) neither the Company nor any of its Subsidiaries has received any written notice or complaint from any Governmental Authority of violation of any Data Security Requirements.

(g) Notwithstanding anything to the contrary set forth in this Agreement, this Section 3.15 contains all of the representations and warranties provided by the Company with respect to matters related to infringement, misappropriation or violation of Intellectual Property, and IT Systems, and no other representations or warranties contained in this Agreement shall be construed to cover any matters involving infringement, misappropriation or violation of Intellectual Property, or IT Systems.

Section 3.16 Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) (i) all Tax Returns required to be filed by, on behalf of or with respect to the Company or any of its Subsidiaries have been duly and timely filed and are complete and correct, (ii) all Taxes (whether or not reflected on such Tax Returns) required to be paid by the Company or any of its Subsidiaries have been duly and timely paid, (iii) all Taxes required to be withheld by the Company or any of its Subsidiaries have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or (to the extent not yet required to be paid) properly set aside in accounts for such purpose, (iv) no Taxes with respect to the Company or any of its Subsidiaries are under (or have been threatened in writing with) audit or examination by any Taxing Authority, (v) no Taxing Authority has asserted in writing any deficiency with respect to Taxes against the Company or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open and (vi) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens or Liens for Taxes not yet due and payable;

(b) during the last two (2) years, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code;

(c) neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes, except for any such agreements that (i) are solely between the Company and/or any of its Subsidiaries, (ii) will terminate as of, or prior to, the Closing with no remaining liability thereunder or (iii) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes;

(d) (i) neither the Company nor any of its Subsidiaries is or has been during the past three (3) years a member of any affiliated, consolidated, combined, unitary or similar group (that includes any Person other than the Company and its Subsidiaries) for purposes of filing Tax Returns on net income, other than any such group of which the Company was the common parent, (ii) neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign Law, as a transferee or successor, by Contract (other than any Contracts that (A) will terminate as of, or prior to, the Closing with no remaining liability thereunder or (B) are entered into in the ordinary course of business, the principal purpose of which is not the allocation or sharing of Taxes), or by application of Law and (iii) neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(e) neither the Company nor any of its Subsidiaries that is required to file a U.S. federal income Tax Return has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c) within the last five (5) years;

(f) no claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a particular type of Tax Return, or pay a particular type of Tax, that the Company or such Subsidiary, as applicable, is or may be required to file that type of Tax Return, or pay that type of Tax, in that jurisdiction, other than any claims that have been fully resolved;

(g) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or foreign Law) executed prior to the Closing, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any analogous provision of state, local or foreign Law), (iv) installment sale or open transaction disposition made prior to the Closing, or (v) prepaid amount or deferred revenue received on or prior to the Closing Date; and

(h) neither the Company nor any of its Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965 of the Code.

(i) Notwithstanding anything to the contrary set forth in this Agreement, Section 3.8, Section 3.10, Section 3.11, Section 3.17, Section 3.18 (to the extent such sections address Tax matters) and this Section 3.16 contain all of the representations and warranties provided by the Company with respect to matters related to Taxes and no other representations or warranties contained in this Agreement shall be construed to cover any matter involving Taxes.

Section 3.17 Employee Benefit Plans.

(a) Section 3.17(a)(i) of the Company Disclosure Letter contains a correct and complete list identifying each material Company Plan. For purposes of this Agreement, (x) “Company Plan” means each “employee benefit plan” within the meaning of ERISA Section 3(3), whether or not subject to ERISA, all equity or equity-based, change in control, bonus or other incentive compensation, disability, salary continuation, employment, consulting, indemnification, severance, retention, retirement, pension, profit sharing, savings or thrift, deferred compensation, health or life insurance, employee discount or free product, vacation, sick pay or paid time off agreements, plans or policies, and each other material benefit or compensation plan, program, policy, contract, agreement or arrangement, whether written or unwritten, that the Company or any Subsidiary sponsors, maintains or contributes to, or is required to maintain or contribute to, for the benefit of any current or former employee of the Company or its Subsidiaries, or with respect to which the Company or any Subsidiary has any current or contingent liability (other than any plan or program maintained by a Governmental Authority to which the Company or any of its ERISA Affiliates contributes pursuant to applicable Laws, including any benefits that are required to be provided under applicable Law under such a plan or program, including statutory severance); (y) “Non-U.S. Company Plan” means each Company Plan that primarily covers current or former employees, officers, directors or other service providers of the Company or its Subsidiaries based outside of the United States and/or which is governed by the laws of any jurisdiction outside of the United States and any severance, retirement, pension, or leave accruals provided by the Company or its Subsidiaries that primarily covers current or former employees, officers, directors or other service providers of the Company or its Subsidiaries as required by applicable Law; and (z) “U.S. Company Plan” means each Company Plan that is not a Non-U.S. Company Plan. The Company has made available to Parent with respect to each U.S. Company Plan: (A) all documents setting forth the terms of each such U.S. Company Plan (or, with respect to any unwritten U.S. Company Plan, a written description of each material term thereof) and all material documents relating to each such U.S. Company Plan, including the plan document, all amendments thereto and all related trust documents and funding instruments; (B) the two most recent annual reports (Form 5500 including, if applicable, all schedules and attachments thereto) and tax return (Form 990), if any, required under ERISA or the Code in connection therewith or its related trust and any state or local tax returns; (C) the most recent actuarial report (if applicable); (D) all summary plan descriptions, together with each summary of material modifications, if any; (E) all material written contracts, instruments or agreements relating to each such U.S. Company Plan, including all amendments thereto; (F) the most recent Internal Revenue Service determination or opinion letter issued with respect to each such U.S. Company Plan intended to be qualified under Section 401(a) of the Code; and (G) all non-routine correspondence to or from any Governmental Authority within the past three years with respect to any U.S. Company Plan. The Company has made available to Parent, with respect to each Non-U.S. Company Plan, summaries of material benefits.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, each U.S. Company Plan and each Non-U.S. Company Plan has been maintained, administered and operated in compliance with its terms and the requirements of applicable Law.

(c) Except as would not be reasonably be expected to have a Company Material Adverse Effect, other than routine claims for benefits, there are no pending or, to the Knowledge of the Company, threatened Proceedings by or on behalf of any participant in any Company Plan, or otherwise involving any Company Plan or the assets of any Company Plan.

(d) Each U.S. Company Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and each related trust that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination or opinion letter from the IRS that it is so exempt and, to the Knowledge of the Company, no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such U.S. Company Plan or the exempt status of any such trust. Except as would not reasonably be expected to have a Company Material Adverse Effect, with respect to each Company Plan, all contributions, distributions and premium payments that are due have been made or accrued within the time periods prescribed by the terms of each Company Plan, ERISA, the Code and other applicable Laws.

(e) Neither the Company nor any ERISA Affiliate maintains, contributes to, or sponsors (or has in the past six (6) years maintained, contributed to, or sponsored), or has any current or contingent liability under or with respect to, and no Company Plan is a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA) or any other plan that is or was subject to Title IV of ERISA or Section 412 of the Code. Except as set forth on Section 3.17(e) of the Company Disclosure Letter, no Company Plan provides, and the Company and its Subsidiaries do not have any obligation to provide post-employment health or welfare benefits for any current or former employees, directors, officers or service providers of the Company or its Subsidiaries (or their dependent), other than as required under Section 4980B of the Code. Neither the Company nor any of its Subsidiaries has any liability under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code, except as would not reasonably be expected to have a Company Material Adverse Effect.

(f) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) no Company Plan is and neither the Company nor any of its Subsidiaries nor any ERISA Affiliate has any current or contingent liability under or with respect to any multiemployer plan within the meaning of Sections 3(37) or 4001(a)(3) of ERISA (each a “Multiemployer Plan”), (ii) all required contributions, withdrawal liability payments and other payments of any type that the Company and its Subsidiaries have been obligated to make to any Multiemployer Plan have been timely made, (iii) any withdrawal liability (whether partial or complete) triggered or incurred by the Company or its Subsidiaries with respect to any Multiemployer Plan subject to Title IV of ERISA (whether or not asserted by such Multiemployer Plan) has been fully paid or accrued as of the date hereof and (iv) the Company and its Subsidiaries have not undertaken any course of action that has or could lead to a complete or partial withdrawal from any Multiemployer Plan subject to Title IV of ERISA, and the Company and its Subsidiaries are not bound by any contract addressing, and do not have any liability described in, Section 4204 of ERISA.

(g) Any arrangement of the Company or any of its Subsidiaries that is subject to Section 409A of the Code has complied in all material respects in form and operation with the requirements of Section 409A of the Code as in effect from time to time.

(h) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event, (i) entitle any current or former director, officer, employee, independent contractor or individual service provider of the Company or its Subsidiaries to severance pay, unemployment compensation or any other payment or benefit (for the avoidance of doubt, excluding payments or benefits that may become payable not in connection with the Merger), (ii) result in any payment becoming due, accelerate the time of payment, vesting or funding of, or increase the amount of compensation or benefit due to any such current or former director, officer, employee, independent contractor or individual service provider of the Company or its Subsidiaries, (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Company Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Plan or (iv) result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could reasonably be expected, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(i) Neither the Company nor any of its Subsidiaries has any obligation to provide any gross-up payment to any individual with respect to any income Tax, additional Tax, excise Tax or interest charge imposed pursuant to Section 409A or 4999 of the Code.

Section 3.18 Employees; Labor Matters.

(a) Except as set forth in Section 3.18(a) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any material collective bargaining agreement, labor agreement or other material Contract with any labor union, labor organization or works council (each, a “Collective Bargaining Agreement”), which each such Collective Bargaining Agreement is set forth on Section 3.18(a) of the Company Disclosure Letter, (ii) since December 31, 2018, no labor union, labor organization, or group of employees of the Company or any of its Subsidiaries has made a demand for recognition or certification, and there are, and since December 31, 2018 have been, no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to any individuals employed by the Company or any of its Subsidiaries and (iii) except as would cause, individually or in the aggregate, a Company Material Adverse Effect, there are no ongoing or threatened union organization or decertification activities relating to employees of the Company or any of its Subsidiaries and no such activities have occurred since December 31, 2018. Since December 31, 2018, there has not occurred or, to the Knowledge of the Company, been threatened any strike or any slowdown, work stoppage, concerted refusal to work overtime or other similar labor activity, union organizing campaign, or labor dispute against or involving the Company or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is, and since December 31, 2018 there has been, no unfair labor practice complaint, arbitration or grievance or other administrative or judicial complaint, charge, action or investigation pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries by or before the National Labor Relations Board or any other Governmental Authority with respect to any present or former employee or independent contractor of the Company or any of its Subsidiaries that had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. With respect to the transactions contemplated by this Agreement, the Company and its Subsidiaries, based on information of which the Company has Knowledge prior to the Closing and provided that Parent has complied with its obligations under Section 6.3(d), have satisfied, as of the Effective Time, in all material respects any notice, consultation or bargaining obligations owed to their employees or their employees’ representatives under applicable Law, Collective Bargaining Agreement or other Contract.

(b) Since December 31, 2018, there has not occurred or, to the Knowledge of the Company, been threatened any strike, slowdown, work stoppage, concerted refusal to work overtime or other similar labor activity or union organizing campaign with respect to any Employees. There are no labor disputes subject to any formal grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Knowledge of the Company, threatened with respect to any Employee other than those arising in the ordinary course of business.

(c) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment, discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and the collection and payment of withholding and/or social security Taxes.

Section 3.19 Environmental Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries are and, since December 31, 2018, have been, in compliance with all applicable Environmental Laws, (b) the Company and its Subsidiaries possess and are and, since December 31, 2018, have been, in compliance with all Environmental Permits, and have timely submitted all necessary applications or filings to renew or modify all existing Environmental Permits, (c) since December 31, 2018, no notice of violation or liability has been received by the Company or any of its Subsidiaries arising out of any Environmental Law or with respect to any Environmental Permit the substance of which has not been resolved, (d) no Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging any violation of or liability under any Environmental Law, (e) since December 31, 2018, neither the Company nor any of its Subsidiaries or predecessors has released, exposed any Person to, or disposed of, any Hazardous Substances, including at any real property owned or leased by the Company or any of its Subsidiaries, in each case, that has resulted in an obligation for an investigation, remediation, cleanup or other response by the Company or any of its Subsidiaries, the substance of which has not been resolved and (f) neither this Agreement nor the consummation of the transactions contemplated by this Agreement will result in any obligations pursuant to the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et. seq. or the Connecticut Transfer Act, Conn. Gen. Stat. § 22a-134, et. seq.

Section 3.20 Material Contracts.

(a) Section 3.20(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of each of the following types of Contracts to which the Company or any of its Subsidiaries is a party:

(i) each Contract that (A) limits or restricts the Company and its Subsidiaries from competing in any line of business or with any Person in any geographic region, (B) obligates the Company or any Subsidiary to conduct business with any third party on a preferential or exclusive basis or contains any “most favored nations” or similar provisions or (C) grants any right of first refusal, right of first offer, right of negotiation or similar right with respect to any material assets or business of the Company and its Subsidiaries, in the case of each of clauses (A), (B) and (C) above, that would be material to the Company and its Subsidiaries, taken as a whole;

(ii) each Contract that is a joint venture, strategic alliance, partnership or similar agreement that is material to the Company and its Subsidiaries, taken as a whole;

(iii) each Contract that is a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than letters of credit and those between the Company and any of its wholly owned Subsidiaries) relating to (A) indebtedness for borrowed money or (B) lease obligations required to be capitalized under GAAP, in each case in an amount in excess of $10,000,000 individually;

(iv) each Contract with respect to an interest rate, currency or other swap or derivative transaction (other than those between the Company and any of its Subsidiaries) with a notional value in excess of $10,000,000;

(v) each Contract that is an acquisition or investment agreement or a divestiture agreement pursuant to which (A) the Company reasonably expects that it is required to pay total consideration (including assumption of debt) after the date of this Agreement to be in excess of $10,000,000 or (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries (or any interests therein) after the date of this Agreement with a fair market value or purchase price of more than $10,000,000, excluding, in each case, acquisitions or dispositions of (x) supplies, inventory or products in the ordinary course of business or (y) supplies, inventory, products, equipment, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries;

(vi) each Contract pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” or similar obligations that could result in payments in excess of $10,000,000 in the aggregate;

(vii) each Contract pursuant to which the Company or any of its Subsidiaries has agreed to operate a waste-to-energy facility for or on behalf of any Governmental Authority;

(viii) other than as described in clause (vii) above, each Contract pursuant to which the Company or any of its Subsidiaries has agreed to take solid waste from any Governmental Authority or Third Party in an amount greater than 100,000 tons per year (or 80,000 tons per year with respect to Contracts with the Company Joint Ventures listed on Section 1.3 of the Company Disclosure Letter);

(ix) each Contract pursuant to which the Company or any of its Subsidiaries provides services through the Company’s Covanta Environmental Solutions brand and has received payments in excess of $5,000,000 during the fiscal year ended December 31, 2020, the terms of which extends beyond one (1) year from the date of this Agreement;

(x) each Contract pursuant to which the Company or any of its Subsidiaries purchases or sells (A) steam or other useful thermal output; (B) electric energy, capacity, and/or ancillary services; and/or (C) renewable energy certificates, credits, or other environmental attributes associated with renewable generation, howsoever entitled, in the case of each of clauses (A), (B) and (C) above, where the Company’s share of future expenditures or receipts would reasonably be expected to exceed $10,000,000 per year;

(xi) each Contract with the twenty (20) largest suppliers (by annual spend) to the core business operations of the waste-to-energy facilities owned or operated by the Company and its Subsidiaries in the United States during the fiscal year ended December 31, 2020, excluding Contracts relating to electrical power transmission or interconnection, non-recurring construction or administrative or “back office” functions of the Company or its Subsidiaries, and purchase orders entered into in the ordinary course of business;

(xii) each Contract pursuant to which the Company or any of its Subsidiaries is licensed or licenses Intellectual Property for payments in excess of $5,000,000 per year, other than non-exclusive licenses to the Company of commercially available software and other technology and non-exclusive licenses by the Company in connection with the marketing, sale and use of Company products and services;

(xiii) each Collective Bargaining Agreement;

(xiv) each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company or its Subsidiaries will have any monetary obligations in excess of $2,500,000 or material outstanding non-monetary obligations after the date of this Agreement; and

(xv) each Contract that is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

Each Contract of the type described in clauses (i) through (xv) above is referred to herein as a “Material Contract”, and each Contract of the type described in clauses (i), (ii), (iii), (iv), (v), (vi), (xii), (xiii), (xiv) and (xv) above is referred to herein as a “Specified Contract”.

(b) Except for any Material Contract that has terminated or expired in accordance with its terms or except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is valid and binding and in full force and effect and, to the Knowledge of the Company, enforceable against the other party or parties thereto in accordance with its terms, subject to the Enforceability Exceptions. Except for breaches, violations or defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to a Material Contract, is in violation of or in default under any provision of such Material Contract and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder, where such breach or default would have a Company Material Adverse Effect. Since January 1, 2020 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of a material breach or material default from a counterparty to any Material Contract and no counterparty to a Material Contract has notified the Company or any Subsidiary in writing that it intends to terminate or not renew a Material Contract. True and complete copies of the Material Contracts and any material amendments thereto have been made available to Parent prior to the date of this Agreement.

Section 3.21 Finders’ Fee, etc. Except for BofA Securities, Inc. (“BofA Securities”), there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries that is entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 3.22 Opinions of Financial Advisors. The Company Board has received the oral opinion of BofA Securities (to be confirmed by delivery of BofA Securities written opinion) to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, matters and limitations set forth therein, the consideration to be received in the Merger by the holders of Company Stock (other than Parent, the Company and Merger Sub) is fair, from a financial point of view, to such holders.

Section 3.23 Antitakeover Statutes. Assuming the accuracy of Parent’s and Merger Sub’s representations and warranties in Section 4.9, (a) the Company Board has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of the DGCL and any other similar Takeover Statute and (b) to the Knowledge of the Company, no other Takeover Statute enacted under U.S. state or federal laws applies to this Agreement or any of the transactions contemplated hereby.

Section 3.24 Certain Business Practices.

(a) Since December 31, 2017, none of the Company, its Subsidiaries, any director, officer or employee thereof, or to the Knowledge of the Company, any agent of the Company or any of its Subsidiaries, with respect to any matter relating to the Company or any of its Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) offered, promised, made or authorized any unlawful payment of anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar applicable Law related to corruption or bribery (“Anti-Corruption Laws”).

(b) Neither the Company or any of its Subsidiaries nor any of its or their respective officers, directors, managers or employees, nor, to the Knowledge of the Company, any agents or other third-party representatives acting on behalf of the Company or any of its Subsidiaries, is currently, or at any time during the past five (5) years has been: (i) a Sanctioned Person; (ii) organized, resident or located in a country or territory that is subject to a comprehensive U.S. embargo (“Sanctioned Country”); (iii) engaging in any dealings or transactions, whether directly or indirectly, with any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of sanctions Laws, export/import Laws or U.S. anti-boycott Laws.

(c) To the Knowledge of the Company, since December 31, 2017, none of the Company, its Subsidiaries, or any director, officer, employee or agent thereof, has been the subject of any allegation, internal or external investigation, Proceeding or Governmental Authority inquiry related to any Anti-Corruption Law, sanctions Laws, export/import Laws or U.S. anti-boycott Laws.

Section 3.25 Insurance. The Company and its Subsidiaries maintain insurance, underwritten by financially reputable insurance companies, in such amounts and against such risks as is sufficient to comply with applicable Law and all Material Contracts and Real Property Leases. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the insurance policies and surety and fidelity bonds that provide coverage for, or are maintained by, at the expense of or for the benefit of, the Company or any of its Subsidiaries (collectively, the “Insurance Policies”) are in full force and effect and all premiums due thereunder have been paid, (b) no event has occurred which, with or without notice or lapse of time or both, would constitute a breach of or default under, or permit the termination of any Insurance Policy and (c) neither the Company nor any of its Subsidiaries has received any written notice regarding any cancellation or invalidation of, or material alteration of coverage under, any Insurance Policy. There are no material pending claims submitted by the Company or any of its Subsidiaries as to which coverage has been denied, rejected or disputed by the applicable provider.

Section 3.26 Regulatory Status. To the extent the Company or any Subsidiary of the Company qualifies as a “holding company” pursuant to PUHCA, (a) it is a “holding company” solely with respect to one or more (i) Exempt Wholesale Generators, (ii) Qualifying Facilities, and/or (iii) “foreign utility companies,” as defined in PUHCA and (b) it is therefore entitled to exemption from the requirements of 18 C.F.R. §§ 366.2 and 366.21, relating to FERC access to books and records, to the extent provided for in 18 C.F.R. § 366.3(a). Each Subsidiary of the Company that sells electric energy, capacity and/or ancillary services at wholesale in the United States, but that is not eligible for the exemption from Sections 205 and 206 of the FPA set forth in 18 C.F.R. § 292.601(c)(1), has MBR Authority, and such Subsidiary’s MBR Authority is in full force and effect. Each electric generating facility owned by any Subsidiary of the Company located in the United States (x) has Qualifying Facility status and/or (y) is an “eligible facility” owned by a Subsidiary of the Company with Exempt Wholesale Generator status. Each Subsidiary of the Company that is an “electric utility company” (as that term is defined in PUHCA) in the United States that does not qualify for the exemptions set forth in 18 C.F.R. § 292.602(b) has Exempt Wholesale Generator status. No Subsidiary of the Company is subject to, or not exempt from, financial, organizational or rate regulation by any State Commission.

Section 3.27 Related Party Transactions. As of the date hereof, except as disclosed in the Company SEC Documents, no event has occurred and no relationship exists that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 3.28 No Additional Representations. Except for the representations and warranties expressly made by the Company in this Article III or in any certificate delivered hereunder, neither the Company nor any other Person makes any express or implied representation or warranty whatsoever or with respect to any information provided or made available in connection with the transactions contemplated by this Agreement, including any information, documentation, forecasts, budgets, projections or estimates provided by the Company or any Representative of the Company, including in any “data room” or management presentation or the accuracy or completeness of any of the foregoing, or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that:

Section 4.1 Corporate Existence and Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to carry on its business as currently conducted and is in good standing in each jurisdiction where such qualification is necessary for the conduct of its business as currently conducted.

Section 4.2 Corporate Authorization.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. No vote of any holders of any of Parent’s capital stock is necessary in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(b) As of the date of this Agreement, the respective boards of directors of each of Parent and Merger Sub, at duly held meetings, have each unanimously approved and declared advisable this Agreement and the transactions contemplated hereby.

(c) Merger Sub is a direct, wholly owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Merger. Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 4.3 Governmental Authorization. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger (including the amended and restated certificate of incorporation of the Surviving Corporation to be attached thereto) with the Secretary of State of the State of Delaware, (b) compliance with any applicable requirements of the HSR Act and any applicable non-U.S. Competition Laws, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities laws, (d) compliance with any applicable requirements of the NYSE, (e) making the FERC Application and obtaining the FERC Approval, (f) making the NJDEP Application and obtaining the NJDEP Approval, (g) making the FCC Filing and obtaining the FCC Consents and (h) any actions or filings the absence of which would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.4 Non-Contravention. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby do not, assuming the authorizations, consents and approvals referred to in clauses (a) through (g) of Section 4.3 are obtained, (a) conflict with or breach any provision of the organizational documents of Parent or Merger Sub, (b) conflict with or breach any provision of any Law or Order, (c) require any consent of or notice or other action by any Person under, result in a breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit under any provision of any Contract binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting Parent and its Subsidiaries or (d) result in the creation or imposition of any Lien, other than any Permitted Lien, on any asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (b), (c) and (d) above, as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby.

Section 4.5 Information Supplied. The information relating to Parent, its Affiliates and Merger Sub to be contained in, or incorporated by reference in, the Proxy Statement will not, on the date the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing provisions of this Section 4.5, no representation or warranty is made by Parent or Merger Sub with respect to information or statements made or incorporated by reference in the Proxy Statement that were not supplied by or on behalf of Parent or Merger Sub for use therein.

Section 4.6 Financing. Parent’s and Merger Sub’s obligations hereunder are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the Merger and the other transactions contemplated hereby. Parent has delivered to the Company true, correct and complete copies of (a) the equity commitment letter addressed to Parent, dated as of the date hereof (the “Equity Commitment Letter”), from the Sponsor to provide equity financing to Parent in the amount set forth therein (the “Equity Financing”), (b) the commitment letter, dated as of the date hereof, among Parent and the Debt Financing Sources party thereto (the “Debt Commitment Letter”) and (c) the fee letter, dated as of the date hereof, among Parent and the Debt Financing Sources party thereto (redacted only to remove the fee amounts, pricing caps, the rates and amounts included in the “market flex” and related to “securities demand” provisions contained therein and certain other economic terms, none of which redacted provisions cover terms that would or could adversely affect conditionality, enforceability or availability of, or the aggregate amount available under the Debt Financing), in each case, including all exhibits, schedules, annexes and amendments to such letters in effect as of the date of this Agreement (along with the Debt Commitment Letter, the “Debt Letters”), pursuant to which and subject to the terms and conditions thereof, the Debt Financing Parties party thereto have severally committed to lend on or prior to the Closing Date the amounts set forth therein to Parent (the provision of such funds as set forth therein, but subject to the provisions of Section 7.3, the “Debt Financing”) for the purposes set forth in such Debt Commitment Letter. The Company is an express third-party beneficiary of the Equity Commitment Letter. As of the execution and delivery of this Agreement, neither the Equity Commitment Letter nor the Debt Letters have been amended, restated or otherwise modified or waived in any respect (and no amendment, restatement, modification or waiver is contemplated (other than amendments or modifications to the Debt Letters solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Letters as of the date hereof)) and the respective commitments contained in the Equity Commitment Letter and Debt Commitment Letter have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect (and, to the Knowledge of Parent, no such withdrawal, rescission, amendment, restatement or modification is contemplated). As of the execution and delivery of this Agreement, the Equity Commitment Letter and the Debt Letters are in full force and effect and constitute the legal, valid, enforceable and binding obligations of each of Parent and, to the Knowledge of Parent, the other parties thereto, subject in each case to the Enforceability Exceptions. There are no conditions precedent or contingencies related to the funding of the full amount of the Equity Financing pursuant to the Equity Commitment Letter or the Debt Financing pursuant to the Debt Commitment Letter, other than as expressly set forth in such letter. Subject to the terms and conditions of the Equity Commitment Letter and the Debt Commitment Letter, the aggregate net proceeds contemplated from the Equity Financing and the Debt Financing, together with other financial resources of Parent, including contemplated cash on hand of Parent, will, in the aggregate, be sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration and all fees and expenses reasonably expected to be incurred in connection therewith. As of the date of this Agreement, assuming the satisfaction of the conditions to the Merger set forth in Section 8.1 and Section 8.2, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a breach or default on the part of Parent under the Equity Commitment Letter or the Debt Commitment Letter or, to the Knowledge of Parent, any other party to the Equity Commitment Letter or the Debt Commitment Letter. As of the date of this Agreement, there are no side letters or other Contracts to which Parent or Merger Sub or any of their Affiliates is a party related to the funding, investing, availability or conditionality, as applicable, of the Financing that would impose any new conditions or expand the existing conditions to the Equity Financing or the Debt Financing or that would otherwise adversely affect the funding of all or any part of the Equity Financing and the Debt Financing other than as expressly set forth in the Equity Commitment Letter or the Debt Commitment Letter. Parent has fully paid all commitment fees or other fees required to be paid on or prior to the date of this Agreement in connection with the Equity Financing and the Debt Financing and satisfied all of the other terms and conditions required to be satisfied by Parent on or prior to the date hereof. As of the date of this Agreement, assuming the satisfaction of the conditions to the Merger set forth in Section 8.1 and Section 8.2, Parent has no reason to believe that any of the conditions to the Equity Financing or the Debt Financing will not be satisfied, nor does Parent have Knowledge, as of the date of this Agreement, that the full amount of the Equity Financing or the Debt Financing will not be made available to Parent as of the time at which the Closing is required to occur pursuant to Section 2.2 in accordance with the terms of the Equity Commitment Letter and the Debt Commitment Letter.

Section 4.7 Solvency. Parent is not entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming (a) any estimates, projections or forecasts prepared by the Company and its Subsidiaries and made available to Parent prior to the date hereof were prepared in good faith based upon assumptions that were, and continue to be, reasonable, (b) the representations and warranties in Article III are true and correct in all material respects, (c) the Company complies in all material respects with its obligations under this Agreement and (d) the Company and its Subsidiaries, taken as a whole, are Solvent immediately prior to the Effective Time, each of Parent and the Surviving Corporation will be Solvent as of immediately after the consummation of the Merger and the other transactions contemplated by this Agreement. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed the sum (without duplication) of (A) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (iii) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.8 Litigation. Except as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereby, there is no (a) Proceeding or investigation pending (or, to the Knowledge of Parent, threatened) by any Governmental Authority with respect to Parent or any of its Subsidiaries and (b) Proceeding pending (or, to the Knowledge of Parent, threatened) against Parent or any of its Subsidiaries before any Governmental Authority.

Section 4.9 Share Ownership. None of Parent, Merger Sub or any of their respective “affiliates” or “associates” (as defined in Section 203 of the DGCL) (a) beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Stock or any options, warrants or other rights to acquire Company Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company or (b) is, or at any time within the past three (3) years has been, an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company.

Section 4.10 Absence of Certain Agreements. Except for the Voting Agreement, as of the date of this Agreement, none of Parent, Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements, agreements or understanding (whether written or oral, binding or non-binding) with any stockholder of the Company, or any director, officer, employee or Affiliate of the Company or any of its Subsidiaries, (a) relating to (i) this Agreement or the transactions contemplated hereby or (ii) the Surviving Corporation or any of its Subsidiaries or its or their respective business or operations from and after the Effective Time (including with respect to any employment matters) or (b) pursuant to which (i) any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Considerable payable pursuant to this Agreement in respect of such stockholder’s shares of Company Stock, (ii) any stockholder of the Company has agreed to approve this Agreement or to vote against any Superior Proposal or (iii) any stockholder of the Company, or any director, officer, employee or Affiliate of the Company or any of its Subsidiaries has agreed to provide, directly or indirectly, any equity investment to Parent or Merger Sub to finance any portion of the transactions contemplated by this Agreement.

Section 4.11 Finders’ Fee, etc. Except for Barclays Capital Inc., there is no investment banker, broker or finder that has been retained by or is authorized to act on behalf of Parent, Merger Sub or any of their respective Affiliates that is entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 4.12 No Additional Representations; Investigation by Parent. Except for the representations and warranties expressly made by Parent and Merger Sub in this Article IV or in any certificate delivered hereunder, none of Parent, Merger Sub or any other Person acting on behalf of Parent or Merger Sub makes any express or implied representation or warranty whatsoever or with respect to any information provided or made available in connection with the transactions contemplated by this Agreement, including any information, documentation, forecasts, budgets, projections or estimates provided by Parent or any Representative of Parent, including in any “data room” or management presentation or the accuracy or completeness of any of the foregoing. Parent has conducted its own independent investigation and analysis of the business, operations, properties, assets, liabilities, results of operations and financial condition of the Company and acknowledges that it has been provided access to personnel, properties, Contracts, Tax Returns and other records of the Company for such purposes. In entering into this Agreement, Parent has relied solely upon its independent investigation and analysis of the Company and the representations and warranties set forth in Article III and in any certificate delivered thereunder and Parent acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, its Affiliates or any of its or their respective directors, officers, stockholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally.

ARTICLE V

COVENANTS OF THE COMPANY

Section 5.1 Conduct of the Company. From the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, except as (i) expressly permitted or required by this Agreement, (ii) set forth in Section 5.1 of the Company Disclosure Letter, (iii) the Company determines, in good faith, may be necessary or advisable in connection with any COVID-19 Measure, (iv) consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or (v) required by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to conduct its business in all material respects in the ordinary course of business and preserve in all material respects its present relationships with key customers, suppliers, employees and other Persons with which it has material business relations. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, except as (A) expressly permitted or required by this Agreement, (B) set forth in Section 5.1 of the Company Disclosure Letter, (C) consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or (D) required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents (other than amendments to the organizational documents of any wholly owned Subsidiary of the Company that would not prevent, materially delay or materially impair the consummation of the Merger or the transactions contemplated hereby);

(b) split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, other than redemptions, repurchases or acquisitions in connection with the payment of the exercise price of Company Stock Options with Company Stock and to satisfy Tax withholding obligations in connection with the exercise of Company Stock Options or the vesting or settlement of Company Restricted Stock, Company RSUs or Company PSUs, that are outstanding on the date of this Agreement in accordance with the applicable terms thereof on the date of this Agreement or subsequently granted to the extent permitted by the terms of this Agreement;

(c) (i) issue, pledge, deliver or sell, or authorize the issuance, pledge, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than (x) with respect to the grant of Company Equity Awards to employees and directors of the Company and its Subsidiaries as set forth on Section 5.1(c) of the Company Disclosure Letter, (y) the issuance of any shares of Company Stock upon the exercise of Company Stock Options or the settlement of Company RSUs and Company PSUs that are outstanding on the date of this Agreement in accordance with the applicable terms thereof on the date of this Agreement and (z) issuances of securities of the Company’s Subsidiaries to the Company or to wholly owned Subsidiaries of the Company or (ii) amend any term of any Company Security or Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) establish a record date for, authorize, declare, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any Company Securities or Company Subsidiary Securities, other than dividends (i) paid by any wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company or (ii) set forth on Section 5.1(d) of the Company Disclosure Letter;

(e) make or commit to any capital expenditures in excess of $10,000,000 individually or $50,000,000 in the aggregate, except in the ordinary course of business or pursuant to the Company’s annual capital expenditures budget made available to Parent;

(f) make any acquisition (whether by merger, consolidation or acquisition of stock or assets) of any interest in any Person or any division or assets thereof with a value or purchase price in excess of $10,000,000 individually or $25,000,000 in the aggregate, other than (i) acquisitions pursuant to Contracts in effect as of the date of this Agreement and (ii) purchases of assets that do not constitute a business in the ordinary course of business;

(g) sell, assign, license, lease or otherwise transfer, or create any Lien (other than Permitted Liens) on any material asset of the Company or its Subsidiaries, other than in the ordinary course of business;

(h) incur, issue or amend in any material respect the terms of, any indebtedness for borrowed money or guarantees thereof (including, for clarity, issuing or selling any debt securities or rights to acquire debt securities), other than incurring or issuing any (i) intercompany indebtedness, (ii) indebtedness under the Credit Facility (provided that, as of any time, the aggregate amount of indebtedness under the Credit Facility does not exceed the amount set forth on Section 5.1(h) of the Disclosure Letter) and (iii) trade payables, letters of credit, parent guarantees and similar arrangements entered into in the ordinary course of business;

(i) optionally prepay, or reduce the commitments of, any indebtedness set forth on Section 5.1(i) of the Company Disclosure Letter, including the exercising of any consent rights in connection with any proposed optional prepayment or commitment reduction;

(j) other than in the ordinary course of business (including renewals or extensions consistent with the terms thereof or on improved terms), (i) amend or modify in any material respect or terminate (excluding terminations or renewals upon expiration of the term thereof in accordance with the terms thereof) any Material Contract or Real Property Lease, (ii) enter into any Contract that would be a Material Contract or a Real Property Lease if in existence on the date hereof or (iii) waive, release or assign any material rights, claims or benefits under any Material Contract or Real Property Lease; provided, that in no event shall the Company or any of its Subsidiaries be permitted to (A) modify or amend any Specified Contract to the extent such modification or amendment would be adverse in any material respect to the Company and its Subsidiaries, taken as a whole, (B) terminate any Specified Contract (excluding terminations upon expiration of the term thereof in accordance with the terms thereof), (C) enter into any Contract that would be a Specified Contract if in existence on the date hereof or (D) waive, release or assign any material rights, claims or benefits under any Specified Contract.

(k) other than as required by applicable Law or the existing terms of any Company Plan or a Collective Bargaining Agreement in effect on the date hereof, (i) grant or commit to grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with respect to any current or former director, officer, employee, independent contractor or individual service provider of the Company or any of its Subsidiaries (other than in connection with a promotion, increase in duties or new hire on terms provided to similarly situated employees, in each case, in the ordinary course of business consistent with past practice), (ii) increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt, terminate, materially modify or materially amend any Company Plan or any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement (that would be a Company Plan if in effect on the date hereof), (iv) except as permitted by Section 5.1(c), grant or commit to grant or amend any equity or equity-based awards, (v) increase compensation, bonus or other benefits payable to any current or former director, officer, employee, independent contractor or individual service provider of the Company or any of its Subsidiaries other than increases in the ordinary course of business consistent with past practice for individuals with an annual base salary or base compensation of less than $200,000, (vi) hire or terminate (other than for “cause”) any officer, employee, independent contractor or individual service provider with an annual base salary or base compensation of more than $200,000 or (vii) take any action to accelerate the vesting, funding or payment date of any material compensation or benefits (including any Company Equity Awards);

(l) negotiate, modify, extend or enter into any Collective Bargaining Agreement, other than renewals, replacements, extensions or amendments of Collective Bargaining Agreements in the ordinary course of business or as required by applicable Law or pursuant to the existing terms thereof or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Employees of the Company or its Subsidiaries, except as required by applicable Law;

(m) change the Company’s methods of financial accounting, except as required by GAAP or in Regulation S-X of the Exchange Act (or any interpretation thereof), any Governmental Authority or applicable Law;

(n) (i) materially change any method of Tax accounting, except as required by applicable Law, (ii) make or change any material election with respect to Taxes, (iii) amend any federal income or other Tax Return in a manner that would materially increase the Taxes of the Company and its Subsidiaries, (iv) agree or settle any claim or assessment in respect of a material amount of Taxes, excluding for these purposes any agreement or settlement relating to a Tax item to the extent that such agreement or settlement does not materially exceed the reserves for such Tax item on the Company Balance Sheet, (v) enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to a material amount of Taxes, (vi) surrender any right to a material refund of Taxes or (vii) extend or waive the statute of limitations period applicable to any material Tax or Tax Return;

(o) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of the Company or any material Subsidiary of the Company;

(p) settle, release, waive, compromise or offer or propose to settle, release, waive or compromise any pending or threatened Proceeding involving or against the Company or any of its Subsidiaries in excess of $2,500,000 (excluding, for the avoidance of doubt, amounts paid by insurance and other amounts not paid out-of-pocket by the Company);

(q) with respect to the MBR Authority, status as a Qualifying Facility and/or status as an Exempt Wholesale Generator of any Subsidiary of the Company, knowingly take or fail to take any action that would reasonably be expected to result in the cancellation or revocation of such MBR Authority or status, as applicable, and that would be reasonably expected to be material to the Company and its Subsidiaries, taken as a whole; or

(r) agree, resolve or commit to do any of the foregoing.

Parent and Merger Sub acknowledge and agree that (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in this Section 5.1 or elsewhere in this Agreement to the extent that the requirement of such consent would violate any applicable Law.

Section 5.2 Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement (and not later than twenty-five (25) Business Days following the date of this Agreement), (i) the Company shall prepare the Proxy Statement, which shall, subject to Section 7.2, include the Company Board Recommendation, (ii) Parent and Merger Sub shall furnish all information concerning themselves and their Affiliates that is required to be included in the Proxy Statement and shall promptly provide such other assistance and information in the preparation of the Proxy Statement as may be reasonably requested by the Company from time to time and (iii) subject to the receipt from Parent and Merger Sub of the information and assistance described in clause (ii) above, the Company shall file the Proxy Statement with the SEC.

(b) The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, and each of the Company, on the one hand, and Parent, on the other hand, shall promptly provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the transactions contemplated hereby. The Company shall use its reasonable best efforts to respond (with the assistance of, and after consultation with, Parent as provided by this Section 5.2(b)) as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, including filing any amendments or supplements to the Proxy Statement as may be required. Each of the Company, Parent and Merger Sub shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, on the date the Proxy Statement is first mailed to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Company Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties thereof, and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, promptly disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement (including any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such documents or responses and the Company shall consider such comments in good faith. The Company shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to holders of Company Stock as of the record date established for the Company Meeting as promptly as practicable (and in any event within five (5) Business Days) after the date on which the SEC confirms that it has no further comments on the Proxy Statement (the “SEC Clearance Date”).

Section 5.3 Company Meeting. The Company shall take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after the SEC Clearance Date, subject to compliance with the DGCL and the Exchange Act, for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”); provided that the Company Meeting shall in no event be scheduled for later than the fourtieth (40th) day following the first mailing of the Proxy Statement to the stockholders of the Company; provided, further, that the Company may postpone or adjourn the Company Meeting (and shall postpone or adjourn the Company Meeting upon the request of Parent in the event of clauses (b), (c) and (d) of this Section 5.3) (a) with the consent of Parent, (b) for the absence of a quorum, (c) after consultation with Parent, to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith (after consultation with outside counsel) is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Meeting or (d) to allow additional solicitation of votes in order to obtain the Company Stockholder Approval. As promptly as practicable after the date hereof, the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act and take all action necessary to establish a record date for the Stockholders’ Meeting. The Company shall, through the Company Board, but subject to the right of the Company Board to make a Company Adverse Recommendation Change pursuant to the terms hereof, provide the Company Board Recommendation and shall include the Company Board Recommendation in the Proxy Statement, and, unless there has been a Company Adverse Recommendation Change pursuant to the terms hereof or a termination of this Agreement in accordance with Section 7.2(d), the Company shall use reasonable best efforts to solicit proxies in favor of the Company Stockholder Approval. Parent, Merger Sub and their Representatives shall have the right to solicit proxies in favor of the Company Stockholder Approval. Notwithstanding any Company Adverse Recommendation Change, unless this Agreement is validly terminated pursuant to, and in accordance, with Article IX, this Agreement shall be submitted to the holders of Company Stock for the purpose of obtaining the Company Stockholder Approval. Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (i) the adoption of this Agreement, (ii) the stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act and (iii) adjournment of the Company Meeting shall be the only matters (other than procedural matters) which the Company shall propose to be acted on by the holders of Company Stock at the Company Meeting.

Section 5.4 Insurance. From the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to maintain insurance coverage under material Insurance Policies (or obtain replacements thereof providing similar coverage on substantially similar terms).

ARTICLE VI

COVENANTS OF PARENT AND MERGER SUB

Section 6.1 Obligations of Merger Sub. Parent shall cause Merger Sub to perform when due its obligations under this Agreement and to consummate the Merger pursuant to the terms and subject to the conditions set forth in this Agreement.

Section 6.2 Director and Officer Indemnification.

(a) For a period of not less than six (6) years after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless each former and present director or officer of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, a “Company Indemnified Party”) against any costs, expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim to the fullest extent permitted by Law upon receipt, if required by applicable Law, organizational documents of the Company or its Subsidiaries or any applicable Indemnification Agreement, of a written undertaking by such Company Indemnified Party or on such Company Indemnified Party’s behalf to repay the amount paid or reimbursed if it is ultimately determined that such Company Indemnified Party is not permitted to be indemnified under applicable Law, organizational documents or indemnification agreement), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim with respect to acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in connection with such persons serving as an officer, director, employee or other fiduciary of the Company or any of its Subsidiaries or of any Person if such service was at the request of or for the benefit of the Company or any of its Subsidiaries, in each case, to the fullest extent permitted by Law and as provided in the respective certificates of incorporation, bylaws (or comparable organizational documents) of the Company or its Subsidiaries or any indemnification agreement as in effect on the date of this Agreement and made available by the Company to Parent prior to the date of this Agreement (an “Indemnification Agreement”). All rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, as provided in the respective certificates of incorporation, bylaws (or comparable organizational documents) of the Company or its Subsidiaries or in any Indemnification Agreement in effect as of the date of this Agreement in favor of the Company Indemnified Parties shall survive the Merger and continue in full force and effect in accordance with their terms, and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) honor all the terms thereof. Notwithstanding anything herein to the contrary, if any Company Indemnified Party notifies Parent on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 6.2, the provisions of this Section 6.2 shall continue in effect with respect to such matter until the final disposition of all claims relating thereto.

(b) For a period of not less than six (6) years after the Effective Time, Parent, to the fullest extent permitted under applicable Law, shall cause to be maintained in effect the provisions in the certificates of incorporation and bylaws and comparable organizational documents of the Surviving Corporation and each Subsidiary of the Company (or in such documents of any successor thereto) regarding elimination of liability, indemnification and advancement of expenses in effect as of immediately prior to the Effective Time, and, during such six (6)-year period, shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individual who immediately before the Effective Time was a Company Indemnified Party, except as required by applicable Law.

(c) Parent shall or shall cause the Surviving Corporation to either (i) continue to maintain in effect for a period of no less than six (6) years after the Effective Time the Company’s directors’ and officers’ insurance policies (the “D&O Insurance”) in place as of the date of this Agreement or (ii) purchase comparable D&O Insurance (from a carrier with the same or better credit rating as the Company’s D&O Insurance carrier) for such six (6)-year period, in each case, with coverage for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an aggregate or total premium amount in excess of 350% of the amount per annum the Company paid in its last full fiscal year (such 350% amount, the “Premium Cap”); provided, further, that if the amount necessary to procure such insurance coverage exceeds the Premium Cap, Parent shall, or shall cause the Surviving Corporation to, purchase the most advantageous policy available for an amount not to exceed the Premium Cap. The Company shall use reasonable best efforts to purchase, prior to the Effective Time, a prepaid “tail policy” for a period of no more than six (6) years after the Effective Time with coverage for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring prior to the Effective Time (provided that the aggregate premium for such “tail” policy shall not exceed the Premium Cap), in which event Parent shall cease to have any obligations under the first sentence of this Section 6.2(c). The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail policy” in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder.

(d) In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any Person, then, and in each such case, Parent shall cause the successors and assigns of Parent or the Surviving Corporation, as the case may be, to succeed to or assume the applicable obligations of such Party set forth in this Section 6.2.

(e) The provisions of this Section 6.2 shall survive consummation of the Merger, are intended to be for the benefit of, and will be enforceable by, each of the Company Indemnified Parties and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract, at Law or otherwise.

Section 6.3 Employee Matters.

(a) For a period beginning on the Closing Date and continuing thereafter for twelve (12) months (the “Continuation Period”), Parent shall provide, or shall cause the Surviving Corporation and its Subsidiaries to provide, employees of the Company and its Subsidiaries as of immediately prior to the Effective Time who continue employment with Parent or any of its Subsidiaries, including the Surviving Corporation, immediately following the Closing (the “Continuing Employees”) with (i) base salary or other base cash compensation that is at least the same as, in the aggregate, the base salary or other base cash compensation that was provided to such Continuing Employee immediately prior to the Effective Time, (ii) short-term target cash incentive compensation opportunities (including short-term annual cash incentive compensation but excluding equity or equity-based compensation) that are no less favorable in the aggregate than the aggregate total short-term cash incentive compensation opportunities provided to the Continuing Employee immediately prior to the Effective Time, (iii) severance and any other termination pay and benefits plans, practices and policies that are no less favorable than such plans, practices and policies that were applicable to such Continuing Employee immediately prior to the Effective Time and (iv) other employee benefits (other than any defined benefit pension, retiree welfare, short-term and long-term bonus and short-term and long-term incentive opportunities, change in control and equity or equity-based compensation) that are substantially comparable in the aggregate to those employee benefits (other than any defined benefit pension, retiree welfare, short-term and long-term bonus and short-term and long-term incentive opportunities, change in control and equity or equity-based compensation) in effect for such Continuing Employees immediately prior to the Effective Time. The terms and conditions of employment for any Continuing Employees who are covered by a Collective Bargaining Agreement shall be governed by the applicable Collective Bargaining Agreement subject to the expiration, modification or termination of such Collective Bargaining Agreement in accordance with its terms or applicable Law. Nothing herein shall be deemed to limit the right of Parent or any of their respective Affiliates to (A) terminate the employment of any Continuing Employee at any time for any or no reason, (B) change or modify the terms or conditions of employment for any Continuing Employee to the extent such change is not inconsistent with the provisions of this Section 6.3 or (C) adopt, terminate, change or modify any Company Plan or other employee benefit plan or arrangement in accordance with its terms; provided that such change or modification does not otherwise violate the requirements of this Section 6.3.

(b) For purposes of eligibility to participate, level of paid time off and severance benefits, and vesting of retirement benefits (but not benefit accrual, unless required by applicable Law or previously accrued or vested benefits) under the employee benefit plans, programs and arrangements established or maintained by Parent and its respective Affiliates in which Continuing Employees are eligible to participate after the Closing (the “New Benefit Plans”), each Continuing Employee shall be credited for service to the same extent and for the same purpose as such Continuing Employee as was credited by the Company immediately prior to the Effective Time under similar or comparable Company Plans in which such Continuing Employee participated immediately prior to the Effective Time (except (x) for purposes of benefit accrual under defined benefit plans and (y) to the extent such credit would result in a duplication of benefits or coverage). With respect to any New Benefit Plans in which the Continuing Employees may be eligible to participate following the Closing, Parent and its Subsidiaries shall use commercially reasonable efforts to allow each Continuing Employee to be immediately eligible to participate in such New Benefit Plans, without any waiting time, to the extent coverage under such New Benefit Plan replaces coverage under a similar or comparable Company Plan in which such Continuing Employee was eligible to participate immediately before such commencement of participation. For purposes of each New Benefit Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, for the plan year in which the Closing occurs Parent shall use commercially reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such New Benefit Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Plan in which such Continuing Employee participated immediately prior to the Closing. Parent shall cause any eligible expenses incurred and paid by such Continuing Employee and his or her covered dependents during the plan year of the Company Plan in which the Closing Date occurs to be taken into account under such New Benefit Plan in such plan year for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year as if such amounts had been paid in accordance with such New Benefit Plan.

(c) In the event that the Closing occurs in 2021, each Continuing Employee participating in any Company Plan that is an annual bonus plan, policy or arrangement during the 2021 calendar year shall remain eligible to receive a cash bonus equal to the cash bonus such Continuing Employee would have otherwise received in accordance with the terms and conditions of such Company Plan (including all employees employed on December 31, 2021, other than any such employees who is thereafter terminated for “cause” or who voluntary resigns without “good reason”), and based on actual performance, to be paid to the Continuing Employee by the Surviving Corporation at the same time such bonuses would have otherwise been paid in the ordinary course of business consistent with past practice. If the Closing has not occurred by December 1, 2021, and the Company reasonably determines that the Closing may not occur prior to December 31, 2021, the Company, in consultation with Parent, may accelerate the payment of such bonuses and the ability of such employees to exercise any Company Stock Options, if and to the extent that, in the reasonable judgment of the Company, such accelerated payment and accelerated option exercisability would reasonably be expected to mitigate any adverse consequences to the recipient or to the Company or any of its Subsidiaries that might otherwise reasonably be expected to arise under the provisions of Section 280G or 4999 of the Code (provided that if the Company deems it necessary or appropriate to encourage or facilitate the exercise of Company Stock Options to mitigate such adverse tax consequences, the Company, in consultation with Parent, may, to the extent otherwise permitted under its applicable plans and programs, permit the exercise of such Company Stock Options on a net settlement basis and permit the satisfaction of any associated Tax liability or withholding through share withholding); provided, in each case, that in no event may any such action increase any liability for Parent, the Company or such disqualified individuals under Section 409A of the Code or materially increase the value of any such payments.

(d) Prior to the Closing, the Company and its Subsidiaries, as applicable, shall use reasonable best efforts to comply in all material respects with all notice, consultation, effects bargaining or other bargaining obligations to any labor union, labor organization, works council or group of employees of the Company and its Subsidiaries in connection with the Merger. Each of Parent and the Company agree to reasonably cooperate with each other in order to comply with such obligations.

(e) The terms of this Section 6.3 are included for the sole benefit of the Parties and shall not confer any rights or remedies upon any Continuing Employee or former employee of the Company or any of its Subsidiaries, any participant or beneficiary in any Company Plan or any other Person or Governmental Authority (whether as a third-party beneficiary or otherwise) other than the parties hereto. Nothing contained in this Agreement shall (i) constitute or be deemed to constitute an establishment, amendment or termination of any Company Plan or other compensation or benefit plan, policy, program, agreement or arrangement, (ii) obligate Parent or any of its Subsidiaries or Affiliates to (x) maintain any particular benefit or compensation plan, policy, program, agreement or arrangement or (y) retain the employment or any particular term or condition of employment of any particular employee; or (iii) prevent the Surviving Corporation or any of its Subsidiaries from adopting, amending or terminating any benefit or compensation plan, policy, program, agreement or arrangement.

ARTICLE VII

COVENANTS OF PARENT AND THE COMPANY

Section 7.1 Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement and, in any event, prior to the End Date, including using reasonable best efforts to (i) prepare and file, in consultation with the other Parties, as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party, in each case, that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement (whether or not such approvals, consents, registrations, permits, authorizations and other confirmations are conditions to the consummation of the Merger pursuant to Article VIII).

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make as promptly as practicable after the date of this Agreement (i) the HSR Filing, (ii) the Ex-U.S. Filings, (iii) the FERC Application, (iv) the NJDEP Application, (v) the FCC Filing and (vi) the draft CFIUS Notice; provided that each of Parent and the Company shall make (x) the HSR Filing within ten (10) Business Days after the date of this Agreement, (y) the FERC Application and the NJDEP Application within twenty (20) Business Days after the date of this Agreement or, in each case, if agreed by the Parties, otherwise as soon as possible, and (z) the draft CFIUS Notice within thirty (30) days after the date of this Agreement and the final CFIUS Notice promptly after receipt of confirmation that CFIUS has no further comment to the draft CFIUS Notice. Each of the Company and Parent shall use reasonable best efforts to (A) supply as promptly as practicable any additional information and documentary material that may be requested by a Governmental Authority in connection with the foregoing, including any information, documentation or other material that may be requested by a Governmental Authority with respect to any controlling person of Parent, (B) furnish to each other any necessary information and reasonable assistance as the other may request in connection with the foregoing, and (C) take all other actions necessary or advisable to cause the expiration or termination of any applicable waiting periods under the HSR Act and to obtain the Ex-U.S. Approvals, the FERC Approval, the NJDEP Approval, the FCC Consents, and the CFIUS

Approval, in each case as promptly as practicable, and in the case of the CFIUS Approval within the timeframes set forth under the DPA, and, in any event, prior to the End Date. The Company and Parent shall each request early termination of the waiting period with respect to the Merger under the HSR Act. Parent shall pay 100% of the filing fees payable under the HSR Act or in connection with the Ex-U.S. Filings, the FERC Application, the NJDEP Application, the filing fee associated with the CFIUS Notice and all FCC filing fees payable by the Company, Parent and their respective Subsidiaries relating to the Merger, regardless of whether the transactions contemplated by this Agreement are consummated.

(c) Except as prohibited by applicable Law or Order, each of Parent and the Company shall (i) cooperate and consult with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings (except HSR filings) and submissions, (ii) promptly inform the other Party of (and if in writing, supply to the other Party) any substantive communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, FERC, NJDEP, the FCC, CFIUS or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement, (iii) consult with each other prior to taking any material position with respect to the filings contemplated by Section 7.1(b) in discussions with or filings to be submitted to any Governmental Authority, (iv) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Authority with respect to the filings contemplated by Section 7.1(b) and (v) coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such Party with any Governmental Authority relating to this Agreement or the transactions contemplated hereby; provided, however, that the Parties may redact information related to the valuation of the Company and personal identifier information from any materials required to be provided pursuant to this Section 7.1(c), and may reasonably designate competitively-sensitive information in such materials as “outside counsel only.”

(d) Unless prohibited by applicable Law or Order or by the applicable Governmental Authority, (i) none of the Company, Parent or their respective Affiliates shall participate in or attend any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of the Merger (including with respect to any of the actions referred to in Section 7.1(a)) without the other, (ii) each of the Company and Parent shall give the other reasonable prior notice of any such meeting or conversation and (iii) in the event either the Company or Parent is prohibited by applicable Law or Order or by the applicable Governmental Authority from participating or attending any such meeting or engaging in any such conversation, the participating or attending Party shall keep the non-participating or non-attending, as the case may be, Party reasonably apprised with respect thereto.

(e) Notwithstanding anything to the contrary in this Section 7.1, Parent shall, and shall cause its Subsidiaries to, take any action to avoid or eliminate each and every impediment that may be asserted by any Governmental Authority (including in connection with the HSR Filing, the Ex-U.S. Filings, the FERC Application, the NJDEP Application, the FCC Filing and the CFIUS Notice) with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as promptly as practicable and, in any event, prior to the End Date, including (i) the prompt use of its best efforts to avoid the entry of, or to effect the dissolution of, any permanent, preliminary or temporary Order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including (A) the proffer and agreement by Parent of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, categories of assets or businesses or other operations or interests therein of Parent or any of its Subsidiaries (including, after the Closing, the Company and its Subsidiaries) (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto, including the entry into hold separate arrangements, terminating, assigning or modifying Contracts (or portions thereof) or other business relationships, accepting restrictions on business operations and entering into commitments and obligations) and (B) the proffer and agreement by Parent of its willingness to take such other actions, and promptly to effect such other actions (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto, including the entry into hold separate arrangements, terminating, assigning or modifying Contracts (or portions thereof) or other business relationships, accepting restrictions on business operations and entering into commitments and obligations), in each case if such action should be necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any Proceeding in any forum or (y) issuance of any Order that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement by any Governmental Authority, (ii) defending through litigation on the merits any claim asserted in any court, agency or other proceeding by any Person, including any Governmental Authority, seeking to delay past the End Date, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement and (iii) taking, in the event that any permanent, preliminary or temporary Order is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement in accordance with its terms unlawful or that would delay past the End Date, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, any and all steps (including the appeal thereof and the posting of a bond) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened Order so as to permit such consummation as promptly as practicable and, in any event, prior to the End Date. Notwithstanding anything in this Agreement to the contrary, Parent shall not be required to, solely in connection with the CFIUS Notice, take any action pursuant to this Section 7.1(e) that would have a material adverse effect on the Company and its Subsidiaries, taken as a whole. Nothing in this Agreement shall obligate Parent or the Company to agree to any divestiture or other remedy not conditioned on the consummation of the Closing.

Section 7.2 No Solicitation.

(a) From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, and except as otherwise specifically provided for in this Section 7.2, (i) the Company shall, and shall cause each of its Subsidiaries and its and their respective directors, officers and employees to, and shall cause its and their respective other Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Third Party with respect to a Company Acquisition Proposal or any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal, and the Company shall promptly (and in any event within three (3) Business Days of the date hereof) request in writing that each Third Party that has previously executed a confidentiality or similar agreement promptly return to the Company or destroy, in accordance with the terms of such confidentiality agreement, all non-public information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives, and (ii) the Company shall not, and shall cause each of its Subsidiaries and its and their respective directors, officers and employees not to, and shall not permit its and their respective other Representatives to, directly or indirectly, (A) solicit, initiate or knowingly encourage any Company Acquisition Proposal or any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal, (B) participate in any negotiations or discussions regarding, or furnish to any Person (other than Parent, its Affiliates and their respective Representatives) any nonpublic information relating to the Company and its Subsidiaries, or provide access to the properties or personnel of the Company and its Subsidiaries, in each case, in connection with any Company Acquisition Proposal or any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal, (C) approve or recommend, or make any public statement approving or recommending, a Company Acquisition Proposal or any proposal or offer which constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal, (D) grant any waiver, amendment or release under any “standstill” or confidentiality agreement (unless the Company Board has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law), (E) approve or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement that constitutes a Company Acquisition Proposal or any proposal or offer which could reasonably be expected to lead to a Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 7.2(b)) (each an “Alternative Acquisition Agreement”), (F) submit any Company Acquisition Proposal to a vote of the stockholders of the Company or (G) resolve or agree to do any of the foregoing.

(b) Notwithstanding the limitations set forth in Section 7.2(a), but subject to compliance with the other provisions of this Section 7.2, if, after the date of this Agreement and prior to the time the Company Stockholder Approval is obtained, the Company receives a bona fide Company Acquisition Proposal that did not result from a material breach of this Section 7.2 and that the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, (i) is or would reasonably be expected to lead to a Superior Proposal and (ii) failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company may, in response to such Company Acquisition Proposal, furnish nonpublic information relating to the Company and its Subsidiaries to the Person or group (or any of their Representatives) making such Company Acquisition Proposal and engage in discussions or negotiations with such Person or group and their Representatives regarding such Company Acquisition Proposal; provided that (x) prior to furnishing any nonpublic information relating to the Company and its Subsidiaries to such Person or group or their respective Representatives, the Company enters into an Acceptable Confidentiality Agreement with the Person or group making such Company Acquisition Proposal and (y) promptly (but not more than forty-eight (48) hours) after furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished to Parent or its Representatives). Notwithstanding anything to the contrary contained in this Agreement, the Company and its Subsidiaries and the Company’s Representatives may in any event (A) seek to clarify the terms and conditions of any bona fide Company Acquisition Proposal that did not result from a material breach of this Section 7.2 solely to determine whether such Company Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, (B) permit a Person to request a waiver of a “standstill” or similar obligation and grant such a waiver (unless the Company Board has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law) and (C) inform a Person or group that has made a Company Acquisition Proposal of the provisions of this Section 7.2.

(c) The Company shall promptly (and in any event within one (1) Business Day) notify Parent after receipt of any Company Acquisition Proposal, any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to a Company Acquisition Proposal or any inquiry or request for nonpublic information relating to the Company and its Subsidiaries by any Third Party who has made or could reasonably be expected to make a Company Acquisition Proposal. Such notice shall (i) indicate the identity of the Third Party who has made or could reasonably be expected to make a Company Acquisition Proposal and (ii) include a copy of any written documents or agreements delivered to the Company or its Representatives in connection with such inquiry, proposal or offer (or, if not delivered in writing, a summary of the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request). Thereafter, the Company shall keep Parent reasonably informed, on a prompt basis (and in any event within one (1) Business Day), regarding any material changes to the status and material terms of any such inquiry, proposal or offer (and shall provide Parent with a copy of any written documents or agreements delivered to the Company or its Representatives that contain any material amendments thereto or any material change to the scope or material terms or conditions thereof (or, if not delivered in writing, a summary of any such material amendments or material changes)).

(d) Except as otherwise provided in this Section 7.2(d), the Company Board shall not effect a Company Adverse Recommendation Change or approve, endorse, recommend, or execute or enter into any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement in accordance with Section 7.2(b)). Notwithstanding anything to the contrary in this Agreement, prior to the time the Company Stockholder Approval is obtained, the Company Board may effect a Company Adverse Recommendation Change (and, in the case of a bona fide Company Acquisition Proposal that did not result from a material breach of this Section 7.2, terminate this Agreement pursuant to Section 9.1(d)(ii) and concurrently pay the Company Termination Fee in order to enter into a definitive agreement in connection with a Superior Proposal) if, and only if: (i) (A) a bona fide Company Acquisition Proposal that did not result from a material breach of this Section 7.2 is made to the Company after the date of this Agreement and such Company Acquisition Proposal is not withdrawn prior to such Company Adverse Recommendation Change or (B) there has been an Intervening Event; (ii) in the case of a bona fide Company Acquisition Proposal that did not result from a material breach of this

Section 7.2, the Company Board concludes in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that such Company Acquisition Proposal constitutes a Superior Proposal; and (iii) the Company Board shall have concluded in good faith, after consultation with the Company’s outside legal counsel, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Laws.

(e) Notwithstanding the provisions herein to the contrary, prior to making any Company Adverse Recommendation Change or entering into a definitive agreement in connection with a Superior Proposal in accordance with Section 7.2(d): (i) the Company Board shall provide Parent at least five (5) Business Days’ prior written notice (a “Notice”) of its determination to take such action, which notice shall specify, in reasonable detail, the reasons therefor and, in the case of an Intervening Event, the reasonable detail thereof, and, in the case of a Company Acquisition Proposal, the terms and conditions of such proposal, including a copy of any proposed definitive agreements relating to such proposal; (ii) during the five (5) Business Days following such written notice (the “Notice Period”), the Company Board and its Representatives shall negotiate in good faith with Parent and its Representatives (to the extent Parent desires to negotiate) regarding any revisions to the terms of the transactions contemplated hereby proposed by Parent in response to such Superior Proposal or Intervening Event, as applicable; and (iii) at the end of the Notice Period, the Company Board shall have concluded in good faith, after consultation with the Company’s outside legal counsel and outside financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed in writing by Parent), that, as applicable (A) the Company Acquisition Proposal continues to be a Superior Proposal or (B) the Intervening Event continues to warrant a Company Adverse Recommendation Change and, in each case, that failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Laws; provided that any material revision, amendment, update or supplement to the terms of any Company Acquisition Proposal shall require a new Notice and the Company shall be required to comply again with the requirements of this Section 7.2(e); provided, further, that the new Notice Period shall be three (3) Business Days.

(f) Nothing contained in this Agreement shall prohibit the Company Board from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act; provided, however, that this Section 7.2(f) shall not permit the Company Board to effect a Company Adverse Recommendation Change except to the extent otherwise permitted by this Section 7.2; provided, further, that a request by Parent for the Company to publicly recommend against a Company Acquisition Proposal may not be made more than twice with respect to any Company

Acquisition Proposal unless the price, conditions or other material terms of such Company Acquisition Proposal are subsequently amended or modified, in which case Parent may make one request each time such Company Acquisition Proposal is so subsequently amended or modified. For the avoidance of doubt, any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not constitute a Company Adverse Recommendation Change; provided that the Company does not make any recommendation in connection therewith other than a recommendation against any Company Acquisition Proposal.

Section 7.3 Financing.

(a) Prior to Closing, each of Parent and Merger Sub shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Debt Financing or any Substitute Debt Financing as promptly as possible (taking into account the anticipated timing of the Marketing Period) following the date of this Agreement (and, in any event, no later than the time at which the Closing is required to occur pursuant to Section 2.2), including using its reasonable best efforts to (i) (A) maintain in effect the Debt Letters and to comply with its obligations under the Debt Letters to the extent the failure to comply with such obligations would adversely impact the amount or, taking into account the expected timing of the Marketing Period, the availability of the Debt Financing at the Closing, (B) negotiate, enter into and deliver definitive agreements with respect to the Debt Financing reflecting the terms and conditions contained in the Debt Letters (including any “market flex” provisions applicable thereto) or on terms that, taken as a whole, are no less favorable in the aggregate to Parent than the terms contained in the Debt Letters (including any “market flex” provisions applicable thereto), so that such agreements are in effect no later than the time at which the Closing is required to occur pursuant to Section 2.2 and (C) enforce their rights under the Debt Letters and (ii) satisfy on a timely basis (or obtain the waiver of) all the conditions and covenants applicable to Parent or Merger Sub in the Debt Financing and the definitive agreements related thereto that are to be satisfied by Parent or Merger Sub in Parent’s or Merger Sub’s control (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing). In the event that all conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived or, upon funding shall be satisfied or waived, Parent and Merger Sub shall obtain the Equity Financing contemplated by the Equity Commitment Letter and use their reasonable best efforts to cause the Persons providing the Debt Financing (the “Debt Financing Parties”) to fund the Debt Financing at or prior to the Effective Time with respect to shares to be paid for pursuant to the Merger.

(b) Parent shall keep the Company reasonably informed on a reasonably current basis of the status of the Debt Financing and material developments with respect thereto and upon the Company’s reasonable written request, provide the Company with copies of any final material definitive agreements related to the Debt Financing. Without limiting the foregoing, Parent and Merger Sub shall promptly (and in no event less than one Business Day) after obtaining knowledge thereof, give the Company prompt written notice (i) of any breach or default by any party to the Debt Letters or the definitive documentation related to the Debt Financing, (ii) the receipt of any written notice or other written communication from any Debt Financing Source Party with respect to any (A) actual breach, default, termination (other than in accordance with its terms) or repudiation by any part to any of the Financing Letters or, to the extent entered into and effective prior to the Closing Date, the definitive agreements related to the Financing of any provisions of the Debt Letters or (B) material dispute or material disagreement relating to the Financing with respect to the obligations to fund the Financing or the amount of the Financing to be funded at Closing (excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing or the definitive agreements with respect to the Debt Financing) or (iii) if for any reason Parent in good faith no longer believes it or Merger Sub will be able to obtain all or any portion of the Debt Financing in the manner or from the sources contemplated by the Debt Commitment Letter or the definitive documentation related to the Debt Financing. Parent may amend, modify, terminate, assign or agree to any waiver under the Debt Letters without the prior written approval of the Company, provided that Parent and Merger Sub shall not, without Company’s prior written consent, permit any such amendment, modification, assignment, termination or waiver to be made to, or consent to or agree to any waiver of, any provision of or remedy under the Debt Letters which would (A) reduce the aggregate net cash amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount of the Debt Financing, unless the Debt Financing is increased by a corresponding amount on substantially the same terms as provided in the Debt Letters) except to the extent after giving effect to such termination, amendment, modification, waiver or replacement, the aggregate net proceeds contemplated from the Equity Financing and the Debt Financing (as terminated, amended, modified, waived or replaced), together with other financial resources of Parent, including contemplated cash on hand of Parent, is, in the aggregate, sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration and all fees and expenses reasonably expected to be incurred in connection therewith, (B) impose new or additional conditions to the funding of the Debt Financing or otherwise expand, amend or modify any of the conditions to the funding of the Debt Financing, in any case, from those set forth in the Debt Commitment Letter on the date of this Agreement or (C) otherwise expand, amend, modify or waive any provision of the Debt Letters or the Debt Financing in a manner that in the case of this clause (C) would reasonably be expected to (I) impair, delay or prevent or make less likely the consummation of the Merger or the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) at the Effective Time, taking into account the timing of the Marketing Period, (II) materially and adversely impact the ability of Parent and Merger Sub to enforce their rights against the Debt Financing Parties or any other parties to the Debt Letters or the definitive agreements with respect thereto or (III) adversely affect the ability of Parent or Merger Sub to timely consummate the Merger and the other transactions contemplated hereby; provided, however, for the avoidance of doubt, Parent and Merger Sub may amend, replace, supplement and/or modify the Debt Letters solely to add additional Debt Financing Parties as parties thereto who had not executed the Debt Letters as of the date hereof. Neither Parent nor Merger Sub shall permit or consent to any amendment, supplement, waiver or modification to be made to the Equity Commitment Letter (other than to increase the amount of the Equity Financing). In the event that new commitment letters and/or fee letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Debt Letters permitted pursuant to this Section 7.3, such new commitment letters shall be deemed to be a “Debt Commitment Letter” for all purposes of this Agreement and/or together with such new fee letters shall be deemed to be a part of the “Debt Financing” and deemed to be the “Debt Letters” for all purposes of this Agreement. Parent and Merger Sub shall promptly deliver to the Company true, correct and complete copies of any termination, amendment, modification or replacement of the Debt Letters. If funds in the amounts set forth in the Debt Letters, or any portion thereof, become unavailable, Parent shall, as promptly as practicable following the occurrence of such event, (x) notify the Company thereof, (y) use its reasonable best efforts to obtain substitute debt financing from the same or alternative debt financing sources (on terms and conditions that are not materially less favorable to Parent and Merger Sub, taken as a whole, than the terms and conditions as set forth in the Debt Letters, taking into account any “market flex” provisions thereof) in an amount sufficient, when added to the portion of the Financing that is and remains available to Parent or Merger Sub, together with cash on hand at Parent and its Subsidiaries, to enable Parent and Merger Sub to consummate the payment for shares of Company Stock by Merger Sub pursuant to the Merger and the other transactions contemplated hereby in accordance with the terms hereof (the “Substitute Debt Financing”) and (z) promptly after execution of any new debt financing commitment letter that provides for such Substitute Debt Financing, deliver to the Company true, complete and correct copies of the new debt commitment letter and the related fee letters (redacted to remove the fee amounts, pricing caps, the rates and economic terms included in the “market flex” and related to “securities demand” provisions contained therein and certain other economic terms, none of which redacted provisions cover terms that would reasonably be expected to adversely affect conditionality, enforceability or availability of, or the aggregate amount available under the Debt Financing) and related definitive financing documents with respect to such Substitute Debt Financing. Upon obtaining any commitment for any such Substitute Debt Financing, such financing shall be deemed to be a part of the “Debt Financing” and any commitment letter for such Substitute Debt Financing shall be deemed a “Debt Commitment Letter,” and together with the related fee letters the “Debt Letters” for all purposes of this Agreement. For the avoidance of doubt, in no event shall the reasonable best efforts of Parent require or be deemed or construed to require Parent to seek equity financing from any source or in excess of the amount set forth in the Equity Commitment Letter.

(c) Notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub expressly acknowledge and agree that neither Parent’s nor Merger Sub’s obligations hereunder are conditioned in any manner upon Parent or Merger Sub obtaining the Debt Financing, any Substitute Debt Financing or any other financing.

(d) Prior to Closing, the Company and its Subsidiaries shall use their reasonable best efforts to, and shall use their respective reasonable best efforts to cause their Representatives to, use their reasonable best efforts to provide to Parent such customary cooperation as may be reasonably requested by Parent to assist Parent in connection with arranging the Debt Financing (which for purposes of this clause (d) shall include one or more offerings of non-convertible high yield debt securities to be issued or incurred in lieu or in replacement of any bridge financing contemplated by the Debt Letters) and the satisfaction of the conditions as set forth in the Debt Letters, including using reasonable best efforts to:

(i) furnish to Parent as promptly as reasonably practicable (or, in the case of financial statements set forth in paragraph 4 of Exhibit D to the Debt Letters (as in effect on the date of this Agreement), within the time period set forth therein) (A) the Required Information and (B) such other pertinent and customary financial and operating information regarding the Company as may be reasonably requested by Parent to the extent that such information is customarily required for financings of the type contemplated by the Debt Letters; provided that, in connection with the foregoing clause (B), the Company shall not be obligated to furnish any of the Excluded Information and the Company shall only be obligated to deliver such information to the extent such information may reasonably be obtained from the books and records of the Company or is otherwise readily available to the Company and its Subsidiaries;

(ii) upon reasonable prior notice, cause members of management (with appropriate seniority) of the Company to participate in a reasonable number of meetings, presentations and roadshows with prospective lenders and investors and sessions with the ratings agencies, in each case in connection with the arrangement of the Debt Financing at reasonable times and locations mutually agreed between the Parent and the Company;

(iii) to the extent reasonably requested, assist Parent and the Debt Financing Parties in their preparation of (A) any bank information memoranda and related lender presentations, (B) any offering memoranda or private placement memoranda, (C) materials for rating agency presentations and (D) other customary marketing materials, including reviewing and commenting on Parent’s draft of business description with respect to the Company and its Subsidiaries, all as required or contemplated in connection with the Debt Financing; provided that any such materials that include disclosure and financial statements with respect to the Company shall only reflect the Surviving Corporation as the obligor(s) and no such bank information memoranda, lender presentations or materials shall be issued by the Company or its Subsidiaries (but, for the avoidance of doubt, shall include authorization letters delivered by the Company with respect to its own information);

(iv) (A) to the extent reasonably requested, assist and provide customary information to assist Parent in allowing Parent to prepare pro forma financial statements customarily included in offering documents for non-convertible high yield debt securities, it being understood that Parent, and not the Company or its Subsidiaries or their respective Representatives, shall be responsible for the preparation of the pro forma financial statements and any other pro forma information, including any pro forma adjustments and the Company’s, its Subsidiaries’ and their Representatives’ assistance shall relate solely to the financial information and data that can be reasonably derived from the Company’s historical books and records or other readily available data or information and the Company, its Subsidiaries and their Representatives shall not be responsible for providing any information required for the preparation of such pro forma financial statements relating to (1) cost savings, synergies, capitalization, ownership, and other post-Closing or pro forma adjustments (and the assumptions relating thereto) or (2) other information, data and assumptions concerning the assumptions underlying such post-Closing or pro forma adjustments, and (B) direct and facilitate the Company’s auditors to provide (x) customary comfort letters (including “negative assurance” comfort) with respect to historical financial information of the Company included in any offering documents relating to Debt Financing that consists of non-convertible high yield debt securities and (y) if required, customary consents to the use of their audit reports on the consolidated financial statements of the Company in any syndication, offering or other marketing documents relating to the Debt Financing, in each case subject to such auditors’ policies and procedures and applicable auditing standards;

(v) at least four (4) Business Days prior to the Closing Date, provide Parent all documentation and other information with respect to the Company and its Subsidiaries as shall have been reasonably requested in writing by Parent at least nine (9) Business Days prior to the Closing Date that is required in connection with the Debt Financing by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act and, if the Company or any of its Subsidiaries qualifies as “legal entity customers” under the Beneficial Ownership Regulation (as defined in the Debt Letters), a Beneficial Ownership Certification (as defined in the Debt Letters) and that are required by paragraph 6 of Exhibit D of the Debt Letters (as in effect on the date of this Agreement);

(vi) reasonably facilitate the pledging of collateral, including any possessory collateral (provided that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing and (B) the effectiveness thereof shall be conditioned upon, or become operative at the Effective Time);

(vii) assist with the preparation of any definitive financing documents as may be reasonably requested by Parent by providing information for the completion of any schedules thereto, solely to the extent such materials relate to information concerning the Company and its Subsidiaries; and

(viii) arranging for, and executing and delivering, customary prepayment notices in respect of the Credit Facilities on the Closing Date;

provided that (i) no such cooperation shall be required to the extent that it would (A) require the Company, its Subsidiaries or their Representatives to take any action that in the good faith judgment of the Company unreasonably interferes with the ongoing business or operations of the Company and/or its Subsidiaries, (B) require the Company or any of its Subsidiaries to incur any fee, expense or other liability prior to the Effective Time for which it is not promptly reimbursed or indemnified by Parent as set forth in clause (f) below, (C) cause or be reasonably expected to cause any representation or warranty in this Agreement to be breached, (D) cause or be reasonably expected to cause any condition to Closing to fail to be satisfied or otherwise cause any breach of this Agreement, (E) be reasonably expected to cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability or (F) cause or be reasonably expected to cause any breach of any applicable Law or any Contract to which the Company or any of its Subsidiaries is a party and (ii) the Company and its Subsidiaries shall not be required to enter into, execute, or approve any agreement or other documentation prior to the Closing or agree to any change or modification of any existing agreement or other documentation that would be effective prior to the Closing (other than the execution of customary authorization and representation letters and the notices referred to in Section 7.3(d)(viii) and, to the extent requested by Parent in accordance therewith, Section 7.12). Notwithstanding anything to the contrary contained herein, any breach by the Company or its Subsidiaries of their respective obligations under this Section 7.3(d) shall not constitute a breach of this Agreement or a breach for purposes of Article IX or a breach of the condition set forth in Section 8.2(b).

Notwithstanding anything to the contrary in this Section 7.3(d), nothing will require the Company to provide any (1) pro forma financial statements, projections or other prospective information, (2) description of all or any portion of the Debt Financing, any “description of notes” or “description of other indebtedness”, or other information customarily provided by the Debt Financing Parties or their counsel, (3) projections, risk factors or other forward-looking statements relating to all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure, (4) “segment” financial information, including any required by Regulation S-K Item 101(b) and FASB ASC Topic 280, and separate Subsidiary financial statements, (5) any financial statements or other information required by Rules 3-09, 3-10 or 3-16, 13-01 or 13-02 of Regulation S-X, Regulation S-K Item 302 or for any period prior to January 1, 2019, (6) information regarding officers or directors prior to consummation of the Merger (except biographical information if any of such persons will remain officers or directors after consummation of the Merger), executive compensation and related party disclosure or any Compensation Discussion and Analysis or information required by Item 302 (to the extent not so provided in SEC filings) or 402 of Regulation S-K under the Securities Act and any other information that would be required by Part III of Form 10-K (except to the extent previously filed with the SEC), (7) information regarding affiliate transactions that may exist following consummation of the Merger (unless the Company or any of its Subsidiaries was party to any such transactions prior to consummation of the Merger), (8) information regarding any post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments, (9) information necessary for the preparation of any projected or forward-looking financial statements or information that is not derivable without undue effort or expense by the Company from the books and records of the Company or any of its Subsidiaries or (10) any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act (“Excluded Information”).

(e) The Company hereby consents to the use of the logos of the Company and its Subsidiaries in connection with the arrangement of the Debt Financing; provided that such logos are used solely in a manner that is not intended, or that is not reasonably likely, to harm or disparage its or their reputation or goodwill.

(f) All such cooperation or assistance contemplated by this Section 7.3 and cooperation, assistance or transactions contemplated by Section 7.12 shall be at Parent’s sole cost and expense. Parent shall promptly, upon written notice by the Company, reimburse the Company for any out-of-pocket costs and expenses incurred by it or any of its Subsidiaries in connection with the Debt Financing, their cooperation or assistance to obtain the Debt Financing (including attorneys’ fees) and any cooperation, assistance or transactions pursuant to Section 7.12, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, liabilities, expenses, claims, suits, actions or damages suffered or incurred by them in connection with the Debt Financing, any cooperation or assistance contemplated by this Section 7.3 or cooperation, assistance or transactions contemplated by Section 7.12 or, in each case, any information utilized in connection therewith, except to the extent determined by a court of competent jurisdiction in a final and non-appealable order, to have resulted from any willful misconduct, gross negligence or bad faith of the Company or its Subsidiaries.

Section 7.4 Public Announcements. The initial press release with respect to the execution of this Agreement and the transactions contemplated hereby shall be a joint press release. Thereafter, so long as this Agreement is in effect, neither Parent nor the Company, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other public statement relating to the Merger or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement, in which event such Party shall provide, on a basis reasonable under the circumstances, an opportunity to the other Party to review and comment on such press release or other announcement in advance, and shall consider such comments in good faith. None of the limitations set forth in this Section 7.4 shall apply to any disclosure of any information (a) as contemplated by Section 5.2 and Section 5.3 in connection with the Proxy Statement and Company Meeting, (b) made or proposed to be made by the Company in connection with a Company Acquisition Proposal, a Superior Proposal, a Company Adverse Recommendation Change or an Intervening Event or any action taken pursuant thereto, in each case, that does not violate Section 7.2 (or made or proposed to be made by Parent in response thereto), (c) in connection with any Proceeding between the Parties relating to this Agreement, (d) to any Governmental Authority in connection with the filings, notices, petitions, statements, registrations, submissions of information, applications and other documents contemplated by Section 7.1 or (e) consistent with previous press releases, public disclosures or public statements previously made by Parent or the Company in compliance with this Section 7.4.

Section 7.5 Notices of Certain Events. Each of the Company and Parent shall promptly notify and provide copies to the other of (a) any written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, (b) any material written notice or other communication from any Governmental Authority or securities exchange in connection with the Merger or the other transactions contemplated by this Agreement or (c) any Proceeding or investigation, commenced or, to its Knowledge, threatened against, the Company or any of its Subsidiaries or Parent or any of its Subsidiaries relating to this Agreement, the Merger or the other transactions contemplated hereby.

Section 7.6 Access to Information.

(a) From and after the date of this Agreement until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with Article IX, upon reasonable advance notice and subject to applicable Law, the Company shall (and shall cause its Subsidiaries to) afford to Parent, its Affiliates, its Representatives and the Debt Financing Parties reasonable access during normal business hours, to all of its and its Subsidiaries’ properties, books, Contracts, commitments, records, officers and employees and, during such period each Party shall (and shall cause its Subsidiaries to) furnish to the other Party all other information concerning it, its Subsidiaries and each of their respective businesses, properties and personnel as the requesting Party may reasonably request; provided that the Company may restrict the foregoing access and the disclosure of information to the extent that, in its good faith judgment, (i) any Law applicable to the Company or its Subsidiaries requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) the information is subject to confidentiality obligations to a Third Party, (iii) disclosure of any such information or document could result in the loss of attorney-client privilege or (iv) such access would unreasonably disrupt the operations of the Company or any of its Subsidiaries; provided, in the case of each of clauses (i), (ii) and (iii) above, that the Company shall give Parent notice of any information so withheld and the Parties shall reasonably cooperate in seeking to allow disclosure of such information in a manner that would not violate applicable Law, breach such confidentiality obligations or cause the loss of such attorney-client privilege.

(b) With respect to the information disclosed pursuant to Section 7.6(a), each of Parent and the Company shall comply with, and shall cause such party’s Representatives to comply with, all of its obligations under the Confidentiality Agreement, which agreement shall remain in full force and effect in accordance with its terms.

Section 7.7 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall use reasonable best efforts to take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 7.8 Stock Exchange De-listing; Exchange Act Deregistration. Parent shall, with the reasonable cooperation of the Company, take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Company Stock from the NYSE and the deregistration of the Company Stock and other securities of the Company under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.9 Stockholder Litigation. Each Party shall promptly notify the other Party in writing of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement that is brought against such Party, its Subsidiaries and/or any of their respective directors and shall keep the other Party informed on a reasonably current basis with respect to the status thereof. The Company shall give Parent (a) the right to review and comment on all filings or responses to be made by the Company in connection with any such litigation (and the Company shall in good faith take such comments into account) and (b) the opportunity to participate, at its expense and subject to a customary joint defense agreement, in the defense or settlement of any such litigation, and the Company shall not settle, or offer to settle, any such litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). Without limiting in any way the Parties’ obligations under Section 7.1, each of the Company and Parent shall, and shall cause their respective Subsidiaries to, cooperate in the defense or settlement of any litigation contemplated by this Section 7.9.

Section 7.10 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any other transaction contemplated hereby and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other transactions contemplated hereby. Unless this Agreement is otherwise terminated pursuant to Section 9.1, no Company Adverse Recommendation Change shall change, or be deemed to change, the approval of the Company Board for purposes of causing any Takeover Statute to be inapplicable to the Merger or the other transactions contemplated hereby.

Section 7.11 Transfer Taxes. Except as contemplated by Section 2.8(b)(i), all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) that are imposed in connection with the transactions contemplated by this Agreement (including any real property transfer tax and any similar Tax) shall be paid by the Company when due, and the Company shall, at its own expense, file (or cause to be filed) all necessary Tax Returns and other documentation with respect to all such Taxes and fees.

Section 7.12 Existing Notes. Between the date of this Agreement and the Effective Time:

(a) Parent, Merger Sub or any of their Affiliates may, or may request in writing the Company to, in which case the Company shall use its reasonable best efforts to, commence as promptly as practicable following receipt of such request, a consent solicitation to amend, eliminate or waive (other than the waiver of the condition that any proposed amendments shall not become operative until the Effective Time) certain sections of the applicable Existing Indenture as specified by Parent (a “Consent Solicitation”), with respect to some or all of the outstanding Existing Notes on such terms and conditions, including with respect to consent fees (such fees to be paid by Parent consistent at all times with Section 7.3(f)), that are proposed by Parent; provided that Parent shall be responsible for the preparation of the consent solicitation statement, supplemental indenture and other related documents in connection with such Consent Solicitation (the “Consent Solicitation Documents”) and shall consult with the Company and afford the Company a reasonable opportunity to review and comment upon the Consent Solicitation Documents and Parent will give reasonable consideration to the comments, if any, raised by the Company. The Company shall use its reasonable best efforts to provide and shall use its reasonable best efforts to cause its respective Representatives to provide all cooperation reasonably requested by Parent in connection with the Consent Solicitation, including appointing a solicitation agent selected by Parent and reasonably acceptable to the Company (with any compensation for such agent to be paid by Parent consistent at all times with Section 7.3(f)). Promptly following the expiration of a Consent Solicitation, provided that the requisite consents in respect to such Consent Solicitation have been received from the holders of the applicable Existing Notes (including from persons holding proxies from such holders) has been received and certified by the solicitation agent, the Company shall execute (or cause to be executed) a supplemental indenture (the “Supplemental Indenture”) to the Existing Indenture reflecting the amendments of the Existing Indenture contemplated in the Consent Solicitation Documents, and shall use commercially reasonable efforts to cause the trustee under such indenture to enter into such supplemental indenture; provided, however, that notwithstanding the fact that a Supplemental Indenture may be entered into earlier, the proposed amendments set forth therein shall not become operative unless and until the Effective Time has occurred. The form and substance of the Supplemental Indenture shall be reasonably satisfactory to Parent and the Company;

(b) Parent, Merger Sub or any of their Affiliates may, or may request in writing the Company to, in which case the Company shall use its reasonable best efforts to, as promptly as practicable following receipt of such request, commence an offer to purchase, including any “Change of Control Offer” and/or any tender offer as specified by Parent, with respect to some or all of the outstanding Existing Notes, on such terms and conditions, including pricing terms, that are proposed, from time to time, by Parent and reasonably acceptable to the Company (“Debt Tender Offer”), and Parent shall assist the Company in connection therewith; provided that Parent shall be responsible for preparation of the offer to purchase, related letter of transmittal, supplemental indenture and other related documents in connection with such Debt Tender Offer (the “Debt Tender Offer Documents”) and shall consult with the Company and afford the Company a reasonable opportunity to review and comment upon the Debt Tender Offer Documents and the material terms and conditions of the Debt Tender Offer and Parent will give reasonable consideration to the comments, if any, raised by the Company. The terms and conditions specified by Parent for the Debt Tender Offer shall be in compliance with the applicable Existing Indenture, the requirements of the Exchange Act and the Securities Act including, as applicable, Rule 14e-1 promulgated under the Exchange Act (“Rule 14e-1”), the Trust Indenture Act of 1939, as amended (the “TIA”), and any other applicable Law, it being understood that the Company shall not be required to take any action that, in the good faith judgment of the Company and after consultation with Company counsel, does not comply with the applicable Existing Indenture, the Exchange Act or the Securities Act (including Rule 14e-1), the TIA, if applicable, or other applicable Law. The closing of a Debt Tender Offer, if any, shall be expressly conditioned on, and subject to the occurrence of, the Closing, and in accordance with the terms of the Debt Tender Offer, provided that the Parent has (or has caused to be) provided to the Company cash funds sufficient for such purposes (and for the payment of any related consent fees and other related fees and expenses) in accordance with clause (e) below, the Company shall accept for purchase and purchase the applicable Existing Notes properly tendered and not properly withdrawn in the Debt Tender Offer (provided that the proposed amendments set forth in any Debt Tender Offer Document may not become effective unless and until the Closing has occurred). The Company shall use its reasonable best efforts to provide and shall use its reasonable best efforts to cause its respective Representatives to provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offer, including appointing a dealer manager selected by Parent and reasonably acceptable to the Company (with any compensation to such dealer manager to be paid by Parent consistent at all times with Section 7.3(f));

(c) Parent, Merger Sub or any of their Affiliates may, or may request in writing the Company to, in which case the Company shall use its reasonable best efforts to, as promptly as practicable following receipt of such request, deliver a notice to each holder of the Existing Notes, in accordance with the applicable Existing Indenture, with respect to a Change of Control Offer (as defined in the applicable Existing Indenture) for the repurchase, on and subject to the occurrence of a Change of Control Payment Date (as defined in the applicable Existing Indenture), to be mutually agreed by Parent and the Company, of all of the Existing Notes then outstanding and otherwise comply with the applicable Existing Indenture with respect to such Change of Control Offer; provided that such Change of Control Offer shall be expressly conditioned on the Closing; and

(d) if and to the extent Parent notifies the Company in writing that it elects to redeem any of the Existing Notes at or after the Effective Time, the Company shall use its reasonable best efforts to, as promptly as practicable following receipt of such notification (i) facilitate the delivery of a notice of redemption on the Closing Date (or so long as such notices are expressly permitted to be provided under the applicable Existing Indenture on a conditional basis subject to the occurrence of the Effective Date (and so provide as such), prior to the Closing Date) pursuant to the applicable Existing Indenture in accordance with the terms of the applicable Existing Indenture and (ii) facilitate and effect on the Closing Date the satisfaction and discharge of each applicable Existing Indenture in accordance with the terms thereof; provided that nothing shall require the Company or any of its Subsidiaries to (x) pay or deposit any amounts necessary for the Company to redeem the Existing Notes, (y) give any notice of redemption prior to the Closing Date unless the applicable Existing Indenture expressly permits such a notice may be provided on a conditional basis subject to the occurrence of the Effective Date or (z) cause the delivery of any legal opinions or reliance letters from the Company or any of its Subsidiaries or their respective counsel or any certificates or representations from the Company or any of its Subsidiaries (other than any officer’s certificate of the Company required under any applicable Existing Indenture to effect the giving of any such notice of redemption or satisfaction and discharge on the Closing Date, which shall be executed by an officer of the Company that shall be an officer on and following the Closing Date).

(e) At or prior to the Effective Time, Parent shall provide (or cause to be provided) to the Company funds in an amount equal to the amount necessary for the Company (i) to repay and discharge in full all amounts outstanding in respect of the Existing Notes which Parent has elected to redeem or otherwise discharge, (ii) to purchase such Existing Notes that Parent elects to accept for purchase pursuant to one or more Debt Tender Offers and/or (iii) to pay consent fees payable in connection with any Consent Solicitation, in each case pursuant to this Section 7.12.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1 Conditions to Obligations of Each Party. The obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the mutual consent of Parent and the Company):

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(b) Antitrust Approvals. Any waiting period (and extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement, and any agreement between a Party and a Governmental Authority not to consummate the transactions contemplated by this Agreement, shall have expired or been terminated and the clearances, approvals and consents required to be obtained under the Competition Laws of the jurisdictions set forth in Section 8.1(b) of the Company Disclosure Letter (the “Ex-U.S. Approvals”) shall have been obtained.

(c) Regulatory Approvals. Each of (i) the FERC Approval, (ii) the CFIUS Approval, (iii) the NJDEP Approval and (iv) the consents of the FCC set forth in Section 8.1(c)(iv) of the Company Disclosure Letter (the “FCC Consents”) shall have been made or obtained and shall be effective.

(d) Statutes and Injunctions. No Law or Order (whether temporary, preliminary or permanent) shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Merger by any Governmental Authority of competent jurisdiction that prohibits or makes illegal the consummation of the Merger.

Section 8.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by Parent):

(a) Representations and Warranties. The representations and warranties of the Company (i) contained in the first two sentences (other than clause (b) of the second sentence) of Section 3.1 (Corporate Existence and Power), Section 3.2 (Corporate Authorization), Section 3.5 (Capitalization) (other than clauses (a), (b) and (d)) and Section 3.21 (Finders’ Fees, etc.) shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality or “Company Material Adverse Effect”, in which case such representations and warranties shall be true and correct in all respects), in each case at and as of the date hereof and at and as of the Closing as if made at and as of the Closing (except representations and warranties that by their terms speak specifically as of another specified time, in which case such representations and warranties shall be so true and correct as of such time), (ii) contained in clauses (a), (b) and (d) of Section 3.5 (Capitalization) shall be true and correct in all respects, except for de minimis inaccuracies, in each case at and as of the date hereof and at and as of the Closing as if made at and as of the Closing, (iii) contained in Section 3.10(a) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing as if made at and as of the Closing and (iv) contained in Article III (other than the representations and warranties described in clauses (i) through (iii) above) shall be true and correct in all respects (disregarding all materiality and “Company Material Adverse Effect” qualifiers contained therein), in each case at and as of the date hereof and at and as of the Closing as if made at and as of the Closing (except representations and warranties that by their terms speak specifically as of another specified time, in which case such representations and warranties shall be true and correct in all respects as of such time), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects its covenants and obligations under this Agreement required to be performed by it at or prior to the Closing.

(c) Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.

(d) Company Certificate. The Company shall have delivered to Parent and Merger Sub a certificate signed by an executive officer of the Company certifying on behalf of the Company, and not in such officer’s personal capacity, that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

(e) FIRPTA Certificate. The Company shall have delivered to Parent a duly executed certificate from the Company, dated as of the Closing Date, complying with the provisions of Treasury Regulations Section 1.1445-2(c)(3), together with a draft notice to be provided to the Internal Revenue Service by Parent in accordance with the provisions of Treasury Regulations Sections 1.897-2(h)(2).

Section 8.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the Company):

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects (disregarding all materiality qualifiers contained therein), in each case at and as of the date hereof and at and as of the Closing as if made at and as of the Closing (except representations and warranties that by their terms speak specifically as of another specified time, in which case such representations and warranties shall be true and correct in all respects as of such time), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, impair, prevent or delay in any material respect the ability of Parent or Merger Sub to perform their obligations under this Agreement.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects their covenants and obligations under this Agreement required to be performed by them at or prior to the Closing.

(c) Parent Certificate. Parent shall have delivered to the Company a certificate signed by an executive officer of Parent certifying on behalf of Parent, and not in such officer’s personal capacity, that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (except as otherwise stated below):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Effective Time shall not have occurred on or before the date that is three-hundred and sixty four (364) days following the date of this Agreement (the “End Date”); provided that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to a Party if the failure of the Effective Time to occur before the End Date was primarily due to such Party’s breach of any of its obligations under this Agreement;

(ii) if (A) any Law has been promulgated or enacted that prohibits or makes illegal the consummation of the Merger or (B) there shall have been issued an Order by a Governmental Authority of competent jurisdiction permanently prohibiting the consummation of the Merger and such Order shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the promulgation, enactment or issuance of such Law or Order was primarily due to such Party’s breach of any of its obligations under this Agreement; or

(iii) the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(c) by Parent:

(i) if a Triggering Event shall have occurred; or

(ii) if the Company shall have breached or failed to perform any of its (A) representations or warranties or (B) covenants or agreements set forth in this Agreement, in each case which breach or failure to perform (x) would give rise to the failure of a condition to the Merger set forth in Section 8.2(a) or Section 8.2(b) and (y) is incapable of being cured by the Company during the thirty (30)-day period after written notice from Parent of such breach or failure to perform, or, if capable of being cured during such thirty (30)-day period, shall not have been cured by the earlier of the end of such thirty (30)-day period and the End Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(c)(ii) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or agreements such that the Company has the right to terminate this Agreement pursuant to Section 9.1(d)(i);

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its (A) representations or warranties or (B) covenants or agreements set forth in this Agreement, in each case which breach or failure to perform (x) would give rise to the failure of a condition to the Merger set forth in Section 8.3(a) or Section 8.3(b) and (y) is incapable of being cured by Parent and Merger Sub during the thirty (30)-day period after written notice from the Company of such breach or failure to perform, or, if capable of being cured during such thirty (30)-day period, shall not have been cured by the earlier of the end of such thirty (30)-day period and the End Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(i) if the Company is then in breach of any of its representations, warranties, covenants or agreements such that Parent has the right to terminate this Agreement pursuant to Section 9.1(c)(ii);

(ii) if, prior to the receipt of the Company Stockholder Approval, (A) the Company Board authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by, and subject to the terms and conditions of, Section 7.2, (B) substantially concurrently with the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement providing for such Superior Proposal and (C) prior to or concurrently with such termination, the Company pays to Parent (or one or more of its designees) in immediately available funds the Company Termination Fee; or

(iii) if (A) all of the conditions set forth in Article VIII have been satisfied (except for (x) any conditions that by their nature can only be satisfied on the Closing Date, but which shall then be capable of satisfaction if the Closing were to occur on such date and (y) any conditions set forth in Section 8.3 that have been waived by the Company), (B) Parent and Merger Sub fail to consummate the Merger on the date that the Closing should have occurred pursuant to Section 2.2, (C) the Company has notified Parent in writing that all of the conditions set forth in Article VIII have been satisfied or, with respect to the conditions set forth in Section 8.3, waived (or would be satisfied or waived if the Closing were to occur on the date of such notice) and it stands ready, willing and able to consummate the Merger at such time; and (D) the Merger shall not have been consummated within three (3) Business Days following the delivery of such notice.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement by either Parent or the Company as provided in Section 9.1, written notice thereof shall forthwith be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination is made. In the event of the termination of this Agreement in compliance with Section 9.1, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party), other than this Section 9.2, the last sentence of Section 7.3(f), Section 7.6(b), Section 9.3, and Article X, which provisions shall survive such termination; provided, however, that, subject to Section 9.3 (including, for the avoidance of doubt, the Parent Liability Limit), nothing in this Section 9.2 shall relieve any Party from liability for fraud or Willful Breach of this Agreement prior to such termination or the requirement to make any payment required pursuant to Section 9.3. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement or Section 2(b) and 2(c) of the Equity Commitment Letter, which shall continue in full force and effect in accordance with their terms.

Section 9.3 Termination Fees; Expenses.

(a) In the event that this Agreement is validly terminated by Parent pursuant to Section 9.1(c)(i) or in the event that this Agreement is terminated by the Company pursuant to Section 9.1(d)(ii), then, in each case, the Company shall pay to Parent (or one or more of its designees), by wire transfer of immediately available funds, a fee in the amount of $81,300,000 (the “Company Termination Fee”) at or prior to the termination of this Agreement in the case of a termination pursuant to Section 9.1(d)(ii) or as promptly as practicable (and, in any event, within two (2) Business Days following such termination) in the case of a termination pursuant to Section 9.1(c)(i).

(b) In the event that this Agreement is validly terminated by the Company or Parent pursuant to Section 9.1(b)(iii), then the Company shall pay to Parent (or one or more of its designees) by wire transfer of immediately available funds an amount equal to that required to reimburse Parent, Merger Sub and their respective Affiliates of all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including all fees and expenses of financing sources, counsel, accountants, investment banks, advisors and consultants to Parent and Merger Sub) at or prior to the time of such termination, up to $6,000,000.

(c) In the event that this Agreement is validly terminated by the Company or Parent pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii), or in the event that this Agreement is terminated by Parent pursuant to Section 9.1(c)(ii), and, in each case, (i) at any time after the date of this Agreement and prior to such termination, a Company Acquisition Proposal has been made to the Company and publicly announced or disclosed (and such Company Acquisition Proposal has not been publicly withdrawn in a bona fide manner prior to the earlier of (x) the date of the Company Meeting (including any adjournments or postponements thereof) and (y) the date of such termination) and (ii) within twelve (12) months after such termination, the Company (A) consummates a transaction with respect to a Company Acquisition Proposal or (B) enters into a definitive agreement with respect to a Company Acquisition Proposal and such Company Acquisition Proposal is subsequently consummated, then, in any such event, the Company shall pay to Parent (or one or more of its designees), by wire transfer of immediately available funds, the Company Termination Fee, reduced by any amount previously paid under Section 9.3(b) within two (2) Business Days following the consummation of such transaction arising from such Company Acquisition Proposal; provided, however, that for purposes of the definition of “Company Acquisition Proposal” in this Section 9.3(c), references to “15%” and “85%” shall be replaced by “50%”.

(d) In the event that this Agreement is validly terminated by the Company pursuant to Section 9.1(d)(i) or Section 9.1(d)(iii), or in the event that this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b)(i) and at such time the Company could have terminated this Agreement pursuant to Section 9.1(d)(i) or Section 9.1(d)(iii) then, in each case, Parent shall pay to the Company, by wire transfer of immediately available funds, a fee in the amount of $162,600,000 (the “Reverse Termination Fee”) as promptly as practicable (and, in any event, within two (2) Business Days following such termination).

(e) If the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 9.3, and, in order to obtain such payment, the other Party commences a suit that results in a judgment against such Party for any amount due pursuant to this Section 9.3, then such Party shall pay the other Party its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 9.3 from the date such payment was required to be made until the date of payment at the annual rate of five percent (5%) plus the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made (or such lesser rate as is the maximum permitted by applicable Law) (any such amount, the “Enforcement Expenses”); provided that in no event shall the Enforcement Expenses payable by the Company, on the one hand, or the Enforcement Expenses payable by Parent and Merger Sub, on the other hand, exceed $5,000,000 in the aggregate. The Parties acknowledge that (i) the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, (ii) each of the Company Termination Fee, the Reverse Termination Fee and the Enforcement Expenses is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the Parties would not enter into this Agreement. All payments under this Section 9.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent or the Company, as applicable. In no event shall the Company Termination Fee or the Reverse Termination Fee be payable more than once.

(f) Notwithstanding anything in this Agreement to the contrary, (i) in the event that this Agreement is terminated under circumstances in which the Company Termination Fee is payable pursuant to this Section 9.3, Parent’s right to terminate this Agreement and receive payment of the Company Termination Fee and, if applicable, the Enforcement Expenses, shall be the sole and exclusive remedy of Parent, Merger Sub, the Debt Financing Source Parties or any of their respective Affiliates and any of their respective, former, current or future stockholders, directors, officers, employees, Affiliates or Representatives (the “Parent Related Parties”) against the Company, its Subsidiaries and any of their respective former, current or future stockholders, directors, officers, employees, Affiliates or Representatives (the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise (including in the event of a fraud or Willful Breach), and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, (ii) in the event that this Agreement is terminated under circumstances where the Reverse Termination Fee is payable pursuant to this Section 9.3, subject to Section 10.12, the payment of the Reverse Termination Fee and, if applicable, the Enforcement Expenses, shall be the sole and exclusive remedy of the Company Related Parties against any of the Parent Related Parties for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise (including in the event of a fraud or Willful Breach), and upon payment of such amount, none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, (iii) the maximum aggregate liability of Parent and Merger Sub under this Agreement in the event Parent or Merger Sub fails to consummate the transactions contemplated by this Agreement or otherwise fails to comply with or breaches any covenant or other obligation or representation or warranty in this Agreement (including in the event of a fraud or Willful Breach) shall not exceed an aggregate amount greater than the sum of (A) the amount of the Reverse Termination Fee and (B) $7,000,000 (such sum, the “Parent Liability Limit”) and (iv) in no event will the Company or any other Company Related Party seek or obtain, nor will they permit any of their Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Parent Related Party with respect to this Agreement or the Equity Commitment Letter or the transactions contemplated hereby and thereby (including any breach by the Sponsor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated hereby or thereby or any claims or actions under applicable Laws arising out of any such breach, termination or failure (including in the event of a fraud or Willful Breach), other than from Parent or Merger Sub pursuant to this Agreement or the Sponsor or the Equity Investor (as defined in the Equity Commitment Letter) pursuant to the Equity Commitment Letter; provided that nothing in clauses (ii) through (iv) above shall limit, abridge or otherwise modify (A) any remedies available to the Company under the Confidentiality Agreement or (B) any obligations of Parent pursuant to the last sentence of Section 7.3(f). For the avoidance of doubt, while the Company may pursue both a grant of specific performance and the payment of the Reverse Termination Fee, under no circumstances shall the Company be permitted or entitled to receive both (A) a grant of specific performance and (B) the payment of the Reverse Termination Fee, any Enforcement Expenses or any monetary damages.

ARTICLE X

MISCELLANEOUS

Section 10.1 No Survival of Representations and Warranties. None of the representations, warranties covenants and agreements in this Agreement, or in any schedule, certificate, instrument or other document delivered pursuant to this Agreement, shall survive the Effective Time or, except as provided in Section 9.2, the termination of this Agreement pursuant to Section 9.1, as the case may be. This Section 10.1 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 10.2 Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified or supplemented in any and all respects by written agreement of the Parties at any time prior to the Effective Time with respect to any of the terms contained herein; provided that after the Company Stockholder Approval is obtained, no amendment that requires further stockholder approval under applicable Law shall be made without such required further approval; provided, further, that Section 9.3, this Section 10.2, Section 10.8, Section 10.11, Section 10.12(c), Section 10.13 and Section 10.14 (and any defined term used in such Sections to the extent a modification, waiver or termination of such defined term would directly modify the substance of such Sections) shall not be amended in any manner materially adverse to the Debt Financing Source Parties without the prior written consent of the Debt Financing Source Parties. A termination of this Agreement pursuant to Section 9.1 or an amendment or waiver of this Agreement pursuant to this Section 10.2 or Section 10.3 shall, in order to be effective, require, in the case of Parent, Merger Sub and the Company, action by their respective board of directors (or a committee thereof) or sole member, as applicable.

Section 10.3 Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement of the other Parties or (c) subject to the second proviso of the first sentence of Section 10.2, waive compliance by the other Parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement. The Parties acknowledge and agree that Parent shall act on behalf of Merger Sub and the Company may rely on any notice given by Parent on behalf of Merger Sub with respect to the matters set forth in this Section 10.3.

Section 10.4 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense. Notwithstanding the foregoing, Parent shall pay any and all fees and expenses, other than the Company’s attorneys’ fees, incurred in connection with the filing by the Parties of the HSR Filing, the Ex-U.S. Filings, the FERC Application, the NJDEP Application, the CFIUS Notice and the FCC Filing.

Section 10.5 Company Disclosure Letter References. All capitalized terms not defined in the Company Disclosure Letter shall have the meanings assigned to them in this Agreement. The Company Disclosure Letter shall, for all purposes in this Agreement, be arranged in numbered and lettered parts and subparts corresponding to the numbered and lettered sections and subsections contained in this Agreement. Each item disclosed in the Company Disclosure Letter shall constitute an exception to or, as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes reference and shall also be deemed to be disclosed or set forth for the purposes of every other part in the Company Disclosure Letter relating to the Company’s representations and warranties (or covenants, as applicable) set forth in this Agreement to the extent a cross-reference within the Company Disclosure Letter is made to such other part in the Company Disclosure Letter, as well as to the extent that the relevance of such item as an exception to or, as applicable, disclosure for purposes of, such other section of this Agreement is reasonably apparent from the face of such disclosure. The listing of any matter on the Company Disclosure Letter in and of itself shall not be deemed to constitute an admission by the Company, or to otherwise imply, that any such matter is material, is required to be disclosed by the Company under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Company Disclosure Letter relating to any possible breach or violation by the Company of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Company Disclosure Letter be deemed or interpreted to expand the scope of the Company’s representations, warranties, covenants or agreements set forth in this Agreement.

Section 10.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 10.6):

if to Parent or Merger Sub, to:

c/o EQT Partners Inc.

1114 Avenue of the Americas, 45th Floor

New York, NY 10036

Attention:         Alex N. Darden

                           Juan Diego Vargas

Email:               alex.darden@eqtpartners.com

                           juandiego.vargas@eqtpartners.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:         Jai Agrawal, P.C.

                          David B. Feirstein, P.C.

                           Sarkis Jebejian, P.C.

                           Romain Dambre

Email:               jai.agrawal@kirkland.com

                          david.feirstein@kirkland.com

                          sarkis.jebejian@kirkland.com

                          romain.dambre@kirkland.com

if to the Company, to:

Covanta Holding Corporation

445 South Street

Morristown, New Jersey 07960

Attention:        Tom Kenyon

                         Matthew Mulcahy

Email:             tkenyon@covanta.com

                         mmulcahy@covanta.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention:         Jonathan E. Levitsky

                          William D. Regner

Email:               jelevitsky@debevoise.com

                           wdregner@debevoise.com

Section 10.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

Section 10.8 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein), the Company Disclosure Letter, the Equity Commitment Letter, the Voting Agreement and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between Parent and the Company and among the Parties with respect to the subject matter hereof and thereof (provided that (x) any provisions of the Confidentiality Agreement conflicting with this Agreement shall be superseded by this Agreement and (y) all standstill or similar provisions set forth in the Confidentiality Agreement shall terminate and no longer be in effect upon execution and delivery hereof) and (b) are not intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties and their respective successors and permitted assigns, except, subject to Section 9.3, for the rights of the Company to pursue, on behalf of the holders of Company Stock, damages (including damages incurred or suffered by the holders of Company Stock in the event such holders of Company Stock would not receive the benefit of the bargain negotiated by the Company on their behalf as set forth in this Agreement) in the event of Parent’s or Merger Sub’s breach of this Agreement, and the rights of the holders of Company Stock to, following the Effective Time, receive the Merger Consideration in accordance with Article II; provided that notwithstanding the foregoing, following the Effective Time, the provisions of Section 6.2 shall be enforceable by each Company Indemnified Party hereunder and his or her heirs and his or her representatives; provided, further, that (i) the Debt Financing Parties and each of their respective Affiliates and their respective current, former and future direct or indirect equity holders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, assignees or representatives (each, a “Debt Financing Source Party”, collectively, the “Debt Financing Source Parties”) shall be express third-party beneficiaries with respect to Section 9.3(f), Section 10.2, this Section 10.8, Section 10.11, Section 10.12(c), Section 10.13 and Section 10.14, (ii) the Parent Related Parties shall be express third-party beneficiaries with respect to Section 9.3(f) and (iii) the Company Related Parties shall be express third-party beneficiaries with respect to Section 9.3(f).

Section 10.9 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, is not affected in a manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the Parties intend that the remedies and limitations contained in Section 9.3(e) and Section 9.3(f) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a Party’s liability or obligations hereunder or under the Equity Commitment Letter.

Section 10.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void; provided that each of Parent and Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided, further, that any assignment by Parent or Merger Sub shall not relieve Parent or Merger Sub of its obligations hereunder. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state; provided that, notwithstanding the foregoing, except as otherwise set forth in the Debt Letters as in effect as of the date of this Agreement (including as it relates to (a) the interpretation of the definition of Company Material Adverse Effect (and whether or not a Company Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representation (as defined in the Debt Commitment Letter) and whether as a result of any inaccuracy thereof Parent has the right to terminate its obligations hereunder pursuant to Section 9.1(c)(ii) or decline to consummate the Closing as a result thereof pursuant to Section 8.2(a) and (c) the determination of whether the Closing has been consummated in accordance with the terms hereof, which will, in each case, be governed by and construed in accordance with the Law of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of Laws thereof), all matters relating to the interpretation, construction, validity and enforcement (whether at law, in equity, in contract, in tort, or otherwise) against any of the Debt Financing Source Parties in any way relating to the Debt Letters or the performance thereof or the Debt Financing, shall be exclusively governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to conflicts of laws principles that would result in the application of Law of any jurisdiction other than the State of New York.

Section 10.12 Enforcement; Exclusive Jurisdiction.

(a) The rights and remedies of the Parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to the limitations in Section 9.3(f), the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the obligations to consummate the Merger, in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of Delaware without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding anything in this Agreement to the contrary, the Parties hereby acknowledge and agree that, prior to a valid termination of this Agreement in accordance with Section 9.1 the Company shall be entitled to specific performance to cause Parent to draw down the proceeds of the Equity Financing pursuant to the terms and subject to the conditions of the Equity Commitment Letter and to make the payment of the Merger Consideration (including via enforcement of the Equity Commitment Letter in accordance with its terms) and to cause the Effective Time to occur and to consummate the Closing, in each case, if, and only if, each of the following conditions has been satisfied: (A) the conditions to the Merger set forth in Article VIII have been satisfied or waived at the time when the Closing is required to occur pursuant to Section 2.2 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied and will be satisfied at the Closing), (B) the Debt Financing has been funded or will be funded at the Closing in accordance with the terms of the Debt Commitment Letter if the Equity Financing is funded, (C) Parent and Merger Sub fail to consummate the Merger at the time when the Closing is required to occur pursuant to Section 2.2, (D) the Company is ready, willing and able to consummate the Closing and the Company has irrevocably confirmed in a written notice that if specific performance is granted and the Equity Financing and the Debt Financing are funded, then the Closing will occur, and (E) Parent does not consummate the Closing within three (3) Business Days after delivery of the written notice specified in clause (D) above. The Parties’ rights in this Section 10.12 are an integral part of the transactions contemplated hereby and each Party hereby waives any objections to any remedy referred to in this Section 10.12.

(b) In addition, each of the Parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction and (iv) consents to service of process being made through the notice procedures set forth in Section 10.6.

(c) Notwithstanding anything to the contrary in this Agreement, each Party agrees (on behalf of itself and its Affiliates) that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Source Parties in any way relating to this Agreement, including any dispute arising out of the Debt Letters or the performance thereof or the Debt Financing, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York in the County of New York (and of the appropriate appellate courts therefrom).

Section 10.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY LEGAL PROCEEDING AGAINST THE DEBT FINANCING SOURCE PARTIES ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY, THE DEBT LETTERS, THE DEBT FINANCING OR THE PERFORMANCE OF SERVICES WITH RESPECT THERETO).

Section 10.14 Non-Recourse. No past, present or future Debt Financing Source Party or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Sub under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

COVANTA HOLDING CORPORATION

By:	/s/ Michael W. Ranger
Name: Michael W. Ranger
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

COVERT INTERMEDIATE, INC.

By:	/s/ Nathalie Brabers
Name: Nathalie Brabers
Title: President

By:	/s/ Ivana Milos
Name: Ivana Milos
Title: Secretary

COVERT MERGECO, INC.

By:	/s/ Nathalie Brabers
Name: Nathalie Brabers
Title: President

By:	/s/ Ivana Milos
Name: Ivana Milos
Title: Secretary

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

COVANTA HOLDING CORPORATION

ARTICLE ONE

The name of the corporation is Covanta Holding Corporation (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR

The total number of shares which the Corporation shall have the authority to issue is one thousand (1,000) shares, all of which shall be shares of Common Stock, with a par value of $0.10 per share.

ARTICLE FIVE

The directors shall have the power to adopt, amend or repeal Bylaws, except as may be otherwise be provided in the Bylaws.

ARTICLE SIX

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE SEVEN

Section 1. Limitation of Liability. To the full extent permitted by the General Corporation Law of the State of Delaware as presently or hereafter in effect, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any repeal or modification of this Article Eight shall not adversely affect any right or protection of a director of the Corporation existing immediately prior to such repeal or modification.

Section 2. Indemnification. Each person who is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation is or was serving at the request of the Board of Directors or an officer of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the full extent permitted by the General Corporation Law of the State of Delaware or any other applicable law as presently or hereafter in effect. The Corporation may, by action of the Board of Directors, provide indemnification to other employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers. The right of indemnification provided in this Section shall not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, and shall be applicable to matters otherwise within its scope irrespective of whether such matters arose or arise before or after the adoption of this Section. Without limiting the generality or the effect of the foregoing, the Corporation may adopt Bylaws, or enter into one or more agreements with any person, which provide for indemnification greater or different than that provided in this Section. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the amendment, repeal or adoption of any provisions inconsistent with this Section shall require the affirmative vote of the holders of at least 80% of the stock entitled to vote, voting together as a single class. Any amendment repeal or adoption of any provision inconsistent with this Section shall not adversely affect any right or protection existing hereunder immediately prior to such amendment repeal or adoption.

ARTICLE EIGHT

The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

Exhibit 10.1

Execution Version

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”) is made and entered into as of July 14, 2021, by and among Covert Intermediate, Inc., a Delaware corporation (“Parent”), and the stockholders of Covanta Holding Corporation, a Delaware corporation (the “Company”), listed on Schedule A hereto (each, a “Stockholder” and, collectively, the “Stockholders”). Parent and the Stockholders are referred to individually as a “Party” and collectively as “Parties”.

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Covert Mergeco, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Company, are entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) that, among other things and subject to the terms and conditions set forth therein, provides for the merger of Merger Sub with and into the Company, with the Company being the surviving entity in such merger (the “Merger”);

WHEREAS, as of the date hereof, each Stockholder is the record and/or “beneficial owner” (within the meaning of Rule 13d- 3 under the Exchange Act) of the number of shares of common stock, par value $0.10 per share, of the Company (the “Company Stock”) set forth next to such Stockholder’s name on Schedule A hereto, being all of the shares of Company Stock owned of record or beneficially by such Stockholder as of the date hereof (with respect to such Stockholder, the “Owned Shares”, and the Owned Shares together with any additional shares of Company Stock and any additional Company Securities that such Stockholder may acquire record and/or beneficial ownership of after the date hereof, such Stockholder’s “Covered Shares”);

WHEREAS, the Company Board has unanimously (a) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (b) determined that it is in the best interests of the Company and its stockholders and declared it advisable to enter into the Merger Agreement, (c) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the transactions contemplated by the Merger Agreement, including the Merger, upon the terms and subject to the conditions contained therein, (d) resolved to recommend that the Company’s stockholders approve the Merger and adopt the Merger Agreement and (e) directed that the Merger Agreement be submitted to the Company’s stockholders for their adoption; and

WHEREAS, as an inducement and condition for Parent and Merger Sub to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement with respect to such Stockholder’s Covered Shares.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.

“Expiration Time” shall mean the earliest to occur of (a) the Effective Time and (b) such date and time as the Merger Agreement shall be validly terminated pursuant to Article IX thereof.

“Transfer” shall mean (a) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any option or other Contract, arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any Covered Shares or any interest in any Covered Shares (in each case other than this Agreement), (b) the deposit of such Covered Shares into a voting trust, the entry into a voting agreement or arrangement (other than this Agreement) with respect to such Covered Shares or the grant of any proxy or power of attorney (other than this Agreement) with respect to such Covered Shares, (c) entry into any hedge, swap or other transaction or Contract which is designed to (or is reasonably expected to lead to or result in) a transfer of the economic consequences of ownership of any Covered Shares, whether any such transaction is to be settled by delivery of Covered Shares, in cash or otherwise or (d) any Contract or commitment (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) or (c) above.

2. Agreement to Not Transfer the Covered Shares.

2.1 No Transfer of Covered Shares . Until the Expiration Time, each Stockholder agrees not to Transfer or cause or permit the Transfer of any of such Stockholder’s Covered Shares, other than (a) with the prior written consent of Parent (to be granted or withheld in Parent’s sole discretion) or (b) with respect to the Covered Shares set forth on Schedule A hereto, pursuant to and as currently required by pledge arrangements with a third-party banking institution in existence as of the date of this Agreement. Any Transfer or attempted Transfer of any Covered Shares in violation of this Section 2.1 shall be null and void and of no effect whatsoever; provided, however, that any Stockholder may Transfer any such Covered Shares to (i) any other Stockholder or any Affiliate of any such Stockholder, (ii) any immediate family member (or trust solely for such immediate family member’s benefit) of such Stockholder or (iii) any charitable foundation or organization, in each case of clauses (i) through (iii), only if the transferee of such Covered Shares evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring Stockholder; provided, however, that notwithstanding anything to the contrary herein, Stockholders shall be permitted to Transfer by gift an aggregate of not more than 1,487,209 Covered Shares to any charitable foundations or organizations without any restrictions hereunder; provided, further, that any such Transfers after the date hereof pursuant to the preceding proviso by any Stockholder to the Zell Family Foundation shall not be deemed to be Covered Shares and shall not be subject to the terms and conditions of this Agreement.

2.2 Update of Beneficial Ownership Information . Promptly following the written request of Parent, or upon a Stockholder’s or any of its Affiliates’ acquisition of beneficial (as defined in Rule 13d-3 under the Exchange Act) or record ownership of additional shares of Company Stock or other Company Securities after the date hereof, such Stockholder will send to Parent a written notice setting forth the number of Covered Shares beneficially owned by such Stockholder or any of its Affiliates and indicating the capacity in which such Covered Shares are owned. Each Stockholder agrees to cause any of its Affiliates that acquires any shares of Company Stock or other Company Securities on or after the date hereof to execute an agreement in a form reasonably acceptable to Parent to be bound with respect to this Agreement with respect to such shares to the same extent such shares would be subject to this Agreement had they been acquired by such Stockholder, and such shares or other Company Securities shall be deemed Covered Shares for all purposes hereunder.

3. Agreement to Vote the Covered Shares.

3.1 Until the Expiration Time, at every meeting of the Company’s stockholders at which any of the following matters are to be voted on (and at every adjournment or postponement thereof), and on any action or approval of Company’s stockholders by written consent with respect to any of the following matters, each Stockholder shall vote (including via proxy) all of such Stockholder’s Covered Shares (or cause the holder(s) of record on any applicable record date to vote (including via proxy) all of such Stockholder’s Covered Shares):

(a) in favor of (i) the adoption of the Merger Agreement and (ii) the approval of any other matter considered and voted upon by the stockholders of the Company at the Company Meeting as contemplated as of the date hereof by Section 5.3 of the Merger Agreement; and

(b) against (i) any action or agreement that would reasonably be expected to result in a breach of the Merger Agreement or result in any condition set forth in Article VIII of the Merger Agreement not being satisfied on a timely basis, (ii) any Company Acquisition Proposal, or any other proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement and (iii) any other action, agreement or proposal which could reasonably be expected to delay, postpone or adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

3.2 Until the Expiration Time, at every meeting of the Company’s stockholders (and at every adjournment or postponement thereof), each Stockholder shall be represented in person or by proxy at such meeting (or cause the holders of record on any applicable record date to be represented in person or by proxy at such meeting) in order for the Covered Shares to be counted as present for purposes of establishing a quorum.

3.3 Each Stockholder shall execute and deliver (or cause the holders of record to execute and deliver), within 48 hours of receipt, any proxy card or voting instructions it receives that is sent to stockholders of the Company soliciting proxies with respect to any matter described in Section 3.1, which shall be voted in the manner described in Section 3.1 (with Parent to be promptly notified (and provided reasonable evidence of) such execution and delivery of such proxy card or voting instructions).

3.4 Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time a Governmental Authority enters an order restraining, enjoining or otherwise prohibiting the Stockholders from taking any action pursuant to Section 3.1, Section 3.2 or Section 3.3 of this Agreement, then (a) the obligations of each Stockholder set forth in Section 3.1, Section 3.2 or Section 3.3 of this Agreement shall be of no force and effect for so long as such order is in effect solely to the extent such order restrains, enjoins or otherwise prohibits such Stockholder from taking any such action, and (b) each Stockholder shall cause the Covered Shares to not be represented in person or by proxy at any meeting at which a vote of such Stockholder on the Merger Agreement or the transactions contemplated thereby is sought or requested.

4. Waiver of Appraisal Rights. Stockholder hereby waives all appraisal rights under Section 262 of the DGCL with respect to all of such Stockholder’s Covered Shares owned (beneficially or of record) by such Stockholder.

5. Acquisition Proposals.

5.1 From and after the date hereof until the earlier to occur of the Effective Time and the termination of the Merger Agreement in accordance with Article IX thereof (and in no event beyond November 10, 2022) (a) each Stockholder (solely in the capacity as a stockholder of the Company) shall, and shall cause its Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Third Party with respect to a Company Acquisition Proposal or any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal and (b) each Stockholder (solely in the capacity as a stockholder of the Company) shall not, and shall cause its Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage any Company Acquisition Proposal or any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal, (ii) participate in any negotiations or discussions regarding, or furnish to any Person (other than Parent, its Affiliates and their respective Representatives) any nonpublic information relating to the Company and its Subsidiaries in connection with, any Company Acquisition Proposal or any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal, (iii) otherwise cooperate or assist with, or facilitate, any inquiries, proposals, offers, discussions or negotiations that constitute, or could reasonably be expected to lead to, a Company Acquisition Proposal, (iv) encourage or recommend any other holder of Company Stock to not adopt the Merger Agreement or approve the transactions contemplated by the Merger Agreement, including the Merger, or make any public statement approving or recommending a Company Acquisition Proposal, (v) enter into any Alternative Acquisition Agreement or any voting agreement, support agreement or other similar agreement in connection with any Company Acquisition Proposal or any proposal or offer which could reasonably be expected to lead to a Company Acquisition Proposal or (vi) agree to do any of the foregoing. In addition, each Stockholder (solely in the capacity as a stockholder of the Company) agrees to notify Parent promptly (and in any event within one (1) Business Day) after receipt of any Company Acquisition Proposal, any inquiry, proposal or offer which constitutes, or could reasonably be expected to lead to a Company Acquisition Proposal or any inquiry or request for nonpublic information relating to the Company and its Subsidiaries by any Third Party who has made or would reasonably be expected to make a Company Acquisition Proposal. Such notice shall (A) indicate the identity of the Third Party who has made or could reasonably be expected to make a Company Acquisition Proposal and (B) include a copy of any relevant written documents or agreements delivered to such Stockholder or its Representatives in connection with such inquiry, proposal or offer (or, if not delivered in writing, a summary of the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request). Thereafter, such Stockholder shall keep Parent reasonably informed, on a prompt basis (and in any event within one (1) Business Day), regarding any material changes to the status and material terms of any such inquiry, proposal or offer (and shall provide Parent with a copy of any relevant written documents or agreements delivered to the Company or its Representatives that contain any material amendments thereto or any material change to the scope or material terms or conditions thereof (or, if not delivered in writing, a summary of any such material amendments or material changes)).

5.2 Notwithstanding the foregoing, if the Company is permitted, pursuant to Section 7.2(b) of the Merger Agreement, to have discussions or negotiations with respect to a Company Acquisition Proposal, each Stockholder and its Representatives shall be permitted to participate in such discussions or negotiations with the Person or group making such Company Acquisition Proposal to the same extent as the Company is permitted to do so under Section 7.2(b) of the Merger Agreement, subject to compliance by such Stockholder with the last three sentences of Section 5.1 above.

6. No Legal Action. Each Stockholder shall not, and shall cause its Representatives not to, bring, commence, institute, maintain, prosecute or voluntarily aid any claim, appeal, or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (b) alleges that the execution and delivery of this Agreement by any of the Stockholders (or their performance hereunder solely in the capacity as a stockholder of the Company) breaches any fiduciary duty of the Company Board (or any member thereof) or any duty that any of the Stockholders have (or may be alleged to have) to the Company or to the other holders of the Company Stock.

7. Fiduciary Duties. Each Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Nothing in this Agreement shall in any way attempt to limit or affect any actions taken by any of Stockholder’s or its Affiliates’ designee(s) or beneficial owner(s) serving on the Company Board or any such Stockholder or in his or her capacity as a director, officer or employee of the Company or any of its Affiliates, from complying with his or her fiduciary obligations while acting in such designee’s or beneficial owner’s capacity as a director, officer or employee of the Company. No action taken (or omitted to be taken) in any such capacity as a director, officer or employee shall be deemed to constitute a breach of this Agreement.

8. Notice of Certain Events. Each Stockholder shall notify Parent in writing promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach of the representations and warranties of such Stockholder under this Agreement or (b) the receipt by such Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement.

9. Representations and Warranties of the Stockholder. Each Stockholder hereby represents and warrants to Parent that:

9.1 Due Authority. The Stockholder has the full power and capacity to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 3.5 hereof. If the Stockholder is not a natural person, (a) the Stockholder is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation, as applicable, and (b) the execution and delivery of this Agreement, the performance of the Stockholder’s obligations hereunder, and the consummation of the transactions contemplated hereby have been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

9.2 Ownership of the Covered Shares. (a) The Stockholder is, as of the date hereof, the beneficial or record owner of such Stockholder’s Covered Shares, free and clear of any and all Liens, other than those (i) created by this Agreement or (ii) as disclosed on Schedule A hereto, and (b) the Stockholder has sole voting power over all of the Covered Shares beneficially owned by the Stockholder. Except for the Covered Shares subject to the pledge arrangements as set forth on Schedule A hereto, the Stockholder has not entered into any agreement to Transfer any Covered Shares. As of the date hereof, the Stockholder does not own, beneficially or of record, any shares of Company Stock or other voting shares of the Company (or any securities convertible, exercisable or exchangeable for, or rights to purchase or acquire, any shares of Company Stock or other voting shares of the Company) other than the Owned Shares.

9.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations under this Agreement and the compliance by the Stockholder with any provisions hereof does not and will not: (i) conflict with or violate any Laws applicable to the Stockholder, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Covered Shares beneficially owned by the Stockholder pursuant to any Contract or obligation to which the Stockholder is a party or by which the Stockholder is subject; provided, however, that the Parties acknowledge and agree that a portion of the Covered Shares are subject to existing pledge arrangements (as set forth on Schedule A hereto) and may be subject to Transfer in the event of a default under such pledge arrangements. As of the date hereof, there is no event of default (or event that with notice or lapse of time or both would become a default) under any such pledge arrangements.

(b) No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by them of the transactions contemplated hereby.

9.4 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of the Stockholder, threatened against or affecting the Stockholder that would reasonably be expected to materially impair the ability of the Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

9.5 Finders Fees. No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

10. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder that:

10.1 Due Authority. Parent has the full power and capacity to make, enter into and carry out the terms of this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. The execution and delivery of this Agreement, the performance of Parent’s obligations hereunder, and the consummation of the transactions contemplated hereby has been validly authorized, and no other consents or authorizations are required to give effect to this Agreement or the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against it in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

10.2 No Conflict; Consents.

(a) The execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations under this Agreement and the compliance by Parent with the provisions hereof do not and will not: (i) conflict with or violate any Laws applicable to Parent, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, pursuant to any Contract or obligation to which Parent is a party or by which Parent is subject.

(b) No consent, approval, order or authorization of, or registration, declaration or, except as required by the rules and regulations promulgated under the Exchange Act, filing with, any Governmental Authority or any other Person, is required by or with respect to Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

10.3 Absence of Litigation. As of the date hereof, there is no legal action pending against, or, to the knowledge of Parent, threatened against or affecting Parent that would reasonably be expected to materially impair the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

11. Miscellaneous.

11.1 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to direct any Stockholder in the voting or disposition of any of the Covered Shares, except as otherwise provided herein.

11.2 Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the Company Stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Company Stock” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

11.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the Parties.

11.4 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

11.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 11.5):

(i) if to the Stockholders, to:

Equity Group Investments

2 N. Riverside Drive, Suite 600

Chicago, Illinois 60606

Attention: Joseph Miron

Email:       jmiron@egii.com

(ii) if to Parent, to:

c/o EQT Partners Inc.

1114 Avenue of the Americas, 45th Floor

New York, NY 10036

Attention: Alex N. Darden

                 Juan Diego Vargas

Email:      alex.darden@eqtpartners.com;

                 juandiego.vargas@eqtpartners.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Jai Agrawal, P.C.

                 David B. Feirstein, P.C.

                 Sarkis Jebejian, P.C.

                 Romain Dambre

Email:      jai.agrawal@kirkland.com

                 david.feirstein@kirkland.com

                 sarkis.jebejian@kirkland.com

                 romain.dambre@kirkland.com

(iii) if to Company, to:

Covanta Holding Corporation

445 South Street

Morristown, NJ 07960

Attention: Tom Kenyon

                 Matthew Mulcahy

Email:      tkenyon@covanta.com

                 mmulcahy@covanta.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Jonathan E. Levitsky

                 William D. Regner

Email:      jelevitsky@debevoise.com

                 wdregner@debevoise.com

11.6 Enforcement; Exclusive Jurisdiction.

(a) The rights and remedies of the Parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any federal court located in the State of Delaware without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties’ rights in this 11.6 are an integral part of the transactions contemplated hereby and each Party hereby waives any objections to any remedy referred to in this Section 11.6.

(b) In addition, each of the Parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware and any federal court located in the State of Delaware, or, if neither of such courts has subject matter jurisdiction, any state court of the State of Delaware having subject matter jurisdiction and (iv) consents to service of process being made through the notice procedures set forth in Section 11.5.

11.7 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.8 Documentation and Information. Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holding of the Covered Shares, and the terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement and any other disclosure document required in connection with the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement.

11.9 Further Assurances. Each Stockholder agrees, from time to time, at the reasonable request of Parent and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonable required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

11.10 Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, each Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Covered Shares (and that this Agreement places limits on the voting and transfer of the Covered Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time.

11.11 Entire Agreement. This Agreement, including Schedule A, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. For the avoidance of doubt, nothing in this Agreement shall be deemed to amend, alter or modify, in any respect, any of the provisions of the Merger Agreement.

11.12 Reliance. Each Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

11.13 Interpretation. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any Contract or Law are to that Contract or Law, as applicable, as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof. References to “the transactions contemplated by this Agreement” or words with a similar import shall be deemed to include the Merger. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. References to any period of days will be deemed to be to the relevant number of calendar days unless otherwise specified and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. The Parties agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

11.14 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void; provided that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided, further, that any assignment by Parent shall not relieve Parent of its obligations hereunder. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

11.15 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, is not affected in a manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.16 Counterparts . This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each Party need not sign the same counterpart. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

11.17 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAW OF ANY OTHER STATE.

11.18 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement. This Section 11.18 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time or the termination of this Agreement.

11.19 Termination. This Agreement shall automatically terminate without further action by any of the Parties and shall have no further force or effect as of the earliest to occur of (a) the Expiration Time or (b) with respect to any Stockholder, the election of such Stockholder in its sole discretion to terminate this Agreement promptly following any amendment of any term or provision of the original unamended Merger Agreement dated as of the date hereof that reduces or changes the form of consideration payable pursuant to such Merger Agreement; provided that the provisions of this Article XI shall survive any such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any Party from seeking any remedies (at law or in equity) against any other Party for that Party’s breach of any of the terms of this Agreement prior to the date of termination.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

COVERT INTERMEDIATE, INC.

By:	/s/ Nathalie Brabers
Name: Nathalie Brabers
Title: President

By:	/s/ Ivana Milos
Name: Ivana Milos
Title: Secretary

[Signature Page to Voting Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

Samuel Zell Revocable Trust

By:	/s/ Samuel Zell
Name: Samuel Zell
Title: Trustee

[Signature Page to the Voting Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

Zell Family Foundation

By:	/s/ Joseph Miron
Name: Joseph Miron
Title: Secretary

SZ Investments LLC

By:	/s/ Joseph Miron
Name: Joseph Miron
Title: Vice President

EGI-Fund (05-07) Investors, LLC

By:	/s/ Joseph Miron
Name: Joseph Miron
Title: Vice President

[Signature Page to the Voting Agreement]

Schedule A

Name	Owned Shares	Address	Owned Shares Subject to Pledge Arrangement[1]
Samuel Zell Revocable	137,663	2 N. Riverside Plaza,	130,509
Trust		Suite 600
		Chicago, IL 60606
		Attention: Joseph Miron
Zell Family Foundation	100,000	2 N. Riverside Plaza,	0
		Suite 600
		Chicago, IL 60606
		Attention: Joseph Miron
SZ Investments LLC	10,921,682	2 N. Riverside Plaza,	7,734,804
		Suite 600
		Chicago, IL 60606
		Attention: Joseph Miron
EGI-Fund (05-07)	2,027,500	2 N. Riverside Plaza,	2,027,500
Investors, LLC		Suite 600
		Chicago, IL 60606
		Attention: Joseph Miron

[1]

The shares of Company Stock set forth in this column are subject to existing pledge arrangements entered into by the applicable Stockholders in connection with stock loan agreements prior to the date of this Agreement.

Exhibit 10.2

COVANTA HOLDING CORPORATION

EXCISE TAX GROSS-UP PLAN

1.

Purpose; Effective Date. The purpose of this Covanta Holding Corporation Excise Tax Gross-Up Plan (the “Plan”) is to make affected employees and directors whole for the impact of any excise tax imposed by Section 4999 of the Code with respect to certain compensation and benefits to be paid or provided in connection with the merger contemplated by the Agreement and Plan of Merger among Covanta Holding Corporation, Covert Intermediate, Inc., and Covert Mergeco, Inc., dated as of July 14, 2021 (the “Merger Agreement”). This Plan shall become effective upon, and subject to the occurrence of, the Closing of the Merger.

2.

Definitions. The following capitalized terms shall have the meanings given below when used in this Plan. Other capitalized terms used but not defined herein have the meaning ascribed to them in the Merger Agreement.

a.	“Accounting Firm” has the meaning specified in Section 4(b).

b.	“Administrator” means the Compensation Committee of the Board of Directors of the Company or its delegate.

c.	“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated or issued thereunder.

d.	“Company Group” means the Company and its Affiliates (including, after the Closing, Parent and its Affiliates).

e.	“Excise Tax” has the meaning specified in Section 4(a).

f.	“Gross-Up Payment” has the meaning specified in Section 4(a).

g.	“Merger Agreement” has the meaning specified in Section 1.

h.	“Participation Agreement” means each agreement between a Participant and the Company setting forth the terms and conditions of the Participant’s right to participate in this Plan.

i.	“Participant” means an employee of the Company or any of its Affiliates who meet the eligibility requirements set forth in Section 3.

j.	“Payment” has the meaning specified in Section 4(a).

k.	“Taxing Authority” has the meaning specified in Section 4(d).

l.	“Underpayment” has the meaning specified in Section 4(c).

3.

Eligibility; Participants. Each employee of the Company or any of its Affiliates or any member of the Board who is designated by the Administrator for participation in the Plan shall be a “Participant” in the Plan. The Company intends for each Participant to enter into a Participation Agreement substantially in the form attached hereto as Appendix A. It is the intention of the Company to offer the opportunity to participate in the Plan to all employees who may be impacted by the Excise Tax in connection with the Closing of the Merger as set forth above.

4.	Gross-Up Payments.

a.

In General. In the event it shall be determined pursuant to the procedures set forth in this Section 4 that any payment, benefit or distribution (or combination thereof) by any member of the Company Group to or for the benefit of a Participant (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the “Excise Tax”), the Participant shall be entitled to receive, and the Company shall pay the Participant, an additional cash payment (a “Gross-Up Payment”) in an amount such that after payment by the Participant of all taxes applicable to such payment (and all other payments), including, without limitation, any employment and income taxes (including any interest and penalties imposed with respect to such taxes), and Excise Tax imposed upon the aggregate Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments (including the Excise Tax imposed on the Gross-Up Payment).

b.	Accounting Firm Determinations.

i.

Subject to the provisions of Section 4(d), all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PricewaterhouseCoopers LLP (the “Accounting Firm”); provided, however, that if PricewaterhouseCoopers LLP withdraws from its provision of services to the Company with respect to this Plan, then Accounting Firm shall mean an independent nationally recognized accounting firm selected by the Company. The Accounting Firm shall provide detailed supporting calculations both to the Company and the applicable Participant within thirty (30) Business Days of the Closing or receipt of notice from the Participant or any member of the Company Group that there has been a Payment, or at such earlier time as is requested by the Company. If the Accounting Firm determines that no Excise Tax is payable by a Participant, it shall inform the Company that the Participant has substantial authority not to report any Excise Tax on his or her federal income tax return. Any determination by the Accounting Firm in accordance with this Section 4(b) shall be binding upon the Company, Parent and the applicable Participant; provided, however, that if any determination made by the Accounting Firm is inaccurate, the Company will adjust the Gross-Up Payment accordingly.

2

ii.	All fees and expenses of the Accounting Firm shall be borne solely by the Company.

c.

Payment Timing. Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by the Company to the applicable Participant, or remitted to the applicable Taxing Authority by the Company on the Participant’s behalf, within ten (10) Business Days after the Company’s receipt of the Accounting Firm’s final determination. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 4(d) and the applicable Participant thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to the Participant or remitted to the applicable taxing authority on the Participant’s behalf.

d.

Claims Procedures. Each Participant shall notify the Company in writing of any claim by the Internal Revenue Service or any state or local taxing authority (together with the Internal Revenue Service, a “Taxing Authority”) that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) Business Days after the Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Participant shall not pay such claim to the applicable Taxing Authority prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

i.	give the Company any information reasonably requested by the Company relating to such claim;

ii.

take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company (at the Company’s expense; it being understood that the Company shall have exclusive authority to select an attorney for each Participant);

iii.	cooperate with the Company in good faith in order to effectively contest such claim; and

3

iv.	permit the Company to control and participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties and legal and accounting fees and expenses) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(d), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant, on an interest-free basis, and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income (including interest or penalties with respect thereto) with respect to such advance; and provided, further, that if the Participant is required to extend the statute of limitations to enable the Company to contest such claim, the Participant may, if permitted by the applicable taxing authority, limit this extension solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to the issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issues raised by the Taxing Authority.

e.

Refunds. If, the Participant becomes entitled to receive any refund of any amount paid under this Plan, the Participant shall (subject to the Company’s complying with the requirements of Section 4(d)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 4(d), a determination is made by the applicable Taxing Authority that Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of ninety (90) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

4

5.	Miscellaneous.

a.

Assignment. This Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant shall die while any amounts would be payable to the Participant hereunder had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Participant to receive such amounts or, if no person is so appointed, to the Participant’s estate.

b.

Withholding; Section 409A. The Company Group shall have the right to deduct from all payments hereunder all taxes that it determines are required by law to be withheld therefrom. All payments under this Plan are intended to comply with or be exempt from the requirements of Section 409A of the Code and this Plan shall be interpreted accordingly. Notwithstanding anything to the contrary in this Plan, each Gross-Up Payment will be paid no later than the end of each Participant’s taxable year next following the taxable year in which the Excise Tax (or any income or other related taxes or interest or penalties thereon) on a Payment to which the Gross-Up Payment relates are remitted to the Internal Revenue Service or any other applicable Taxing Authority.

c.

Certain Assumptions. For purposes of determining the amount of the Gross-Up Payment, each Participant shall be deemed to have (i) paid federal income taxes at the highest marginal rate of federal income applicable to each Participant for the calendar year in which the Gross-Up Payment is to be made and (ii) paid applicable state and local income taxes at the highest rate of taxation applicable to each Participant for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

d.

No Right to Employment or Other Rights. Nothing in this Plan shall be construed as giving any Participant the right to be retained in the employment of the Company Group, nor shall it affect the right of Company Group to terminate the employment of a Participant. Any Participant’s participation in the Plan is not to be considered part of any normal or expected compensation.

e.

Amendment; Termination. The Company may amend this Plan at any time, provided that (i) any amendment of this Plan must be in writing, and (ii) the Company may not amend this Plan on or after the Closing in any way that adversely affects the rights of a Participant without such Participant’s written consent.

f.

Governing Law. THE VALIDITY, CONSTRUCTION, AND EFFECT OF THIS PLAN SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS (INCLUDING THOSE GOVERNING CONTRACTS) OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS. If any provision hereof shall be held by a court or arbitrator of competent jurisdiction to be invalid and unenforceable, the remaining provisions shall continue to be fully effective.

5

g.

Full Settlement. The Company’s obligation to make any payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Participants or others and shall be in full settlement of any liabilities and/or responsibilities with respect to Section 4999 of the Code.

h.

Successors. The provisions of this Plan shall be binding upon the surviving or resulting corporation in any merger, consolidation, recapitalization or similar corporate transaction (including the Merger) or the person or entity to which all or substantially all of the Company’s assets are transferred and all Participants shall have the right to enforce the Company’s obligations under this Plan against any successor.

6

Appendix A

Form of Excise-Tax Gross-Up Plan Participation Agreement

[Date]

[Name]

[Title]

Re:	Participation in Covanta Holding Corporation Excise Tax Gross-Up Plan

Dear [Name]:

Covanta Holding Corporation (the “Company”) maintains the Covanta Holding Corporation Excise Tax Gross-Up Plan (the “Plan”). I am pleased to inform you that you have been designated as an eligible participant in the Plan. All capitalized terms used and not otherwise defined in this Participation Agreement (this “Agreement”) shall have the meanings given to such terms in the Plan.

1.

Entitlement to Gross-Up Payment. The Company hereby agrees that you shall be eligible to receive a Gross-Up Payment in accordance with the terms and conditions of the Plan. As a condition to your participation in the Plan, you hereby acknowledge that a copy of the Plan has been made available to you, and you hereby agree that your entitlement to receive a Gross-Up Payment is subject to the terms and conditions of the Plan.

2.

[Noncompetition Agreement. You hereby acknowledge and agree that your entitlement to receive a Gross-Up Payment under the Plan is subject to your compliance with the post-termination non-competition covenant set forth in Annex A to this Agreement.]

3.	Amendment. No provision of this Agreement may be amended, waived, or discharged except by the mutual written agreement of the parties.

4.	Binding upon Successor. The obligations under this Agreement and the Plan shall be binding upon any successor to the Company and may be enforced against any successor to the Company by you.

5.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

COVANTA HOLDING CORPORATION		PARTICIPANT

By:
	Name:	Name:
Title: